United States
Securities and Exchange Commission
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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FEDERATED NATIONAL HOLDING COMPANY
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Federated National Holding Company
14050 N.W. 14 Street, Suite 180
Sunrise, Florida 33323

April 20, 2018

Dear Shareholder:

On behalf of the Board of Directors and management of Federated National Holding Company, you are cordially invited to join us at the 2018 Annual Shareholders Meeting to be held at 11:00 a.m. (Eastern Time) on May 31, 2018 at the DoubleTree by Hilton Hotel Sunrise – Sawgrass Mills, 13400 West Sunrise Boulevard, Sunrise, Florida 33323.

Attached to this letter are a Notice of Annual Meeting of Shareholders and Proxy Statement, which describe the business to be conducted at the meeting, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. We also will report on matters of current interest to our shareholders.

At this year’s meeting, you will be asked to:

(1)	elect four director nominees listed in the Proxy Statement;
(2)	consider and vote upon a proposal to change the Company's name to FedNat Holding Company;
(3)	consider and vote upon a proposal to approve the 2018 Omnibus Incentive Compensation Plan;
(4)	consider a non-binding advisory vote to approve the Company’s executive compensation; and
(5)	ratify the appointment of our independent registered public accounting firm for 2018.

The Board of Directors recommends that you vote FOR the nominees listed in Proposal 1 and FOR Proposals 2, 3, 4 and 5.

Your vote is important. Whether you own a few shares or many, and whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted at the meeting. You may vote your shares by proxy on the Internet, by telephone, or by completing, signing and promptly returning a proxy card, or you may vote in person at the Annual Meeting.

Thank you for your continued support of Federated National Holding Company.

Sincerely,
Bruce F. Simberg
Chairman of the Board

FEDERATED NATIONAL HOLDING COMPANY
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 31, 2018

To the Shareholders of Federated National Holding Company:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Federated National Holding Company, a Florida corporation (the “Company”), will be held at the DoubleTree by Hilton Hotel Sunrise – Sawgrass Mills, 13400 West Sunrise Boulevard, Sunrise, Florida 33323, at 11:00 a.m. (Eastern Time) on May 31, 2018 for the following purposes:

1.	To elect three Class II directors to serve until our 2021 annual meeting and one Class III director to serve until our 2020 annual meeting;
2.	To consider and vote upon a proposal to change the Company's name to FedNat Holding Company by approval of an amendment to the Company’s Amended and Restated Articles of Incorporation;
3.	To consider and vote upon a proposal to approve the 2018 Omnibus Incentive Compensation Plan;
4.	To hold a non-binding advisory vote on the Company's executive compensation;
5.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2018 fiscal year; and
6.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on April 2, 2018 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the pre-addressed envelope provided for that purpose as promptly as possible.  No postage is required if mailed in the United States.

By Order of the Board of Directors, Rebecca L. Sanchez, Corporate Secretary

Sunrise, Florida
April 20, 2018

ALL SHAREHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. THOSE SHAREHOLDERS WHO ARE UNABLE TO ATTEND ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY MAY NEVERTHELESS ATTEND THE ANNUAL MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 31, 2018.  The Company’s notice of annual meeting, proxy statement and 2017 Annual Report on Form 10-K are available on the Internet at https://materials.proxyvote.com/31422T.

FEDERATED NATIONAL HOLDING COMPANY
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 31, 2018

PROXY STATEMENT

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Federated National Holding Company (the “Board”) of proxies to be voted at our 2018 Annual Meeting of Shareholders to be held on May 31, 2018, at 11:00 a.m. (Eastern Time) at the DoubleTree by Hilton Hotel Sunrise – Sawgrass Mills, 13400 West Sunrise Boulevard, Sunrise, Florida 33323, and at any postponements or adjournments thereof.  In this proxy statement, Federated National Holding Company is referred to as the “Company,” “we,” “our” or “us.”

The approximate date that this proxy statement and the enclosed form of proxy are first being sent to our shareholders is April 12, 2018.  You should review the information provided in this proxy statement with our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is being delivered to shareholders simultaneously with this proxy statement.

GENERAL INFORMATION

Who is entitled to vote at the 2018 Annual Meeting?

Your board has set the close of business on April 2, 2018 as the record date for determining those shareholders entitled to notice of, and to vote on, all matters that may properly come before the Annual Meeting. As of the record date, the Company had approximately 13,126,480 outstanding shares of common stock entitled to notice of, and to vote at, the Annual Meeting. No other securities are entitled to vote at the Annual Meeting. Only shareholders of record on such date are entitled to notice of, and to vote at, the Annual Meeting.

What are the voting rights of shareholders?

Each shareholder of record is entitled to one vote for each share of the Company’s common stock that is owned as of the close of business on the record date on all matters to come before the Annual Meeting. Under our Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), shareholders do not have cumulative voting rights in the election of directors.

How many votes must be present to hold the Annual Meeting?

To conduct business at the Annual Meeting, a quorum must be present. The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote on the matters being considered at the Annual Meeting is necessary to constitute a quorum. For purposes of determining whether a quorum exists, we count proxies marked “withhold authority” as to any director nominee or “abstain” as to a particular proposal as being present at the meeting. Shares represented by a proxy as to which there is a “broker non-vote” (that is, where a broker holding your shares in “street” or “nominee” name indicates to us on a proxy that you have given the broker the discretionary authority to vote your shares on some but not all matters), will also be considered present at the meeting for purposes of determining whether a quorum exists.

How do I vote my shares?

We use the “Notice and Access” method of providing proxy materials to you via the Internet. We believe that this process provides you with a convenient and quick way to access your proxy materials and vote your shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. On or about April 20, 2018, we will mail to many of our shareholders a Notice of Internet Availability of Proxy Materials ("Notice") containing instructions on how to access our proxy statement and Form 10-K and vote electronically via the Internet. The Notice also contains instructions on how to receive a paper copy of your proxy materials. We will not be mailing this Notice to shareholders who had previously elected to receive notices, access our proxy materials and vote via the Internet, or who had previously elected to receive paper copies of our proxy materials.

In addition, to ensure we achieve a quorum for the Annual Meeting and facilitate voting by our shareholders, we will mail paper copies of our proxy materials to beneficial holders of at least 1,000 shares of our common stock, to shareholders who have specifically requested receipt of paper copies of our proxy materials, and to all registered holders.

To vote by mail, please sign, date and return to the Company as soon as possible the enclosed proxy card. An envelope with postage paid, if mailed in the United States, is provided for this purpose. Properly executed proxies that are received in time and not subsequently revoked will be voted as instructed on the proxies. If you vote by Internet as described above, you need not also mail a proxy to the Company.

You may vote by ballot in person at the Annual Meeting. If you want to vote by ballot, and you hold your shares in street name (that is, through a bank or broker), you must obtain a legal proxy from that organization and bring it to the Annual Meeting. Even if you plan to attend the Annual Meeting, you are encouraged to submit a proxy card or vote by Internet to ensure that your vote is received and counted. If you vote in person at the Annual Meeting, you will revoke any prior proxy you may have submitted.

Will my shares be voted if I do not provide instructions to my broker or nominee?

If you hold shares through an account with a bank or broker, the voting of the shares by the bank or broker when you do not provide voting instructions is governed by the rules of the New York Stock Exchange. In uncontested solicitations, these rules allow banks and brokers to vote shares in their discretion on “routine” matters for which their customers do not provide voting instructions. On matters considered “non-routine,” banks and brokers may not vote shares without your instruction. Shares that banks and brokers are not authorized to vote are referred to as “broker non votes.” Therefore, if you hold your shares in the name of your broker (sometimes called “street name” or “nominee name”) and you do not provide your broker with specific instructions regarding how to vote on any proposal to be voted on at the Annual Meeting, your broker will not be permitted to vote your shares on non-routine proposals. The only proposal to be voted on at the Annual Meeting that is considered a routine proposal is Proposal 5 regarding the ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2018 fiscal year. All other proposals to be voted on at the Annual Meeting are considered non-routine. Therefore, if you want your vote to be counted on any proposal to be considered at the Annual Meeting, other than Proposal 5, you must instruct your bank or broker how to vote your shares. If you do not provide voting instructions, no votes will be cast on your behalf with respect to such proposals.

What vote is required?

The election of the Board’s nominees for election to the Board of Directors at the Annual Meeting is expected to be an uncontested election. As such, as a result of the recent amendment of the Company’s Amended and Restated Bylaws (the “Bylaws”) to require that directors be elected by a majority of the votes cast, a director will be elected only if a majority of the votes cast for the director exceeds the number of votes cast against the director.

Proposal 2, the amendment to the Company’s Amended and Restated Articles of Incorporation to change the name of our Company, and Proposal 3, the approval of the Company’s 2018 Omnibus Incentive Compensation Plan, will be approved if the votes in favor of the proposal exceed the votes against the proposal. Proposal 4 is a non-binding advisory proposal.  For Proposal 5, the votes cast favoring the proposal must exceed the votes cast against the proposal.

If a shareholder provides specific voting instructions, his or her shares will be voted as instructed. If a shareholder holds shares in his or her name and returns a properly executed proxy without giving specific voting instructions, the shareholder’s shares will be voted “FOR” the Board’s nominee for directors and “FOR” the remaining proposals, as indicated below. In tabulating the votes for any particular proposal, shares that constitute broker non-votes or abstentions will not be counted as votes cast for any non-routine proposal. Thus, broker non-votes and abstentions will not be counted as votes cast “FOR” or “AGAINST” for any of the proposals except for Proposal 5.

How does the Board of Directors recommend that I vote?

Your board unanimously recommends that you vote as follows:

Proposal	Board Recommendation	For More Information, See Page

(1) Election of three Class II directors to serve until our annual meeting in 2021 and one Class III director to serve until our annual meeting in 2020	FOR EACH NOMINEE	9

(2) Change of the Company’s name to FedNat Holding Company	FOR	40

(3) Approval of the 2018 Omnibus Incentive Compensation Plan	FOR	41

(4) Non-binding advisory vote on the Company’s executive compensation	FOR	53

(5) Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2018 fiscal year	FOR	55

We will also consider other business, if any, that is properly presented at the Annual Meeting.  At the time of mailing this proxy statement, however, we are not aware of any matters to be presented at the Annual Meeting other than those described in this proxy statement.

How have the Company’s corporate governance practices been updated recently?

We have grown significantly, both in revenues and market capitalization, in recent years, and have updated our corporate governance practices, both to reflect that we are a larger company and to reflect how good corporate governance practices have evolved. We have made the following changes to our corporate governance practices:

▪	We continue to separate the roles of Chairman of the Board and Chief Executive Officer.

▪	We updated the composition of our Board so that six of our seven members are independent, and have added three new Board members since 2015.

▪	We have implemented majority voting for directors in uncontested elections.

▪	We have implemented corporate governance guidelines that memorialize our corporate governance practices and procedures.

▪	We amended the Company’s articles and bylaws to reduce the supermajority requirements to amend certain provisions or call a special meeting to a majority of shares outstanding.

▪	We adhere to the strictest definitions of “independence” in determining the members of our Compensation and Nominating committees.

We have also updated our executive compensation programs and practices to reflect evolving governance practices and shareholder feedback. Please see our Compensation Discussion and Analysis on page 21 for a full discussion of these changes.

How will my shares be voted if I mark “Abstain” on my proxy card?

We will count a properly executed proxy card marked “Abstain” as present for purposes of determining whether a quorum is present, but abstentions will not be counted as votes cast for or against any given matter.

What does it mean if I receive more than one proxy card or voting instruction form?

If you hold your shares in more than one account, you will receive a proxy card or voting instruction form for each account. To ensure that all of your shares are voted, please vote using each proxy card or voting instruction form you receive or, if you vote by Internet, you will need to enter each of your Control Numbers. Remember, you may vote by Internet or by signing, dating and returning the proxy card in the postage-paid envelope provided.

Who will solicit proxies on behalf of the Board?

Proxies may be solicited on behalf of the Board of Directors, without additional compensation, by the Company’s directors, officers and regular employees. The original solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile, electronic mail, and personal solicitation by our directors, officers or other regular employees (who will receive no additional compensation for such solicitation activities). You may also be solicited by advertisements in periodicals, press releases issued by us and postings on our corporate website. Unless expressly indicated otherwise, information contained on our corporate website is not part of this proxy statement.  We have engaged MacKenzie Partners, Inc. (“MacKenzie Partners”), 105 Madison Avenue, New York, NY 10016, to assist with the solicitation of proxies for an estimated fee of $15,000 plus expenses.

Who will bear the cost of the solicitation of proxies?

The entire cost of soliciting proxies, including the costs of preparing, assembling, printing and mailing this proxy statement, the proxy card and any additional soliciting materials furnished to shareholders, will be borne by the Company. Copies of solicitation material will be furnished to banks, brokerage houses, dealers, banks, voting trustees, their respective nominees and other agents holding shares in their names, which are beneficially owned by others, so that they may forward such solicitation material, together with our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, to beneficial owners. In addition, we will reimburse these persons for their reasonable expenses in forwarding these materials to the beneficial owners upon request.

May I attend the Annual Meeting?

Only holders of the Company’s shares as of the record date are entitled to attend the Annual Meeting. If you are a shareholder of record, please be prepared to provide proper identification, such as a driver’s license or state identification card. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification. The Company reserves the right to deny admittance to anyone who cannot adequately show proof of share ownership as of the record date. No large bags, briefcases or packages will be permitted into the Annual Meeting.

May I record or take pictures at the Annual Meeting?

No cameras, recording equipment, sound equipment or video equipment will be permitted in the meeting room.

Can the Annual Meeting date be changed?

The Annual Meeting may be adjourned or postponed without notice other than by an announcement made at the Annual Meeting, if approved by the holders of a majority of the shares represented and entitled to vote at the Annual Meeting.  No proxies voted against approval of any of the proposals will be voted in favor of adjournment or postponement for the purpose of soliciting additional proxies.  If we postpone the Annual Meeting, we will issue a press release to announce the new date, time and location of the Annual Meeting.

Where and when will I be able to find the voting results?

You can find the official results of the voting at the Annual Meeting in our Current Report on Form 8-K that we will file with the Securities and Exchange Commission within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as practicable after they become available.

What is the Company’s Internet address?

The Company’s Internet address is http://www.FedNat.com. You can access this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 at this Internet address. The Company’s filings with the SEC are available free of charge via a link from this address. Unless expressly indicated otherwise, information contained on our website is not part of this proxy statement. In addition, none of the information on any other website listed in this proxy statement is part of this proxy statement.  Any such website addresses are intended to be inactive textual references only.

Who can answer my questions?

Your vote at this year’s meeting is important, no matter how many or how few shares you own. Please sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope promptly or vote by Internet or telephone. If you have questions or require assistance in the voting of your shares, please call the Company’s Corporate Secretary at (800) 293-2532.

How can I obtain additional copies of these materials or copies of other documents?

Complete copies of this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 are also available on our website at www.FedNat.com and also may be obtained by contacting our Corporate Secretary by phone at (800) 293-2532 or by mail to the Corporate Secretary, 14050 N.W. 14 Street, Suite 180, Sunrise, Florida 33323.

BENEFICIAL SECURITY OWNERSHIP

The following table sets forth, as of April 2, 2018, information with respect to the beneficial ownership of our common stock by (i) each person who is known by us to beneficially own 5% or more of our outstanding common stock, (ii) each of our executive officers named in the Summary Compensation Table in the section “Executive Compensation,” (iii) each of our directors, and (iv) all directors and executive officers as a group.

As used herein, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition of) with respect to the shares through any contract, arrangement, understanding, relationship or otherwise, including a right to acquire such power(s) during the next 60 days. Unless otherwise noted, beneficial ownership consists of sole ownership, voting and investment rights, and the address for each person is c/o Federated National Holding Company, 14050 N.W. 14 Street, Suite 180, Sunrise, Florida 33323.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percent of Class Outstanding (1)
Michael H. Braun (2)	588,525	4.48%
Bruce F. Simberg (3)	506,604	3.86%
Richard W. Wilcox Jr. (4)	188,715	1.44%
Jenifer G. Kimbrough (5)	36,149	*
Thomas A. Rogers (6)	16,458	*
William G. Stewart (7)	16,458	*
Ronald A. Jordan (8)	20,013	*
Roberta N. Young (9)	10,435	*
Erick A. Fernandez (10)	6,300	*
All directors and executive officers as a group (nine persons) (11)	1,374,657	10.50%

5% or greater holders:
Lenox Capital Management, Inc. (12) Douglas Ruth (12) 322 Alana Drive New Lenox, IL 60451	1,310,376	9.98%
Dimensional Fund Advisors LP (13) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	1,011,037	7.70%
Capital Returns Management, LLC (14) Ronald D. Bobman (14) 641 Lexington Avenue, 18th Floor New York, NY 10022	1,009,372	7.69%
BlackRock, Inc. (15) 55 East 52nd Street New York, NY 10022	891,028	6.79%
Lighthouse Investment Partners, LLC (16) North Rock Capital Management, LLC (16) MAP 41 Segregated Portfolio, a Segregated Portfolio of LMA SPC (16) MAP 154 Segregated Portfolio, a Segregated Portfolio of LMA SPC (16) MAP 166 Segregated Portfolio, a Segregated Portfolio of LMA SPC (16) MAP 205 Segregated Portfolio, a Segregated Portfolio of LMA SPC (16) NRI SP, a Segregated Portfolio of North Rock SPC (16) 3801 PGA Boulevard, Suite 500 Palm Beach Gardens, FL 33410	850,674	6.48%
Renaissance Technologies Holdings Corporation (17) Renaissance Technologies LLC 800 Third Avenue New York, NY 10022	750,761	5.72%

*	Less than 1%.

(1)
Unless otherwise indicated, the address of each beneficial owner listed is c/o Federated National Holding Company, 14050 N.W. 14 Street, Suite 180, Sunrise, Florida 33323.  The percentage of class outstanding is based on 13,126,480 shares outstanding as of April 2, 2018.

(2)
Includes 20,000 shares of restricted stock, which began vesting over five years with an initial vest date of August 5, 2014, 18,000 shares of restricted stock, which began vesting over five years with an initial vest date of September 9, 2015, 20,000 shares of restricted stock, which began vesting over five years with an initial vest date of December 9, 2015, 30,000 shares of restricted stock, which began vesting over five years with an initial vest date of May 5, 2016, 18,789 shares of restricted stock, which began vesting over five years with an initial vest date of March 10, 2017,  30,456 shares of restricted stock, which began vesting over three years based on performance with an initial vest date of March 14, 2017, 22,845 shares of restricted stock, which will cliff vest over three years based on performance on March 14, 2020, 51,156 shares of restricted stock, which will vest over three years based on performance with an initial vest date of March 16, 2019 and 25,578 shares of restricted stock, which will cliff vest over three years based on performance with a vest date of March 16, 2021.

(3)
Includes 1,218 shares of restricted stock, which began vesting over three years with an initial vest date of March 10, 2017, 2,192 shares of restricted stock, which began vesting over three years with an initial vest date of March 14, 2018 and 4,297 shares of restricted stock which will vest over three years with an initial vest date of March 16, 2019.

(4)
Includes 3,000 shares of common stock held in Mr. Wilcox’s IRA, 40,000 shares of common stock held by Mr. Wilcox’s spouse, 4,000 shares of restricted stock, which began vesting over five years with an initial vest date of September 9, 2015,  1,218 shares of restricted stock, which began vesting over three years with an initial vest date of  March 10, 2017, 2,192 shares of restricted stock which began vesting over three years with an initial vest date of March 14, 2018 and 4,297 shares of restricted stock which will vest over three years with an initial vest date of March 16, 2019.

(5)
Includes 4,000 shares of restricted stock, which began vesting over five years with an initial vest date of September 9, 2015, 1,218 shares of restricted stock, which began vesting over three years with an initial vest date of  March 10, 2017, 2,192 shares of restricted stock which began vesting over three years with an initial vest date of March 14, 2018, 4,297 shares of restricted stock which will vest over three years with an initial vest date of March 16, 2019 and 15,000 shares of common stock issuable upon the exercise of vested stock options held by Ms. Kimbrough.

(6)
Includes 1,218 shares of restricted stock, which began vesting over three years with an initial vest date of March 10, 2017, 3,132 shares of restricted stock, which began vesting over five years with an initial vest date of March 10, 2017, 2,192 shares of restricted stock, which began vesting over three years with an initial vest date of March 14, 2018 and 4,297 shares of restricted stock which will vest over three years with an initial vest date of March 16, 2019.

(7)
Includes 1,218 shares of restricted stock, which began vesting over three years with an initial vest date of March 10, 2017, 3,132 shares of restricted stock, which began vesting over five years with an initial vest date of March 10, 2017, 2,192 shares of restricted stock, which began vesting over three years with an initial vest date of March 14, 2018 and 4,297 shares of restricted stock which will vest over three years with an initial vest date of March 16, 2019.

(8)
Includes 10,000 restricted shares, which will vest over five years with an initial vest date of May 12, 2018, 6,675 shares of restricted stock which will vest over three years based on performance with an initial vest date of March 16, 2019 and 3,338 shares of restricted stock, which will cliff vest over three years based on performance with a vest date of March 16, 2021.

(9)
Includes 4,297 shares of restricted stock which will vest over three years with an initial vest date of March 16, 2019 and 6,138 shares of restricted stock which will vest over five years with an initial vest date of March 16, 2019.

(10)
Includes 1,100 shares of restricted stock, which began vesting over three years with an initial vest date of March 10, 2017 and 3,000 shares of restricted stock which will vest over three years with an initial vest date of March 16, 2019.

(11)
Includes a total of 324,171 shares of restricted stock, 20,000 which began vesting over five years with an initial vest date of August 5, 2014; 26,000 which began vesting over five years with an initial vest date of September 9, 2015; 20,000 which began vesting over five years with an initial vest date of December 9, 2015; 30,000 which began vesting over five years with an initial vest date of May 5, 2016; 25,979 which began vesting over three years with an initial vest date of March 10, 2017; 6,264 which began vesting over five years with an initial vest date of March 10, 2017; 10,960 which began vesting over three years with an initial vest date of March 14, 2018; 30,456 shares of restricted stock which began vesting over three years based on performance on March 14, 2017; 22,845 which will cliff vest over three years based on performance on March 14, 2020; 10,000 which will vest over five years with an initial vest date of May 12, 2018; 28,782 which will vest over three years with an initial vest date of March16, 2019; 6,138 which will vest over five years with an initial vest date of March 16, 2019; 57,831 which will vest over three years based on performance beginning on March 16, 2019; and 28,916 which will cliff vest over three years based on performance on March 16, 2021.

(12)	This information is based on Amendment No. 1 to the Schedule 13G/A filed with the SEC on April 25, 2017

(13)	This information is based on Amendment No. 8 to the Schedule 13G/A filed with the SEC on February 9, 2018.

(14)	This information is based on Schedule 13G filed with the SEC on February 14, 2018.

(15)	This information is based on Amendment No. 3 to the Schedule 13G/A filed with the SEC on January 24, 2018.

(16)	This information is based on Schedule 13G filed with the SEC on January 24, 2018. North Rock Capital Management, LLC serves as investment manager.

(17)	This information is based on Amendment No. 3 to the Schedule 13G/A filed with the SEC on January 24, 2018.

PROPOSAL ONE:  ELECTION OF DIRECTORS

Nominees for Re-Election

Our Articles of Incorporation provide that our Board of Directors consists of three classes of directors, as nearly equal in number as possible, designated Class I, Class II and Class III, and provides that the exact number of directors comprising our Board of Directors will be determined from time to time by resolution adopted by the Board.  At each annual meeting of shareholders, successors to the class of directors whose terms expire at that annual meeting are elected for a three-year term.

Our Board of Directors is currently composed of seven members.  The current term of the Class II directors, Bruce F. Simberg, Richard W. Wilcox Jr., and William G. Stewart, expires at this Annual Meeting and each are being nominated for reelection to the Board.  Roberta N. Young, a Class III director, is also being nominated for reelection at this Annual Meeting because she was initially elected to the Board after the 2017 annual meeting of shareholders.    If re-elected, Messrs. Simberg, Wilcox and Stewart will serve until the 2021 annual meeting and Mrs. Young will serve until the 2020 annual meeting.

The term of the Class I directors, Michael H. Braun and Jenifer G. Kimbrough, terminates at our 2019 annual meeting.  The term of the other Class III director, Thomas A. Rogers, terminates at our 2020 annual meeting

Pursuant to a recent amendment to the Company’s Bylaws, directors must receive a majority of the votes cast to be elected to the Board.  Under Rule 452 of the New York Stock Exchange, brokers may not cast discretionary votes for directors without instructions from the beneficial owners; therefore, it is important that all shareholders complete, sign and return the voting instruction forms that they receive from their brokers as promptly as possible.  In this election, which is not contested, a vote withheld as to the nominees being proposed for election to the Board will not be counted as a vote cast for purposes of the election of directors at this Annual Meeting, but will be counted for purposes of determining the presence of a quorum.

It is intended that shares represented by proxies will be voted for each of Bruce F. Simberg, Richard W. Wilcox Jr., William G. Stewart and Roberta N. Young, the nominees for reelection to the Board.  Messrs. Simberg, Wilcox, Stewart and Mrs. Young have consented to continue to serve on our Board of Directors, and the Board of Directors has no reason to believe that they will not serve if elected.  If, however, any of the nominees should become unavailable to serve as a director, and if the Board has designated a substitute nominee, the persons named as proxies will vote for this substitute nominee.

Experience of Nominees

The following provides information regarding Bruce F. Simberg, Richard W. Wilcox Jr., William G. Stewart and Roberta N. Young, each of whom have been recommended and nominated by the Board of Directors to serve as a Class II or a Class III director of the Company, including his or her age, principal occupation, business experience for at least the past five years and directorships in other reporting companies:

Bruce F. Simberg rejoined the Board on January 29, 2016, after serving as a director of the Company from January 1998 to March 2015. Mr. Simberg has been a practicing attorney since October 1975, most recently as managing partner of Conroy Simberg, P.A. (“Conroy Simberg”), a law firm in Hollywood, Florida, since October 1979.  Mr. Simberg received his Bachelor of Science degree from Emory University and his Juris Doctor from the University of Miami.  Mr. Simberg does not serve on the board of directors of any other SEC reporting company.

Mr. Simberg has significant historical knowledge and understanding of the Company’s development, as well as significant experience in insurance-related and other litigation and risk assessment matters.

Richard W. Wilcox Jr. has served as a director of the Company since January 2003.  Mr. Wilcox has been in the insurance industry for more than 50 years.  In 1968, Mr. Wilcox purchased an insurance agency that he grew into a business generating $10 million in annual revenue.  In 1991, Mr. Wilcox sold his agency to Hilb, Rogal and Hamilton Company (“HRH”) of Fort Lauderdale, for which he retained the position of President through 1998.  In 1998, HRH of Fort Lauderdale merged with Poe and Brown of Fort Lauderdale, and Mr. Wilcox served as the Vice President of Poe and Brown until 1999, when he retired.  Mr. Wilcox holds CIC designation as a member of the Society of Certified Insurance Counselors.  Mr. Wilcox also holds an Advanced Professional Director Certification from the American College of Corporate Directors, a national public company director education and credentialing organization.  Mr. Wilcox does not serve on the board of directors of any other SEC reporting company.

Mr. Wilcox’s substantial experience with insurance agency operations, his overall knowledge of the insurance industry, including in the Company’s primary market of Florida, as well as his historical knowledge of the Company, are considered to be valuable expertise for the Board.

William G. Stewart has served as a director of the Company since October 1, 2015. Mr. Stewart has significant experience in administration and investment management. He has served as the Deputy Secretary of Administration for the State of Maryland, Department of Public Safety and Correctional Services, since February 2015.   From 2003 to 2007, Mr. Stewart was an Assistant Secretary for Administration/Business Services and an Acting Deputy Secretary for the State of Maryland, Department of Juvenile Services. He has more than 35 years’ experience in the securities industry, including as a Senior Consultant at Asset Strategy Consultants, an investment management consulting firm, from 2007 to 2015, and as a senior executive officer and registered representative at Mercantile Capital Advisors, Inc. from 2000 to 2002, and at BT Alex. Brown Incorporated and Alex. Brown & Sons Incorporated from 1973 to 1999. Mr. Stewart received a Bachelor of Arts degree from Princeton University and a Masters of Business Administration from the University of Virginia Graduate School of Business Administration.  Mr. Stewart does not serve on the board of directors of any other SEC reporting company.

Mr. Stewart’s significant experience in administration and investment management provides the Board with greater depth of knowledge regarding management of the Company’s investment portfolio.

Roberta N. Young was appointed to serve as a director of the company beginning on September 29, 2017. Mrs. Young joins the Board with more than 40 years’ experience as a CPA and is licensed in both Florida and Texas. She has extensive experience in auditing many different types of companies, including SEC companies and insurance companies and in tax preparation and consulting. Most recently Mrs. Young was a director of tax at BDO USA, LLP (“BDO”) from August 2016 to May 2017. Mrs. Young currently provides tax and consulting services to individuals and companies in South Florida. She was a partner of Goldstein Schechter Koch, CPAs (“GSK”), from 2014 until BDO acquired GSK in August 2016. She started her career in Florida with De Meo, Young McGrath in 1988 becoming partner in 1992 and was managing partner for 4 years. The firm merged with GSK in 2014.  Mrs. Young does not serve on the board of directors of any other SEC reporting company.

Mrs. Young’s more than 40 years of experience in accounting and auditing, including in particular for public companies in the insurance industry, provides the Board with another expert in accounting, auditing and financial reporting.

Vote Required and Recommendation

The nominees for election to the Board of Directors who receive at least a majority of the votes cast for the election of directors by the shares present, in person or by proxy, shall be an elected director.  Shareholders do not have the right to cumulate their votes for directors.  In this non-contested election of directors, a vote withheld will have no effect on the outcome.  Under Rule 452 of the New York Stock Exchange, brokers may not cast discretionary votes for the election of directors without instructions from the beneficial owners of the shares.

The Board of Directors unanimously recommends a vote FOR each of the nominees for director set forth above.

CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our continuing directors and our executive officers as of April 2, 2018:

Name	Age	Position with Company
Michael H. Braun (1)	50	Chief Executive Officer, President, Class I Director
Jenifer G. Kimbrough (2)(4)(5)	46	Class I Director
Bruce F. Simberg (1)(3)	69	Chairman of the Board, Class II Director
Richard W. Wilcox Jr. (2)(4)(5)	76	Lead Independent Director, Class II Director
William G. Stewart (3)(5)	69	Class II Director
Thomas A. Rogers (1)(4)(5)	65	Class III Director
Roberta N. Young (2)(3)(5)	68	Class III Director
Ronald A. Jordan	50	Chief Financial Officer
Erick A. Fernandez	38	Chief Accounting Officer

(1)	Business Strategy Committee Member
(2)	Audit Committee Member
(3)	Investment Committee Member
(4)	Compensation Committee Member
(5)	Nominating Committee Member

The business experience of Bruce F. Simberg, Richard W. Wilcox Jr., William G. Stewart and Roberta N. Young, the nominees for reelection to serve as Class II and Class III directors, appears under the caption "Nominees for Re-election" beginning on page 9.

Michael H. Braun was appointed Chief Executive Officer of the Company in July 2008, President in June 2009, elected to the Board of Directors in December 2005 and served as Chairman of the Board from March 2015 to January 2016.   Previously, Mr. Braun was Chief Operating Officer, where he was responsible for the Company’s day-to-day operations and strategic product portfolio.  Mr. Braun has also served as President of Federated National Insurance Company (“FNIC”), a subsidiary of the Company, since September 2003, a position that he continues to hold. Previously, he held key management positions within FNIC, responsible for operations, marketing and underwriting.  Prior to joining the Company, Mr. Braun was Managing Partner for an independent chain of insurance agencies, which was acquired by the Company in 1998.  Mr. Braun received a Bachelor of Science degree in Business Administration from the University of Buffalo.  Mr. Braun does not serve on the board of directors of any other SEC reporting company.

Mr. Braun’s nearly 20-year tenure with the Company, together with his substantial experience in all aspects of insurance company operations, including product development, strategy, reinsurance and underwriting, have been critical to the Company’s growth in the Florida homeowners’ insurance market.

Jenifer G. Kimbrough has served as a director of the Company since April 2009.  Ms. Kimbrough serves as Managing Director, Chief Financial Officer at Oakworth Capital Bank since October 2015, prior to which Ms. Kimbrough was the Vice President of Compliance and Audit for Surgical Care Affiliates from March 2010 to October 2015.  Prior to 2010, Ms. Kimbrough served as the Vice President of Assurance and Process Improvement. Prior to 2007, Ms. Kimbrough was the Senior Vice President of Investor Relations at Regions Financial Corporation.  From 1993 to 2003, Ms. Kimbrough served as an Audit Senior Manager at Ernst & Young LLP.  Ms. Kimbrough received her certification as a Certified Public Accountant (“CPA”) from the Alabama State Board of Public Accountancy in 1994 and obtained a Bachelor of Science degree in Commerce & Business Administration (Accounting) from The University of Alabama in 1993.  Ms. Kimbrough is a member of several professional societies, including: American Woman’s Society of Certified Public Accountants (“AWSCPA”), Alabama State Society of Certified Public Accountants and American Institute of Certified Public Accountants (“AICPA”).  Additionally, she recently served on the AICPA Women’s Initiative Executive Committee and as National President of the AWSCPA and serves in various volunteer leadership capacities.  Ms. Kimbrough does not serve on the board of directors of any other SEC reporting company.

Ms. Kimbrough brings her significant knowledge in compliance and audit, from both the issuer’s perspective and the auditor’s perspective, to the Company and the Board.

Thomas A. Rogers has served as a director of the Company since October 1, 2015. Mr. Rogers has more than 40 years’ experience in the reinsurance industry, including 22 years serving in senior executive officer positions with Aon Benfield Inc. until his retirement in 2014 as its Vice Chairman. Prior to Aon Benfield, Mr. Rogers spent 18 years with both reinsurance underwriting and intermediary companies and specialized in the development and management of specialized property and casualty lines. Mr. Rogers received his Bachelor of Science degree from Drexel University.  Mr. Rogers does not serve on the board of directors of any other SEC reporting company.

Mr. Rogers’ significant knowledge of reinsurance underwriting, including day-to-day insurance operations, and in specialized property and casualty lines provides the Board with expertise that is highly relevant to the Company’s current operations and that will be beneficial in connection with possible future expansion of the Company’s business lines.

Ronald A. Jordan was appointed as Chief Financial Officer of the Company on April 17, 2017. Mr. Jordan brings to the Company more than 25 years’ experience in accounting and financial reporting, including most recently as Chief Accounting Officer of Hatteras Financial Corp., a mortgage real estate investment trust based in Winston-Salem, North Carolina, from 2013 to 2016. Prior to that position, Mr. Jordan held various positions at Lincoln Financial Group from 2003 to 2012, including Senior Vice President, Financial Planning and Strategic Initiatives, from 2011 to 2012, Vice President and General Auditor from 2006 to 2011, and Vice President and Controller from 2003 to 2006. From 1996 to 2003, Mr. Jordan held positions in financial reporting and accounting at Jefferson Pilot Corporation, CNA Insurance, and Bankers Life & Casualty. Mr. Jordan began his career at Arthur Andersen, LLP from 1989 to 1996, departing as an Experienced Audit Manager. Mr. Jordan is a Certified Public Accountant and Certified Internal Auditor (inactive), and received his Bachelor of Business Administration degree in accounting, with high distinction, from the University of Michigan.

Erick A. Fernandez served as the Company’s Interim Chief Financial Officer from June 20, 2016 through April 17, 2017 at which time he was appointed to serve as the Company’s Chief Accounting Officer. Mr. Fernandez joined the Company in January 2016 as the Company’s Vice President, Corporate Accounting and Reporting, until his appointment as Interim Chief Financial Officer. Mr. Fernandez brings more than 15 years of experience in accounting, finance, financial reporting and auditing. Prior to joining the Company, Mr. Fernandez worked for Verizon Communications, Inc. in that company’s Cloud and Datacenter segment as a Senior Director of Financial Planning and Analysis, responsible for strategic planning and finance operations. From June 2008 to June 2011, Mr. Fernandez held various finance and accounting positions at Terremark Worldwide, Inc., including Senior Director of Accounting and External Reporting, Director of Budgeting and Reporting, and Director of SEC Reporting. From September 2001 to June 2008, Mr. Fernandez worked for “Big 5” accounting firms, including as an Audit Manager at Ernst & Young LLP from May 2002 to June 2008. Mr. Fernandez is a Certified Public Accountant and received his Bachelor’s degree in accounting and a Master of Business Administration from Florida International University.

CORPORATE GOVERNANCE

Corporate Governance Update

The Company has experienced significant growth, both in revenues and market capitalization, in recent years.  The Board of Directors has received feedback from shareholders and others regarding its corporate governance and executive compensation practices.  With that feedback in mind, and being cognizant of the Company’s recent growth, the Board of Directors has undertaken a comprehensive review of our Company’s corporate governance in order to assure strong Board accountability and effective shareholder rights policies.  This review was done in conjunction with a review by our Compensation Committee of our executive compensation practices, which resulted in significant updates to our executive compensation practices as described more fully below under the caption “Compensation Discussion and Analysis.”  Although the Board believes that the Company’s current corporate governance practices and provisions of its articles and bylaws are consistent with those of a public company that is a comparable size to the Company in the Company’s industry, and are in the best interests of its shareholders, the Board has embraced the feedback received as part of its outreach to shareholders and investment community, and taken the following actions in the last two years:

•
The Board added two new independent directors in 2015 and a third new independent director in 2017, continuing the Board’s refreshment efforts and maintaining the number of independent directors at six of the seven Board members.

•	The Board separated the roles of Chairman of the Board and Chief Executive Officer.

•	The Board has amended the Company’s bylaws to implement a majority voting standard for uncontested elections of directors.

•	The Board approved increasing the frequency of the shareholder vote on executive compensation (“say-on-pay”) to occur annually.

•	The Board amended the Company’s articles and bylaws to reduce the supermajority requirement (66-2/3% of the shares outstanding) to amend certain provisions to a simple majority of shares outstanding.

•	The Board amended the Company’s articles and bylaws to reduce the percentage of shares required to call a special meeting from 33% to 25%.

•
The Board approved stock ownership and retention guidelines applicable to our directors, in addition to our Chief Executive Officer and Chief Financial Officer.  Under these guidelines, our outside, non-employee directors are each required to hold shares of the Company’s common stock with a value of at least four times their annual retainer.  The guidelines further provide that the outside directors should achieve the guideline amounts within five years of the policy’s adoption and, until the guideline amounts are achieved, our directors must retain 66-2/3% of any shares received as equity grants from the Company, net of shares withheld or sold to pay taxes.

•	The Board prohibited directors and executive officers from hedging or pledging the Company’s common stock, without exception.

•	The Board adopted corporate governance guidelines, which update, consolidate and memorialize the corporate governance practices followed by the Board and the Company.

•	The Company’s Amended and Restated 2012 Stock Incentive Plan was amended to prohibit option repricing and implement a one-year minimum vesting requirement.

•	The Board has adopted the most restrictive definition of “independence” when appointing the current members of its Compensation and Nominating committees.

The Board believes that these steps represent a good faith effort to respond to the feedback received as a result of its shareholder outreach and represent meaningful steps to align its corporate governance practices with the interests of its shareholders and current best practices.

Leadership Structure

The Chairman of the Board is elected by the members of the Board and typically presides at all meetings of the Board.  Bruce F. Simberg currently serves as our Chairman, a position he has held since 1998 other than the period from March 2015 to January 2016.  Richard W. Wilcox Jr., an independent member of the Board since 2003, was named the Board’s Lead Independent Director during Mr. Simberg’s absence from the Chairman position, and continues to hold that position in recognition of his significant knowledge of the Company’s history, growth and operations.  The responsibilities of the Company’s Chairman of the Board are: (i) presiding at all meetings of the Board (with the Lead Independent Director presiding at meetings where the Chairman is not present), including presiding at executive sessions of the Board (without management present) at every regularly scheduled Board meeting, (ii) serving as a liaison between management and the independent directors, (iii) providing input regarding meeting agendas, time schedules and other information provided to the Board, and (iv) being available for direct communication and consultation with major shareholders, as appropriate, upon request. Our Chairman also has the authority to call meetings of the independent directors. The Chief Executive Officer is the only member of management on the Board.

The Company believes that its Board as a whole should encompass a diverse range of talents, skills, perspectives, experiences, and tenure on the Board, enabling the Board to provide sound guidance with respect to the Company's operations and interests. The Company's policy is to have at least a majority of directors qualify as independent as defined by the listing and maintenance rules of The Nasdaq Stock Market (the “Nasdaq Rules”).  The Nominating Committee identifies candidates for election to the Board of Directors; reviews their skills, characteristics and experience; and recommends nominees for director to the Board for approval. The Nominating Committee's Charter provides that the Board of Directors as a whole should be balanced and diverse, and consist of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise and local or community ties.  Minimum individual requirements include strength of character, mature judgment, familiarity with the Company's business and industry, independence of thought and an ability to work collegially.  The Board believes that the qualifications of the directors, as set forth in their biographies above provide them with the qualifications and skills to serve as a director of our Company.

Board Self-Assessment Process

The Board believes that ongoing self-assessment is important to strengthening its performance and fulfilling its role on behalf of the Company’s shareholders.  To that end, the Board conducts an annual evaluation process that begins by asking each Board member to complete a comprehensive evaluation form that addresses the Board’s overall performance and a self-evaluation of the individual director’s performance. Overall Board performance is evaluated based on, among other things, the conduct of Board meetings, the composition of the Board, the quality of information provided to the Board, Board effectiveness, and access to management.  Individual performance is evaluated to determine, among other things, whether the director continues to be able to devote the necessary time to Board and committee matters, whether the director’s skills are best utilized, and whether the director contributes to Board decision making.  In addition, the Audit Committee conducts an annual evaluation of its performance, including a review of the effectiveness of its processes, the composition of the Committee, the Committee’s interactions with management and the Company’s auditors, and the Committee members’ understanding of the Company’s risks, controls and compliance.  These evaluation forms are reviewed by the Chairman of the Board or the Audit Committee, and by the entire Board or Audit Committee, and are discussed in detail at a Board or Audit Committee meeting, as applicable.

Board Continuing Education

The Company encourages its directors to remain current in corporate governance, compliance and industry topics facing publicly traded insurance companies such as the Company.  In that regard, the Company provides directors with the opportunity to attend seminars and conferences on director education, board leadership, current issues facing the insurance industry generally and the Florida insurance market in particular, governance, risk management and other subjects of interest to Board members and relevant to the Company.  Certain of our directors also obtain significant continuing education relevant to the Company in connection with their professional licenses and certifications in accounting, finance and law.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which have updated, consolidated and memorialized the corporate governance practices followed by the Board and the Company.  Among other things, the guidelines address the following matters relating to the Board and its committees:

•	Director qualifications generally and guidelines on the composition of the Board and its committees;

•	Director responsibilities and the standards for carrying out such responsibilities;

•	Board membership criteria;

•	Board committee requirements;

•	Director compensation;

•	Director access to management and independent advisors;

•	Director orientation and continuing education requirements; and

•	CEO evaluation, management succession and CEO compensation.

The Corporate Governance Guidelines are reviewed at least annually by the Board.

Risk Oversight

The Board’s role in connection with risk oversight is to oversee and monitor the management of risk practiced by the Company’s management in the performance of their duties.  The Board does this in a number of ways, principally through the oversight responsibility of committees of the Board, but also as part of the strategic planning process. For example, our Audit Committee oversees management of risks related to accounting, auditing and financial reporting, maintaining effective internal controls over financial reporting, and information security and technology risks. Our Nominating Committee oversees risk associated with corporate governance and the Company’s code of conduct, including compliance with listing standards for independent directors and conflicts of interest.  Our Compensation Committee oversees the risk related to our executive compensation plans and arrangements and is responsible for reviewing and recommending our non-employee director compensation plans and arrangements.  Our Investment Committee oversees the risks related to managing our investment portfolio.  The full Board receives reports on a regular basis regarding each committee’s oversight from the chairperson of each committee when reporting on their committee’s actions at regular Board meetings, as well as overseeing the development and implementation of strategic initiatives.

Meetings and Committees of the Board of Directors

During 2017, the Board of Directors held nine regular meetings, eight special meetings and took actions by written consent on four occasions. During 2017, no director attended fewer than 75% of the Board and committee meetings held during this period.  The Board of Directors encourages, but does not require, its directors to attend the Company’s annual meeting.  Five of our seven directors attended our 2017 annual meeting.

Board Independence

The Board has determined that the following continuing directors are independent pursuant to the Nasdaq Rules applicable to the Company:  Bruce F. Simberg, Richard W. Wilcox Jr., Jenifer G. Kimbrough, William G. Stewart, Thomas A. Rogers and Roberta N. Young.  The Board has also used the stricter definition of “independence” utilized by shareholder advisory services in determining the members of the Compensation and Nominating committees in 2017, with the result that Mr. Simberg, whose law firm has provided a limited amount of legal services to the Company, did not serve on either committee in 2017.  The matters handled by the firm have been completed and the Company does not at this time anticipate retaining his firm for future matters.  Please see “Certain Relationships and Related Transactions—Related Transactions” below for more information.

The independent directors of the Board meet in executive sessions without management present. These sessions, which generally occur at every regularly scheduled Board meeting, are led by the Chairman. Executive sessions allow the independent directors to discuss, among other issues, management performance and compensation.

To facilitate the Board’s oversight functions and to take advantage of the knowledge and experience of its members, the Board has created several standing committees.  These committees, the Audit, Investment, Nominating, Compensation and Business Strategy committees, allow regular risk oversight and monitoring, and deeper analysis of issues before the Board.  The Audit, Compensation, Investment and Nominating committees are composed exclusively of independent directors.  The membership of the standing committees is reviewed from time to time, and specific committee assignments are proposed and appointed by the Board. Each committee holds regularly scheduled meetings and confers between regularly scheduled meetings as needed.

Charters for the Audit, Compensation and Nominating committees, and the Corporate Governance Guidelines, are available upon the Company’s website at www.FedNat.com and are also available in print to any shareholder upon request from our Corporate Secretary.

Audit Committee.  As of December 31, 2017, the Audit Committee was composed of Jenifer G. Kimbrough, who served as the Chair, Richard W. Wilcox Jr. and Roberta N. Young.  Each member was determined to be “independent” as defined under the Nasdaq Rules applicable to the Company and SEC rules for Audit Committee membership.  Ms. Kimbrough and Mrs. Young, who are Certified Public Accountants, were designated as “financial experts” as that term is defined in the applicable rules and regulations of the Exchange Act based on their understanding of U.S. generally accepted accounting principles (“GAAP”) and financial statements; their ability to assess the general application of GAAP in connection with the accounting for estimates, accruals and reserves; their experience preparing, auditing, analyzing and evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities; their understanding of internal controls and procedures for financial reporting; and their understanding of audit committee functions.  The Audit Committee held five regular meetings in fiscal 2017 and one special meeting.

Pursuant to its written charter, the duties and responsibilities of the Audit Committee include, but are not limited to, (a) the appointment of the independent certified public accountants and any termination of such engagement, (b) reviewing the plan and scope of independent audits, (c) reviewing significant accounting and reporting policies and operating controls, (d) having general responsibility for all related auditing and financial statement matters, and (e) reporting its recommendations and findings to the full Board of Directors.  The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed by the independent accountants, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Chair the authority to amend or modify the list of approved permissible non-audit services and fees. The Chair will report action taken to the Audit Committee at the next committee meeting. The Chief Financial Officer is responsible for tracking all independent auditor fees against the budget for such services and reports at least annually to the Audit Committee.

Compensation Committee.  As of December 31, 2017, the Company’s Compensation Committee was composed of Jenifer G. Kimbrough, Thomas A. Rogers and Richard W. Wilcox Jr.  Each member is independent as defined by the Nasdaq Rules.  The Compensation Committee performs the duties and responsibilities pursuant to its charter, which includes reviewing and approving the compensation of the Company's executive officers.  Mr. Wilcox serves as the Chairman.  During fiscal 2017, the Compensation Committee held one regular meeting and seven special meetings. For 2018, the members of the Compensation Committee are Jenifer G. Kimbrough, Thomas A. Rogers and Richard W. Wilcox Jr.

The Compensation Committee has worked with compensation consultants in prior years, and also regularly reviews internally compiled data about the compensation practices of our competitors.  For the 2017 fiscal year, the Company also engaged the firm of MacKenzie Partners to assist the Board in updating the Company’s corporate governance practices generally, assist with a review and update of the Company’s executive compensation practices, and assist with the Company’s shareholder engagement program for 2017. MacKenzie Partners also provided proxy solicitation services to the Company as well as services relating to executive compensation to the Compensation Committee.  MacKenzie Partners participated in meetings of the Compensation Committee at the request of the committee, met with the Compensation Committee in executive sessions without the presence of management, and communicated with the Chairman of the Compensation Committee with respect to emerging issues.  The Compensation Committee may use the services of MacKenzie Partners or other comparable consultants in the future to assist it in providing a fair and competitive compensation plan for its executives.

Nominating Committee.  As of December 31, 2017, the Company’s Nominating Committee was composed of Jenifer G. Kimbrough, Richard W. Wilcox Jr., Thomas A. Rogers, William G. Stewart and Roberta N. Young.  Each member is independent as defined by the Nasdaq Rules.  During fiscal 2017, the Nominating Committee held two regular meetings. The same Board members will constitute the Nominating Committee for 2018.

The Nominating Committee continues to identify qualified candidates for director positions.  In recommending proposed nominees to the full Board, the Nominating Committee is charged with building and maintaining a Board that has an ideal mix of talent and experience to achieve the Company’s business objectives.  In particular, the Nominating Committee considers all aspects of a candidate’s qualifications in the context of the needs of the Company at that point in time with a view to creating a Board with a diversity of experience and perspectives.  Among the qualifications, qualities and skills of a candidate considered important by the Nominating Committee is a person with strength of character, mature judgment, familiarity with the Company’s business and industry, independence of thought and an ability to work collegially.  The Nominating Committee considers diversity, together with these other factors, when evaluating candidates, but does not have a specific policy in place with respect to diversity.

The Nominating Committee will consider candidates for director who are recommended by its members, by other Board members and by management of the Company and who have the experience and skill set best suited to benefit the Company and its shareholders.  The Nominating Committee will consider nominees recommended by our shareholders if the shareholder submits the nomination in compliance with the advance notice, information and other requirements described in our bylaws and applicable securities laws.  The Nominating Committee evaluates director candidates recommended by shareholders in the same way that it evaluates candidates recommended by its members, other members of the Board, or other persons.

Shareholders who wish to recommend nominees to the Nominating Committee should submit their recommendation in writing to the Secretary of the Company at its executive offices pursuant to the requirements contained in Article III, Section 13 of the Company’s Bylaws.  This section provides that the notice shall include: (a)  as to each person who the shareholder proposed to nominate for election, (i) name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Company which are beneficially owned by the person, (iv) the consent of each nominee to serve as a director of the Company if so elected and (v) any other information relating to the person that is required to be disclosed in solicitation for proxies for the election of directors pursuant to Rule 14A under the Exchange Act; and (b) as to the shareholder giving the notice, (i) the name and record address of the shareholder, and (ii) the class and number of shares of capital stock of the Company which are beneficially owned by the shareholder.  The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company.  To be timely, a shareholder’s notice shall be delivered to or mailed and received at the Company’s principal executive offices not less than 60 days nor more than 90 days prior to the meeting.  If we give less than 70 days’ notice or prior public disclosure of the date of the meeting date, however, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following either the date we publicly announce the date of our annual meeting or the date of mailing of the notice of the meeting, whichever first occurs.

Investment Committee.  As of December 31, 2017, the Company’s Investment Committee was composed of William G. Stewart, Bruce F. Simberg and Roberta N. Young.  The Investment Committee manages our investment portfolio pursuant to its adopted Investment Policy Statement.  Mr. Stewart serves as the Chairman.  During fiscal 2017, the Investment Committee held three regular and four special meetings.  The same Board members will constitute the Investment Committee for 2018.

Business Strategy Committee.  As of December 31, 2017, the Company’s Business Strategy Committee (previously called the Business Development Committee) was composed of Thomas A. Rogers, Michael H. Braun and Bruce F. Simberg.  The Business Strategy Committee provides advice, oversight and guidance both to management of the Company and to the Board on matters involving the Company’s development of programs and projects, and acquisitions of new technologies or products and other business opportunities of strategic importance to the Company.  Mr. Rogers serves as the Chairman.  During fiscal 2017, the Business Strategy Committee held three regular and one special meetings.  The same Board members will constitute the Business Strategy Committee for 2018.

Code of Conduct

We have adopted a Code of Conduct for all employees, officers and directors of the Company.  A copy of our Code of Conduct is available on our web site at www.FedNat.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers, directors, and persons who own more than 10% of a registered class of our equity securities to file reports of beneficial ownership and certain changes in beneficial ownership with the SEC and to furnish us with copies of those reports. To our knowledge, based solely on a review of the copies of such reports furnished to us or written representations that no other reports were required, we believe that during the year ended December 31, 2017, our officers, directors and greater than 10% shareholders timely filed all reports required by Section 16(a).

STOCK PERFORMANCE CHART

The chart below shows the Company’s cumulative total shareholder return during the five fiscal years ending December 31, 2017. The graph also shows the cumulative total returns of the SNL Insurance P&C Index and the NASDAQ Composite Index. The comparison assumes $100 was invested on December 31, 2012 in the Company’s common stock and in each of the indices shown, and assumes that all of the dividends were reinvested.  Past performance is not necessarily an indicator of future results.

Our filings with the SEC may incorporate information by reference, including this proxy statement.    Unless we specifically state otherwise, the information under this heading "Stock Performance Graph" shall not be deemed to be "soliciting materials" and shall not be deemed to be "filed" with the SEC or incorporated by reference into any of our filings under the Securities Act of 1933, as amended (the “Securities Act”), and Exchange Act.

Federated National Holding Company

	Period Ending
Index	12/31/12	12/31/13	12/31/14	12/31/15	12/31/16	12/31/17
Federated National Holding Company	100.00	277.76	460.35	566.62	362.79	327.96
NASDAQ Composite	100.00	140.12	160.78	171.97	187.22	242.71
SNL Insurance P&C	100.00	132.48	152.15	157.39	185.75	212.37

Source : SNL Financial LC, Charlottesville, VA
© 2017
www.snl.com

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the components and objectives of the Company’s executive compensation program for fiscal 2017 for our “Named Executive Officers,” describes the process through which the decisions regarding executive compensation have been made, and describes the results of this decision-making process.  Our Named Executive Officers for fiscal 2017 were our Chief Executive Officer and President, our Chief Financial Officer and our Chief Accounting Officer.  The following Compensation Discussion and Analysis reflects the compensation paid to our Named Executive Officers for fiscal 2017 and the Compensation Committee’s decisions with respect to the compensation for fiscal 2018 for the Named Executive Officers.

Philosophy of the Company’s Executive Compensation Programs

The Compensation Committee of the Board is responsible for establishing, implementing and monitoring adherence to the Company’s compensation philosophy and oversees our compensation programs for our Named Executive Officers.  With respect to executive compensation, the Compensation Committee’s primary goals are to attract and retain the most qualified, knowledgeable, dedicated and seasoned executives possible; provide challenging but attainable goals by which to measure performance; reward them for their contributions to the development of the Company’s business; and align the executives’ compensation and incentives with the Company’s performance and the interests of our shareholders.  The Compensation Committee also endeavors, while compensating our Named Executive Officers for their performance, to structure the Company’s compensation programs so as to not encourage unnecessary or excessive risk-taking.  The Compensation Committee believes that crafting incentives so as to not encourage unnecessary or excessive risk taking is especially important in the homeowners’ insurance industry in the Company’s home state of Florida.

The Compensation Committee is committed to ensuring our compensation programs are strongly aligned with the Company’s long-term business strategy. The Committee seeks to continuously and rigorously evaluate its compensation plans to reflect strong governance practices and shareholder feedback.

	What We Do		What We Do Not Do
✓	Established long-term performance-based criteria for the equity awards to our Chief Executive Officer, which for 2017 constituted, and for 2018 will constitute, 50% of his total incentive award.	x	No change-in-control excise tax gross-ups.
✓	Implemented a clawback policy that allows for the recovery of previously paid incentive compensation in the event of a restatement of our financial statements.	x	No tax gross-ups on perquisites.
✓	Established stock ownership and retention guidelines for our executive officers and directors.	x	No excessive perquisites.
✓
Implemented our robust shareholder outreach program, which we undertook in response to our 2016 say-on-pay vote to solicit investor feedback on compensation plan design and disclosure and which we will continue in connection with this Annual Meeting.
		x	No hedging or pledging of the Company’s common stock.
✓
Amended our Chief Executive Officer’s employment agreement to require a “double trigger” for the payment of change-in-control payments to him, meaning that payments will not be triggered without a qualifying termination following a change in control, and to provide that his change in control payment would be based on the average of the preceding three years’ actual bonuses earned.
		x	No option repricing or repurchases of underwater options without shareholder approval.

The Company’s 2017 Performance

The Company’s financial results for 2017 reflect the impact of multiple severe weather events in Florida including Hurricane Irma, the largest Category Five storm in the Atlantic Ocean in more than a decade, and challenges in the Company’s non-core operations. The Company took action to improve its underwriting profitability during 2017 and believes it is well positioned to increase shareholder value moving forward. The significant accomplishments include:

•	Total revenue increased 27.4% to $391.7 million driven by a 28% increase in homeowners, our core business line.

•	Net income attributable to the Company’s shareholders grew 687.1% to $8.0 million over the prior year.

•	Book value per share, excluding non-controlling interest, grew to $16.29 from $16.01 in 2016.

•	We maintained the Company’s dividend at $0.08.

•	The Company mitigated the impact of handling inflated costs of homeowners claims related to assignment of benefits through expense control and rate increases in the Florida market.

•	The Company re-focused its resources on the Florida homeowners insurance market and announced its exit from the unprofitable auto insurance and the commercial general liability business lines.

•	The Company completed the acquisition of Monarch National, its joint venture operations, supporting its diversification strategy in the Florida market.

•	The Company continued its expansion outside of Florida, and now also writes homeowners insurance in Alabama, Louisiana, South Carolina and Texas.

•	The Company continued to develop its broad agent network and partnerships within the homeowners insurance market by expanding written policies including our agreements with Allstate and GEICO.

Results of Our Evaluations

The following table summarizes the Compensation Committee’s 2017 compensation decisions for our Named Executive Officers, consistent with how the Compensation Committee views total compensation.  The Compensation Committee reached these compensation decisions based on its evaluation of performance relative to the incentive criteria established at the beginning of 2017 as described below.  For comparative purposes, the table also presents 2016 and 2015 compensation decisions for our Named Executive Officers.  While the table below summarizes how the Compensation Committee views compensation, it is not a substitute for the tables and disclosures required by the SEC’s rules, which begin on page 32.  Further detail on how individual pay decisions were made and descriptions of the elements of compensation can be found following this table.

Named Executive Officer	Year	Base Salary Rate	Annual Incentive Awards	Long-Term Incentive Awards	Total Compensation
Michael H. Braun, CEO and President (1)	2017	$1,000,000	$698,333	$1,250,000	$1,000,000
	2016	$1,000,000	$0	$0	$1,000,000
	2015	$600,000	$1,200,000	$1,200,000	$3,000,000
Ronald A. Jordan, CFO (2)	2017	$275,000	$0	$151,500	$275,000
	2016	$0	$0	$0	$0
	2015	$0	$0	$0	$0
Erick A. Fernandez, CAO and Treasurer (3)	2017	$212,000	$40,000	$0	$252,000
	2016	$212,000	$40,000	$63,228	$305,228
	2015	$0	$0	$0	$0

(1)     Of the amount noted in long-term incentive awards for 2015, $600,000 was paid in cash and $600,000 was granted as restricted stock.  The annual incentive award was paid in 2018 for short-term performance goals met in 2017.  The 2017 long-term incentive award of 68,530 shares of restricted stock was granted in 2017 for performance-based goals to be met over a three-year period from 2017 to 2019, of which certain goals were not met in 2017, resulting in the forfeiture of 15,229 shares from this grant. The annual incentive award for 2017 was also subject to the Company achieving a minimum threshold of net income for 2017, which was achieved.
(2)     Mr. Jordan joined the Company in April 2017.  Mr. Jordan received $100,000 for relocation expenses in 2017 and a grant of 10,000 shares of restricted stock as part of the terms of his employment with the Company.
(3)     Mr. Fernandez became the Company’s Interim Chief Financial Officer and Treasurer in June 2016 and became the Company’s Chief Accounting Officer in April 2017. The annual incentive award for Mr. Fernandez was paid pursuant to a bonus agreement entered into prior to his appointment as the Interim Chief Financial Officer pursuant to which he was entitled to receive a minimum bonus of $40,000 for 2016 and 2017. The long-term incentive award consists of restricted stock vesting over three years that was granted to him also prior to his appointment as Interim Chief Financial Officer.

Shareholder Outreach and “Say-on-Pay”

At our advisory shareholder vote on executive compensation in 2017, our say-on-pay proposal received the affirmative vote of 88.6% of the shares voted on the proposal.  This was a significant improvement over the results of the 2016 say-on-pay vote, and reflects the Compensation Committee’s meaningful efforts during 2017 to seek and receive feedback and guidance from shareholders and others regarding the Company’s executive compensation practices. These efforts are designed to better understand and address investor concerns, while continuing to evolve our compensation practices in a way that both meets the Board’s compensation goals and benefits our shareholders.

Outreach Process. The Compensation Committee discussed the results of the 2016 say-on-pay vote at its meetings with investors following the 2016 annual shareholders meeting, and directed that the Company engage in a comprehensive outreach program that went beyond its ordinary-course investor relations program. The outreach process was led by the Chairman of our Compensation Committee, Richard W. Wilcox Jr., who participated in all discussions with investors. Other participants in our outreach process included our Corporate Secretary and, as necessary or appropriate, outside counsel, our independent compensation consulting firm, and MacKenzie Partners, our proxy solicitation firm. The Compensation Committee was given regular updates on investor feedback during these discussions.

Extent of Outreach. During the course of our outreach during 2017, we contacted all of the Company’s top 30 shareholders, representing approximately 62% of our outstanding common stock. We received responses from and engaged in dialogue with seven of these shareholders, each of which owned at least 0.3% of our outstanding shares. We will continue this outreach process during the months preceding our 2018 annual meeting. We also held discussions with the major proxy advisory firms during 2017 and 2018 to learn more about their perspectives, policies and evaluation of our executive compensation program.

The Compensation Committee carefully considered the shareholder feedback and guidance it received in 2017 and undertook a comprehensive review of, and made several positive changes to, our executive compensation program for 2017 and 2018.

	What We Heard		How We Responded
▪
The metrics used to determine awards under the short and long-term incentive plans should be different from one another and closely tied to Company performance, and Compensation Committee should minimize discretionary payouts.
▪
The Compensation Committee eliminated discretionary payouts from our Chief Executive Officer’s incentive compensation. For 2017, the Compensation Committee approved a new formula-based short and long-term incentive plan structure for evaluating our Chief Executive Officer’s performance beginning in 2017, with 50% of his incentive award based on annual financial goals that reflect the Company’s financial and operating performance on a year-to-year basis, and 50% based on long-term financial goals that reflect the growth realized by the Company’s shareholders over a more extended horizon. This incentive structure continues in 2018.

▪	Our historical reliance on time-based vesting of equity awards should be reduced, with the emphasis instead on performance-based vesting of equity.	▪	Beginning in 2017, a portion of our Chief Executive Officer’s awards granted under the long-term incentive plan were granted 100% in the form of performance-based equity.
▪	Awards made under the long-term incentive plan should be granted predominantly in the form of equity, rather than cash.

▪	The Company should clearly disclose the performance metrics, goals and weighting that were considered when determining our Named Executive Officers’ incentive compensation payouts.	▪
We have substantially revamped and restructured our Compensation Discussion and Analysis to provide a more detailed and transparent presentation of the alignment between pay and performance.  Although the Company does not provide earnings guidance, and accordingly has not disclosed the specific measurement levels for the performance metrics, we have expanded our disclosures to describe how the measurement levels were determined.

▪	The Company should consider amending its executive employment agreement(s) from a “single-trigger” for the payment of change of control bonus to a “double-trigger” for payment.	▪
We amended our Chief Executive Officer’s employment agreement to provide for a “double-trigger” for payment of his change of control bonus and to modify the calculation of that bonus to be based on the average of the Chief Executive Officer’s actual bonuses received for the three years prior to the change of control.

Evaluation Process

The Compensation Committee conducts an annual review of the total compensation of our executive officers, executive compensation, as well as the mix of elements used to compensate our Named Executive Officers. This review is based in part on an analysis of feedback from shareholders and current best practices in executive compensation and in part on a survey of executive compensation paid by various comparable publicly traded property and casualty insurance companies as reported in each company’s proxy statement.  In evaluating executive compensation programs of peer companies, the Compensation Committee considers both a group of direct peers and a broader group of peers.

For 2017, our direct peer group encompassed publicly traded companies that compete with us in the Florida homeowners’ insurance market, a market with unique performance characteristics and competitive factors:

- Heritage Insurance Holdings, Inc. (NYSE:  HRTG)
- HCI Group, Inc. (NYSE:  HCI)
- United Insurance Holdings Corp. (NASDAQ: UIHC)
- Universal Insurance Holdings, Inc. (NYSE: UVE).

This direct peer group remains the same for 2018.

In addition to the four Florida-based insurance companies listed above, the Company included the following companies in its peer group for comparison purposes for 2017:

- Safety Insurance Group Inc. (NASDAQ: SAFT)
- Donegal Group Inc. (NASDAQ: DGICA)
- Greenlight Capital Re Ltd. (NASDAQ: GLRE)
- Third Point Reinsurance Ltd. (NYSE: TPRE)
- Hallmark Financial Services (NASDAQ: HALL)
- First Acceptance Corp. (NYSE: FAC)
- Atlas Financial Holdings Inc. (NASDAQ: AFH)
- RLI Corp. (NYSE: RLI)
- EMC Insurance Group Inc. (NASDAQ: EMCI)
- Baldwin & Lyons (NASDAQ: BWINB)
- Atlantic American Corp. (NASDAQ: AAME)

These additional peers provide the Compensation Committee with a broader perspective of compensation practices among relevant insurance companies. The Committee assessed the competitiveness of the Company’s compensation program in comparison to the entire peer group, as well as the subset of the Company’s direct peers listed above who are the Company’s primary publicly traded competitors in the Florida homeowners’ insurance market.

We also consider the industry knowledge and experience of our Committee members to be an important component of our compensation review process.  Our Committee members each have substantial management experience in running businesses in the insurance, financial services and legal services industries, many of which have substantial management teams.  As a result, their personal experience extends to developing and implementing management compensation and incentive programs, enabling our Committee members to use that experience when reviewing the Company’s executive compensation programs and working with MacKenzie Partners to make appropriate updates.

The Compensation Committee has worked with compensation consultants in prior years, and also regularly reviews internally compiled data about the compensation practices of our competitors.  For the 2017 fiscal year, the Compensation Committee also received assistance from MacKenzie Partners, which had been retained to assist the Board in updating the Company’s corporate governance practices generally, assist with a review and update of the Company’s executive compensation practices, and assist with the Company’s shareholder engagement program for 2017. The Compensation Committee, on multiple occasions, spoke with a representative of MacKenzie Partners to discuss MacKenzie Partner’s experience and recommendations.  MacKenzie Partners participated in meetings of the Compensation Committee at the request of the committee, met with the Compensation Committee in executive sessions without the presence of management, and communicated with the Chairman of the Compensation Committee with respect to emerging issues. The Compensation Committee may use the services of consultants in the future to assist it in providing a fair and competitive compensation plan for its executives.

Elements of Compensation

The Compensation Committee has been committed to updating the Company’s executive compensation programs to reflect the Company’s growth and the evolution of best practices, and to reflect the feedback received as a result of our outreach to our largest shareholders.  In that regard, the Compensation Committee approved in 2016 and 2017 a significant revamp of the Company’s compensation practices, in particular the incentive compensation of the Company’s Chief Executive Officer and President.  The Company’s executive compensation programs for its Named Executive Officers consist of elements described below.

Base Salary.  The Compensation Committee annually reviews the base salaries of the Named Executive Officers, and considers a number of factors, such as each Named Executive Officer’s level of responsibility, performance during the prior fiscal year (with respect to specific areas of responsibility and on an overall basis), past and present contributions to and achievement of Company goals, historical compensation levels of the Named Executive Officer, and the Company’s financial condition and results of operations.

Because of the unique performance characteristics and competitive factors in the Florida homeowners’ insurance industry, the Compensation Committee believes comparing the Company’s executive compensation to that of its direct peer group of Florida-based insurers, Heritage Insurance Holdings, Inc. (NYSE:  HRTG), HCI Group, Inc. (NYSE:  HCI), United Insurance Holdings Corp. (NASDAQ: UIHC) and Universal Insurance Holdings, Inc. (NYSE: UVE), provides the most meaningful insights into executive compensation.  The unique factors that strongly influence the financial results of the Florida homeowners’ insurers include, among other things: the significance and complexities of exposure management, the potential occurrence of one or more severe hurricanes that can materially affect financial performance and has periodically driven national competitors from the market, the existence and large presence with the Florida market of a state-controlled insurer-of-last-resort in Citizens Property Insurance Corporation (“Citizens”) and the extent to which Citizens is seeking or reducing policies at any time and the market impact of fluctuations in its risk appetite, the significant percentage of properties in high-risk coastal areas, and the litigiousness of the Florida market.  Accordingly, the Compensation Committee’s analyses for 2016 and 2017 focused significantly on our Chief Executive Officer’s base salary as compared to the annual base salaries of the Chief Executive Officers of our Florida-based direct peer group, as described in the table below:

Company	2016 Annual CEO Salary (A)	2017 Annual CEO Salary (B)
Universal Insurance Holdings, Inc.	$2,306,456	$2,217,500
Heritage Insurance Holdings, Inc.	$2,000,000	$2,100,000
United Insurance Holdings Corp.	$966,667	$1,000,000
Federated National Holding Company	$993,846	$1,000,000
HCI Group, Inc.	$934,479	$950,000
Median (excluding FNHC)	$1,483,334	$1,550,000

(A)	As reported in each company’s summary compensation table.
(B)	As reported in each company’s narrative proxy statement disclosures.

The data from the table above enabled the Compensation Committee to measure our Chief Executive Officer’s base salary against the base salary levels for the chief executive officers of our Florida-based direct peer group.  For 2017, based on the Company’s results for 2016 and a comparison of Mr. Braun’s salary to that of the direct peer group, Mr. Braun’s base salary remained the same.  The Compensation Committee also determined that Mr. Braun’s salary should remain the same for 2018.

Our Chief Financial Officer’s base salary for 2017 was based on the Company’s analysis of market rates.  For 2018, our Chief Financial Officer’s base salary was increased to $290,000 and our Chief Accounting Officer’s base salary remains at $212,000.

Incentive Compensation.   Consistent with the Company’s pay-for-performance philosophy of compensating our Named Executive Officers for the Company’s achievements for the prior year and their roles in those achievements, and reflecting the feedback received from our outreach to our largest shareholders, in 2017 the Compensation Committee completely revamped the incentive compensation of our Chief Executive Officer.  As a result of this revamp, Mr. Braun’s incentive compensation for 2017 was entirely performance-based and any discretionary components were eliminated. This revamped compensation structure remains in place for our Chief Executive Officer for 2018 and has been implemented for our Chief Financial Officer. As part of this revamp, the Compensation Committee required for the annual bonus that the Company’s net income achieve a specified minimum threshold, in addition to the performance criteria described below.

For 2017, 50% of Mr. Braun’s performance-based incentive compensation consisted of an annual bonus payable in cash based in equal parts on increasing gross revenues, controlling expenses and targeted EBITDA. The Compensation Committee determined that these annual financial and operating metrics selected for the annual incentive plan appropriately reflected the important measurements of the Company’s results of operations on a year-to-year basis, and provided incentives to grow the Company’s business in a cost-effective way.

The remaining 50% of Mr. Braun’s 2017 incentive compensation consisted of a long-term incentive bonus payable in equity, based in equal parts on return on equity (“ROE”), increased book value and relative total shareholder return over three years (“Relative TSR”).  The ROE and increase in book value metrics are measured over successive one-year performance periods (but the goals would not be modified from period to period), and the equity granted vests 1/3 annually beginning one year after the grant date.

The metrics selected by the Compensation Committee for the 2017 long-term incentive plan are appropriate measures of the Company’s success over a longer time horizon, with particular emphasis on the measurements that are meaningful to the Company’s shareholders and relevant to the Company’s long-term business strategy and also contemplate the unique aspects of the Company’s business, in particular the material impact of hurricanes and other severe weather events that are inherently difficult to predict during any one year.  The Compensation Committee believes that the annual measurement of the ROE and increase in book value metrics provides an appropriate means of measuring long-term performance in an industry where external events that can have a material impact on the Company’s financial and operational results (i.e., hurricanes) occur during annual intervals.

The Compensation Committee combined the ROE and increase in book value metrics with a Relative TSR metric measured over a three-year performance period, with the equity cliff vesting at the end of the three-year performance period based on the Company’s performance relative to its direct peer group of Florida-based homeowners’ insurers.  For the Relative TSR metric, the Compensation Committee determined that the most appropriate comparison of the Company’s performance would be to this direct peer group of Florida-based homeowners’ insurers because of the unique competitive aspects of the Florida homeowners’ insurance market and because external factors such as hurricanes would likely impact all of the members of the direct peer group in a more consistent way.  The Compensation Committee believes as well that the Company’s performance measures are appropriate when compared to the Company’s broader peer group.

The Compensation Committee determined the specific measurement levels for 2017 for the chosen performance metrics by extrapolating each metric’s target level from the Company’s recent actual performance results with a factor for growth of the Company.   The Committee also considered the Company’s projected and longer-term historic performance, as well as that of the direct peer group of Florida-based homeowners’ insurers and of the property and casualty insurance industry generally, when determining the target levels for each metric.

The target levels of the metrics are intended to incentivize our Chief Executive Officer to direct the Company’s continued growth in a reasonable and efficient manner, while the maximum levels are intended to reward extraordinary accomplishments.  The threshold levels reflect that, while the Company’s results can be severely impacted by events completely beyond the Company’s control, the Company’s ability to manage its exposure, effectively structure its reinsurance program and take other steps to improve expense control can mitigate the impact of those events.

For 2017, the Company’s performance as compared to the metrics used in our Chief Executive Officer’s annual bonus plan was as follows:

•	Revenue growth was 27.5%, which exceeded the maximum level of 20%;
•	Expense control was 40.4%, which substantially achieved the target level of 40.0%; and
•	EBITDA was $9 million, which was below the minimum.

As a result, for 2017, Mr. Braun received a cash bonus under the annual plan of $698,333.

The Company’s performance as compared to the metrics used in our Chief Executive Officer’s long-term bonus plan was as follows:

•	ROE was (3.0%), which was below the minimum;
•	Increase in book value was 1.7%, which was below the minimum; and
•	The Relative TSR metric will not be determined for two more years.

As a result, Mr. Braun forfeited 15,229 performance-based shares that had been granted under the long-term plan.

For 2018, the Compensation Committee maintained substantially similar metrics for our Chief Executive Officer’s annual and long-term bonuses except that the ROE metric was moved to the annual bonus from the long-term bonus and that the revenue growth metric was moved to the long-term bonus from the annual bonus.  The Compensation Committee chose to switch the location of the ROE and revenue growth goals within the bonus plan to better align the Company’s short-term and long-term goals.  The Compensation Committee considers ROE to be an important component of the valuation of our Company and therefore emphasized it more by moving it to the annual incentive bonus.  The Compensation Committee believes that this change is consistent with the view that annual incentive bonuses should be based on actions with a more immediate focus, such as expense control, return on equity and EBITDA, while long-term incentive bonuses should be based on shareholder return, growth in book value, and growth in revenue.  Revenue growth is important to the Company‘s long-term objectives and moving it to the long-term incentive bonus recognizes that initiatives to grow revenues have a longer horizon to implement and to realize the resulting benefits.  With the changes made to the 2018 plan, the Compensation Committee believes the incentive plan appropriately balances our Chief Executive Officer’s focus on both the short-term and long-term success of the Company.

The Compensation Committee also considered that Mr. Braun will receive no increase in base salary for 2018 when determining the minimum, target and maximum percentages of base salary for his 2018 incentive compensation plan.  In addition, the Compensation Committee believes that our Chief Executive Officer’s prospective maximum payout under his annual and long-term incentive compensation plan for 2018 as compared to the most recent incentive compensation reported by the Company’s Florida-based direct peer group demonstrates that Mr. Braun’s maximum potential payout is well within the range of the actual awards made by the Company’s direct peer group. The Compensation Committee believes that the Company’s performance measures, as amended, are appropriate when compared to the Company’s broader peer group as well.

The total payout for both the annual and long-term incentive bonuses on a combined basis will be based on Mr. Braun’s base salary of $1,000,000 for 2018, at the threshold, target and maximum payout factors indicated in the table below.  No payouts will be made under the annual incentive plan unless the Company’s 2018 net income is above a minimum threshold pre-determined by the Compensation Committee.

2018 Annual Incentive Plan:		Incentive Plan Payout Factors

Performance Metrics	Weight	Threshold		Target		Maximum
Return on Equity	0.167	1.00	(a)	1.75	(b)	2.50	(c)
Expense Control	0.167	1.00	(a)	1.75	(b)	2.50	(c)
EBITDA	0.167	1.00	(a)	1.75	(b)	2.50	(c)

2018 Long-Term Incentive Plan:		Incentive Plan Payout Factors

Performance Metrics	Weight	Threshold		Target		Maximum
Increase in Gross Revenues	0.167	1.00	(a)	1.75	(b)	2.50	(c)
Increase in Book Value	0.167	1.00	(a)	1.75	(b)	2.50	(c)
Relative TSR (3-Year)	0.167	1.00	(a)	1.75	(b)	2.50	(c)
Grand Total	1.000	$1.00	M	$1.75	M	$2.50	M

(a)	= Potential payout for this metric at threshold equals $1.00 million x 1.00 x 0.167 (1/6 weight)
(b)	= Potential payout for this metric at target equals $1.00 million x 1.75 x 0.167 (1/6 weight)
(c)	= Potential payout for this metric at maximum equals $1.00 million x 2.50 x 0.167 (1/6 weight)

The Company does not provide earnings guidance, and accordingly has not disclosed the specific measurement points for the performance metrics.  After performance for the 2018 fiscal year has been determined, the Company intends to disclose its results with respect to these performance metrics in its 2019 proxy statement.

Ronald A. Jordan, who became our Chief Financial Officer in 2017, received an annual base salary of $275,000 and a relocation reimbursement of $100,000.  He also received a grant of 10,000 shares of restricted stock vesting over five years.  He was also entitled to receive for 2017 an annual bonus, payable in stock and cash, with a target of 50% of his base salary and a maximum range of 100% of his base salary subject to performance criteria.  Although the Company did not meet the performance criteria for 2017, the Compensation Committee determined that Mr. Jordan contributed extraordinary efforts since joining the Company to the Company’s accomplishments in 2017, such as the Company’s $45 million debt offering and the related purchase of the joint venture interests in Monarch National Insurance Company.  Therefore, the Compensation Committee determined to award Mr. Jordan a cash bonus of $100,000 for 2017.

For 2018, Mr. Jordan’s base salary is $290,000.  His incentive bonus for 2018 will be based on the same annual and long-term metrics as for our Chief Executive Officer with the same relative weightings, and will be payable in cash for the annual bonus and in stock for the long-term bonus.  The total payout for both the annual and long-term incentive bonuses on a combined basis will be based on a target level of 75% of Mr. Jordan’s base salary of $290,000.  The minimum payout will be 37.5% of base salary and the maximum payout will be 112.5% of base salary, on a combined basis.  No payouts will be made under the annual incentive plan unless the Company’s 2018 net income is above a minimum threshold pre-determined by the Compensation Committee.

Erick A. Fernandez, our Chief Accounting Officer, received during 2017 a bonus of $40,000 pursuant to a bonus agreement entered into with him when he joined the Company entitling him to a quarterly bonus equal to 0.060% of net income as reported in the Company’s Form 10-Q, with a minimum bonus for 2017 of $40,000.  For 2018, Mr. Fernandez’s base salary remains at $212,000.  His incentive bonus for 2018 will be based on five performance metrics, and will be payable in cash.  His bonus will be based on a target level of $75,000, and the minimum payout will be $37,500 and the maximum payout will be $150,000.

Our 2012 Stock Incentive Plan, which was adopted by the Board of Directors and approved by our shareholders in 2012, authorizes us to grant a variety of equity incentive awards, such as incentive stock options, non-qualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units, and performance shares to officers, directors and executive, managerial, administrative and professional employees of the Company and its subsidiaries.  Awards may be granted singly, in combination, or in tandem.  Our Compensation Committee is the administrator of the equity plans.  The Compensation Committee reviews and approves equity awards to executive officers based upon a review of competitive compensation data, its assessment of individual performance, and retention considerations, as well as a review of the individual’s existing share and option holdings.  Equity grants have been made at the discretion of the Compensation Committee and/or executive management members, who have been granted limited authority by the Compensation Committee.  To date, only restricted stock has been granted under the 2012 Stock Incentive Plan. The Board has adopted a policy prohibiting repricing of stock options and prohibiting cash buyouts of underwater options, and is proposing an amendment to the 2012 Plan implementing these policies, as well as a minimum vesting requirement, for approval by the Company’s shareholders.

Other Employee Benefit Plans.  Our employees, including our Named Executive Officers, are entitled to various employee benefits. These benefits include medical and dental care plans; flexible benefit accounts; life, accidental death and dismemberment and disability insurance; a 401(k) plan; and paid vacation.

Under our 401(k) plan, the Company matches 100% of the first 6% of participant elective contributions and, from time to time, the Board of Directors approves an additional discretionary profit sharing contribution.  No additional contribution was approved for 2017. The Board of Directors currently intends to review the Company’s financial results annually to determine whether to approve a discretionary profit sharing contribution in any future years.

Other Compensation.  At the present time, we do not offer pension benefits or, except as described above, other forms of deferred compensation plans.  The Compensation Committee periodically reviews the overall employment packages and benefits offered to the Company’s Name Executive Officers.  As part of that review, Mr. Braun’s employment agreement with the Company was amended in February 2017 to eliminate the 100% coverage of his health insurance premiums, with his employee contribution to be the same as all other Company employees.  The Compensation Committee believes that the benefits and perquisites offered to the Named Executive Officers are currently set at competitive levels for comparable companies, requiring no further changes at this time.  The Compensation Committee may, however, at its discretion, modify or increase the Named Executive Officers’ executive benefits and perquisites, if it deems it appropriate or advisable.

Clawback Policy.  The Board has adopted a clawback policy applicable to our Named Executive Officers and other current or former executive officers of the Company.  Pursuant to this policy, the Company will have the right, in appropriate circumstances as determined by the Board in its sole discretion, to seek to recover all or any part of the cash or equity incentive-based compensation granted to our Named Executive Officers or such other executive officers during the three fiscal years preceding the date on which the Company is required to prepare an accounting restatement to correct a material error, if the restatement is required because of a knowing violation of SEC rules and regulations, GAAP, other applicable legal or regulatory requirements, or Company policy by a Named Executive Officer or such other executive officer.  Incentive-based compensation subject to the policy includes any cash or equity compensation granted, earned or vested based wholly or in part on the attainment of a financial reporting measure.  Financial reporting measures include measures that are based on accounting principles used in preparing the Company’s financial statements, measures that are derived from information in the Company’s financial statements, and stock price and total shareholder return.  The Board will have the discretion to forgo such recovery if it determines that seeking such recovery would be unreasonable or not in the Company’s best interests.

Stock Ownership and Retention Guidelines.  The Board has implemented stock ownership guidelines applicable to our Named Executive Officers.  Under these guidelines, our Chief Executive Officer is required to hold shares of the Company’s common stock with a value of at least six times his annual salary rate, and our Chief Financial Officer is required to hold shares with a value of at least three times his annual salary rate.  The guidelines further provide that the Named Executive Officers should achieve the guideline amounts within five years of becoming subject to the policy and, until the guideline amounts are achieved, the Named Executive Officers must retain 66-2/3% of any shares received as equity grants from the Company, net of shares withheld or sold to pay taxes.  The Board also prohibited hedging or pledging the Company’s common stock, without exception.

Tax Considerations.  Prior to 2018, Section 162(m) of the Internal Revenue Code of 1986, as amended, provided that the federal income tax deductibility of compensation paid to our Named Executive Officers may be limited to the extent that compensation to a Named Executive Officer exceeds $1.0 million in any year.  Compensation in excess of that amount could be deducted if it qualified as “performance-based compensation” under Section 162(m).  The deductibility of compensation exceeding $1.0 million was eliminated in the tax reform legislation adopted in late 2017.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the foregoing Compensation Discussion and Analysis with management.  Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s SEC filings, including its proxy statement for the 2018 Annual Meeting of Shareholders.

Respectfully Submitted
April 2, 2018

/s/ Richard W. Wilcox Jr., Chairman
/s/ Jenifer G. Kimbrough
/s/ Thomas A. Rogers

Summary Compensation Table

The following table sets forth information regarding compensation earned by, awarded to or paid to our Named Executive Officers for the years indicated:

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation (2)	Nonqualified Deferred Compensation Earnings	All Other Compensation (3)		Total
Michael H. Braun Chief Executive Officer, President	2017	$1,000,000	$--	$1,250,000(4)	--	$698,333	--	$16,200		$2,964,533
	2016	$993,846	--	--	--	--	--	$35,093		$1,028,939
	2015	$617,308	$1,200,000	$600,000(5)	--	$600,000	--	$37,951		$3,055,259
Ronald A. Jordan Chief Financial Officer	2017	$190,419	$100,000	$151,500	--	--	--	$103,219	(6)	$545,138
	2016	--	--	--	--	--	--	--		--
	2015	--	--	--	--	--	--	--		--
Erick A. Fernandez Chief Accounting Officer, Treasurer (7)	2017	$212,000	$30,500	--	--	--	--	$10,472		$252,972
	2016	$180,846	$40,000	$63,228	--	--	--	$8,131		$292,205
	2015	--	--	--	--	--	--	--		--

(1)	Reflects cash bonuses earned by the Named Executive Officer for the applicable fiscal year but that were paid in the following fiscal year.
(2)
Reflects cash awarded to the Named Executive Officer (a) as a long-term incentive bonus based on performance criteria for 2015 and (b) as an annual incentive bonus based on performance criteria for 2017, each of which were paid in the following fiscal year.

(3)	See table "All Other Compensation" below for an itemized disclosure of this element of compensation.
(4)
Reflects long-term incentive award of 68,530 shares of restricted stock was granted in 2017 for performance-based goals to be met over a three-year period from 2017 to 2019, of which certain goals were not met in 2017, resulting in the forfeiture of 15,229 shares from this grant. The long-term incentive award for 2017 is also subject to the Company achieving a minimum threshold of net income each year from 2017 to 2019.

(5)
The nominal amounts remaining after calculation of awards as restricted stock which was based on the fair market value on the grant date of March 10, 2016, which was $19.16 per share, was paid in cash.

(6)	This amount includes the amount of relocation expense that was paid to Mr. Jordan.
(7)	Mr. Fernandez was appointed Interim Chief Financial Officer in June 2016 and became Chief Accounting Officer in April 2017.

ALL OTHER COMPENSATION

Name	Year	Auto		Relocation Fees	Insurance Benefits (1)	Contribution to 401(k) Plan (2)	All Other Compensation Total
Michael H. Braun	2017		$(3)	--	$(3)	$16,200	$16,200
	2016	$3,817	(3)	--	$11,261	$20,015	$35,093
	2015	$7,614		--	$10,407	$19,930	$37,951
Ronald A. Jordan	2017	--		$100,000	--	$3,219	$103,219
	2016	--		--	--	--	--
	2015	--		--	--	--	--
Erick A. Fernandez	2017	--		--	--	$10,472	$10,472
	2016	--		--	--	$8,131	$8,131
	2015	--		--	--	--	--

(1)	Represents premiums for medical insurance.
(2)	Represents matching contributions and a discretionary profit contribution made by the Company on behalf of the Named Executive Officers to the Company’s 401(k) plan.

(3)	Mr. Braun’s automobile allowance was eliminated in July 2016 and payment of 100% of his health insurance premiums was eliminated effective January 1, 2017.

Employment Agreements

Michael H. Braun, Chief Executive Officer and President.  We entered into a second amended and restated employment agreement with Michael H. Braun effective as of January 18, 2012, which amended and restated Mr. Braun’s prior employment agreement. In connection with the organization of Monarch National Insurance Company (“Monarch Insurance”) in 2015, the Company's Board of Directors approved an amendment to his employment agreement to extend the term of his employment agreement to four years from the date of the amendment with automatic extensions so that at all times the balance of the term is not less than two years unless sooner terminated as provided in the employment agreement. Under his agreement, Mr. Braun’s annual salary, which may be increased at any time during the term of the agreement, was increased to $1,000,000 effective January 1, 2016 and remained at that amount for 2017.  Mr. Braun is also entitled to receive such bonuses and increases as may be awarded by the Board of Directors.  It also contains customary confidentiality and non-solicitation provisions.  Mr. Braun’s agreement was further amended in 2016 to eliminate a car allowance as a perquisite and to modify the definition of “Good Reason” so that the payments due to him following a “Change in Control” under the agreement will be payable only upon a “double-trigger” and in February 2017 to eliminate his full reimbursement for health insurance and to modify the calculation of his Change of Control bonus, as described below.

Mr. Braun is entitled to receive certain payments upon the termination of employment under certain circumstances as set forth in his agreement, as amended.  If his employment is terminated by us without Cause (as defined in his agreement), we must make a lump sum payment to the executive equal to two years' base salary (the “Termination Severance”). In addition, all unvested stock options and any other equity awards held by him will become vested.  If Mr. Braun’s employment with us is terminated for Cause or as a result of his death or disability, he will be entitled to his base salary prorated through the date of the termination and any benefits due him as may be provided under the applicable plan, program or arrangement.

The agreement also provides for payments to him if he is employed by us on the date on which a Change of Control occurs.  Under the agreements, a “Change of Control” will be deemed to have occurred if: (i) any person, including a “group” as defined in Section 13(d)(3) of the Exchange Act, becomes the owner or beneficial owner of our securities having 50% or more of the combined voting power of our then-outstanding securities that may be voted for the election of our directors (other than as a result of an issuance of securities initiated by us, or open market purchases approved by our Board, as long as the majority of the Board approving the purchases is the majority at the time the purchases are made), or (ii) the persons who were our directors before such transactions shall cease to constitute a majority of our Board, or any successor to us, as the direct or indirect result of or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions.  If, following a Change in Control, Mr. Braun’s employment is terminated by us (or any successor or subsidiary) without Cause or by the executive for Good Reason (as defined in his agreement), we will make a lump sum payment to the executive in an amount equal to two times the sum of his base salary immediately preceding the Change of Control plus the average of his actual bonus for the three fiscal years immediately preceding the Change of Control (the "Change of Control Severance").  Additionally, all unvested stock options and any other equity awards held by him will become vested and the Company will provide Mr. Braun (and his family) with medical insurance for a period of two years after the date of such termination of employment at no cost and on the same terms and conditions as in effect on the date on which such termination of employment occurs.

If Mr. Braun is terminated by us without Cause prior to a Change of Control, and a Change of Control occurs within six months following such termination, then in addition to the Termination Severance described above, he will be entitled to an additional lump sum payment in an amount equal to (i) the Change of Control Severance, less (ii) the Termination Severance.

As a condition to Mr. Braun’s entitlement to receive the base salary amounts and equity award acceleration referenced above, he is bound by the terms of an agreement that sets forth certain restrictive covenants.  Pursuant to the non-competition provisions of this agreement, as amended, he is prohibited from working in the insurance industry in any territories where the Company has been doing business for a period of two years from the date on which he terminates employment with the Company for any reason (other than without cause).  For a period of two years after his employment is terminated, he is also prohibited from soliciting, for himself or for any third person, any employees or former employees of the Company, unless the employees have not been employed by the Company for a period in excess of six months, and from disclosing any confidential information that he learned about the Company during his employment. In connection with the organization of Monarch Insurance in 2015, the Company's Board of Directors approved an amendment to his Amended and Restated Non-Competition, Non-Disclosure and Non-Solicitation Agreement dated as of August 5, 2013 (the "Restrictive Covenant Agreement") to permit him to hold his positions with Monarch Insurance and its parent companies (the “Monarch Entities”) while remaining employed by the Company. Mr. Braun's Restrictive Covenant Agreement was further amended to permit him to continue to hold his positions with the Monarch Entities if he is terminated without cause by the Company.  In January 2018, the Company acquired the interests in Monarch Insurance’s parent held by the Company’s joint venture partners.

Ronald A. Jordan, Chief Financial Officer.  Mr. Jordan became the Company’s Chief Financial Officer in April 2017.  He is not currently a party to an employment agreement with the Company.  For 2017, Mr. Jordan received an annual base salary of $275,000 and a relocation reimbursement of $100,000.  He also received a grant of 10,000 shares of restricted stock vesting over five years.  He was also entitled to receive for 2017 an annual bonus, which may be paid in stock and cash, with a target of 50% of his base salary and a maximum range of 100% of his base salary subject to performance criteria.  Although the Company did not meet the performance criteria for 2017, the Compensation Committee determined that Mr. Jordan contributed extraordinary efforts since joining the Company to the Company’s accomplishments in 2017, such as the Company’s $45 million debt offering and the related purchase of the joint venture interests in Monarch National Insurance Company.  Therefore, the Compensation Committee determined to award Mr. Jordan a cash bonus of $100,000 for 2017.

In connection with joining the Company, Mr. Jordan entered into a Change of Control Agreement dated as of April 17, 2017 with the Company (the “Jordan Change of Control Agreement”), which provides for certain payments to Mr. Jordan if he is employed by the Company on the date on which a Change of Control (as defined in the Jordan Change of Control Agreement) occurs. If, during the two-year period following a Change of Control, Mr. Jordan’s employment is terminated by the Company without Cause or by Mr. Jordan for Good Reason (each as defined in the Jordan Change of Control Agreement), he will be entitled to receive a lump sum payment equal to one year of his base salary in effect immediately prior to the Change of Control.  Mr. Jordan is subject to the Company’s standard restrictive covenants applicable to its executive officers and is entitled to receive other benefits consistent with the other members of the Company’s management team.

Erick A. Fernandez, Chief Accounting Officer.  Mr. Fernandez was appointed Interim Chief Financial Officer in June 2016 and became Chief Accounting Officer in April 2017.  Mr. Fernandez is not party to an employment agreement with the Company.  In connection with his joining the Company in January 2016, Mr. Fernandez and the Company entered into a Bonus Agreement dated as of January 11, 2016 (the “Bonus Agreement”) and a Change of Control Agreement dated as of May 2, 2016 (the “Fernandez Change of Control Agreement”).  For 2017, the Bonus Agreement provided for a bonus payable to Mr. Fernandez on a quarterly basis equal to 0.060% of net income as reported in the Company’s Form 10-Q, with a minimum bonus of $40,000; for 2018, Mr. Fernandez is entitled only to an annual bonus as determined by the Compensation Committee.  The Fernandez Change of Control Agreement provides for payments to Mr. Fernandez if he is employed by us on the date on which a Change of Control (as defined in the Fernandez Change of Control Agreement) occurs. If, during the one-year period following a Change in Control, Mr. Fernandez’s employment is terminated by us without Cause or by Mr. Fernandez for Good Reason (each as defined in the Fernandez Change of Control Agreement), he will be entitled to receive a lump sum payment equal to one year of his base salary in effect immediately prior to the Change of Control. Mr. Fernandez is subject to the Company’s standard restrictive covenants applicable to its executive officers and is entitled to receive other benefits consistent with the other members of the Company’s management team.

Equity-Based Compensation

Grants of Plan Based Awards. The following table provides information regarding restricted stock granted to our Named Executive Officers during 2017 under the Company’s Amended and Restated 2012 Stock Incentive Plan (the “2012 Plan”).

GRANTS OF PLAN-BASED AWARDS
Name	Grant Date	All Other Equity Awards / Number of Securities Underlying Options		Exercise or Base Price of Equity Awards	Grant Date Fair Value of Equity Awards (1)
Michael H. Braun	3/14/2017	68,530	(2)	--	$1,249,987
Ronald A. Jordan	5/12/2017	10,000	(3)	--	$151,500

(1)	This amount reflects the aggregate grant date fair value of the shares granted. The grant date fair value is based on the closing price of the common stock at the applicable grant date.
(2)	Shares granted in 2017 for performance awards to be based on 2017 to 2019 performance.
(3)	Shares granted to Mr. Jordan for his appointment as the Company’s Chief Financial Officer

Stock Incentive Plan. Our 2012 Plan is administered by the Compensation Committee.  The objectives of the 2012 Plan include attracting, motivating and retaining key personnel and promoting our success by linking the interests of our employees, directors and consultants with our success.

Awards may be made under the 2012 Plan in the form of (a) incentive stock options, (b) non-qualified stock options, (c) stock appreciation rights, (d) dividend equivalent rights, (e) restricted stock, (f) unrestricted stock, (g) restricted stock units, and (h) performance shares. No incentive stock option may be granted to a person who is not an employee of the Company or one of its subsidiaries on the date of grant. In addition, both incentive stock options and non-statutory stock options were granted under our 2002 stock option plan.  This plan has expired, although as of December 31, 2017, 50,351 options remain outstanding under the 2002 plan.

As of December 31, 2017, 142,905 shares were remaining available to be granted under the 2012 Plan and, as of the date of this proxy statement, 2,777 shares were available. As of December 31, 2017, all shares of common stock authorized for issuance upon exercise of options granted under the 2002 plan have been issued or are issuable upon exercise of outstanding options.  The shares to be delivered pursuant to awards will be made available, at the discretion of the Compensation Committee, from authorized but unissued shares or outstanding options or awards that expire or are cancelled. If shares covered by an option or award cease to be issuable for any reason, such number of shares will no longer count against the shares authorized under the plan and may again be granted under the 2012 Plan.

Awards granted under the 2012 Plan typically vest in equal portions over three or five years. Awards granted under the 2012 Plans require that the recipient of a grant be continuously employed or otherwise provide services to us or our subsidiaries. Failure to be continuously employed or in another service relationship generally results in the forfeiture of awards not vested at the time the employment or other service relationship ends. Termination of a recipient’s employment or other service relationship for cause generally results in the forfeiture of all of the recipient’s unexercised awards.

Outstanding Equity Awards at Fiscal Year-End. The following table summarizes the equity awards held by our Chief Executive Officer and President, Chief Financial Officer and our Chief Accounting Officer, as of December 31, 2017.

Stock Option Awards					Restricted Stock Awards
Name	Number of Securities Underlying Exercisable Options (#)	Number of Securities Underlying Unexercisable Options (#)	Option Exercise Price ($)	Option Expiration Date	Shares That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($)(1)	Number of Unearned Shares, Units or Other Rights That Have Not Vested	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Michael H. Braun					20,000	$331,400	--	--(2)
					18,000	$298,260	--	--(3)
					20,000	$331,400	--	--(4)
					10,999	$182,253	--	--(5)
					30,000	$497,100	--	--(6)
					25,052	$415,112	--	--(7)
					68,530	$1,135,542	--	--(8)
Ronald A. Jordan					10,000	$165,700		--(9)
Erick A. Fernandez					2,200	$36,454	--	--(10)

(1)	Based on the market value per share of $16.57 on 12/31/2017.
(2)	Restricted stock vested as to 80% on 12/31/2017, the remaining 20% vest as follows:
20% on 8/5/2018.
(3)	Restricted stock vested as to 60% on 12/31/2017, the remaining 40% vest as follows:
20% on 9/9/2018 and 20% on 9/9/2019.
(4)	Restricted stock vested as to 60% on 12/31/2017, the remaining 40% vest as follows:
20% on 12/9/2018 and 20% on 12/9/2019.
(5)	Restricted stock vested as to 66 2/3% on 12/31/2017, the remaining 33 1/3% vest as follows:
33 1/3% on 3/10/2018.
(6)	Restricted stock vested as to 40% on 12/31/2017, the remaining 60% vest as follows:
20% on 5/5/2018, 20% on 5/5/2019 and 20% on 5/5/20
(7)	Restricted stock vested as to 20% on 12/31/2017, the remaining 80% vests as follows:
20% on 3/10/2018, 20% on 3/10/2019, 20% on 3/10/2020 and 20% on 3/10/2021
(8)
A portion of this grant is performance-based restricted stock that cliff vests over a three-year period from 2017 to 2019 and the remaining portion vests based on performance achieved each year from 2017 to 2019.

(9)	Restricted stock vests as follows: 20% on 5/12/18, 20% on 5/12/19, 20% on 5/12/20, 20% on 5/12/21 and 20% on 5/12/22
(10)	Restricted stock vested as to 33 1/3% on 12/31/2017, the remaining 66 2/3% vest as follows:
33 1/3% on 3/10/18 and 33 1/3% on 3/10/19

Option Exercises and Stock Vested. The following table sets forth certain information with respect to stock options exercised and restricted stock awards vested during calendar year 2017 by our Chief Executive Officer, our Chief Financial Officer, and our Chief Accounting Officer.

	Stock Option Awards		Restricted Stock Awards
Name	Shares acquired on Exercise (#)	Value Realized on Exercise ($)	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael H. Braun	--	--	20,000	$311,000
	--	--	14,666	$308,426
	--	--	9,000	$108,450
	--	--	10,000	$136,900
	--	--	10,999	$199,192
	--	--	10,000	$155,000
	--	--	6,263	$113,423
Ronald A. Jordan	--	--	--	--
Erick A. Fernandez	--	--	1,100	$19,921

CEO Pay Ratio Disclosure

Under rules adopted pursuant to the Dodd-Frank Act of 2010, we have presented below the ratio of the annual total compensation of our median compensated employee, excluding our Chief Executive Officer, to the annual total compensation of our Chief Executive Officer.

We believe that the ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K of the SEC’s rules. The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, apply certain exclusions and make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Because other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios, the pay ratios reported by other companies may not be comparable to the pay ratio we have reported below.

We identified our median compensated employee from the 418 full-time and part-time workers who were included as employees on our payroll records as of December 31, 2017 based on base salary, bonus, commissions and equity, with conforming adjustments for employees who were hired during the year but did not work the full 12 months.

The 2017 annual total compensation as determined under Item 402 of Regulation S-K for our Chief Executive Officer was $2,964,533 as reported in the Summary Compensation Table included above. The 2017 annual total compensation as determined under Item 402 of Regulation S-K for our median employee was $57,241. The ratio of our CEO’s annual total compensation to our median employee’s total annual compensation for fiscal year 2017 is 52 to 1.

Compensation Committee Interlocks and Insider Participation

During fiscal 2017, the Compensation Committee was responsible for overseeing executive compensation. The members of the Compensation Committee as of December 31, 2017 were Richard W. Wilcox Jr., Jenifer G. Kimbrough and Thomas A. Rogers.  No member of the Compensation Committee was at any time during fiscal 2017 or at any other time an officer or employee of the Company. No member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K of the SEC. No executive officer of the Company served on the board of directors or the compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board of Directors or the Compensation Committee of the Company during fiscal 2017.

DIRECTOR COMPENSATION

Cash Compensation

The Company’s policy is that only our non-employee directors receive annual cash directors’ fees and reimbursement of actual out-of-pocket expenses in connection with their service on the Board.  Our Chief Executive Officer does not receive any additional compensation for his service on the Board.  We had six non-employee directors during 2017.

During 2017, the non-employee directors received an annual retainer of $78,750, payable in quarterly installments in January, April, and July and October.  This annual retainer is in lieu of per-meeting directors’ fees.  The chairpersons of the Board and certain of the Board committees receive an additional annual fee for serving as chair, as follows:  Chairman of the Board, $40,000; chairperson of the Audit Committee, $20,000; chairperson of the Investment Committee, $17,500; chairperson of the Compensation Committee, $15,000; and chairperson of Business Strategy Committee, $15,000.  Richard W. Wilcox Jr. also received a fee of $20,000 as the Lead Director during 2017, and did not receive any compensation for serving as the chairperson of the Compensation Committee. These annual chair fees are also payable in quarterly installments in January, April, July and October.

For 2018, the Board did not receive any increases in the annual retainer or chair fees.

Equity Compensation

In addition to the cash annual retainers and chair fees, our non-employee directors receive compensation for their service in the form of grants of restricted stock.  The Board believes that providing a substantial portion of the non-employee directors’ total compensation in the form of equity aligns the directors’ compensation with the interests of the Company’s shareholders.  In March 2018, the Board granted to Mrs. Young 6,138 shares of restricted stock that vest over five years in connection with her election to the Board.  In March 2018, each non-employee director also received a grant of 4,297 shares of restricted stock that vests over three years.  These 2018 annual grants were reflected an increase of $10,000 from the annual grants for 2017, reflecting the impact of the Company’s growth, strategic initiatives and operating environment on the Board’s workload and were in lieu of any increase in cash directors’ fees.  All of these equity grants were approved at a price per share equal to the greater of book value per share or the closing price of the Company’s common stock on the grant date.

Cash compensation paid to, and the dollar value of equity awards granted to, our non-employee directors in 2017 are shown in the table below.

NON-EMPLOYEE DIRECTORS' COMPENSATION SUMMARY

Name	Fees Earned or Paid in Cash	Equity (Restricted Stock) Awards (1)	Stock Option Awards (1)	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Jenifer G. Kimbrough	$98,563	$59,991	--	--	--	--	$158,554
Thomas A. Rogers	$93,375	$59,991	--	--	--	--	$153,366
Bruce F. Simberg	$119,313	$59,991	--	--	--	--	$179,304
William G. Stewart	$77,813	$59,991	--	--	--	--	$137,804
Richard W. Wilcox Jr	$98,563	$59,991	--	--	--	--	$158,554
Roberta N. Young	$19,688	--	--	--	--	--	$19,688

(1)	The following table provides certain additional information concerning the outstanding stock options and/or equity awards held by our non-employee directors as of the end of 2017.

Name	Total Stock Option/Equity Awards Outstanding at 2017 Fiscal Year End (Shares)		Stock Option / Equity Awards Granted During Fiscal Year 2017 (Shares)	Grant Date Fair Value of Equity Awards Granted During Fiscal Year 2017 ($)
Jenifer G. Kimbrough	25,419	(a)	3,289	$59,991	(b)
Thomas A. Rogers	9,900	(c)	3,289	$59,991	(b)
Bruce F. Simberg	5,724	(d)	3,289	$59,991	(b)
William G. Stewart	9,900	(c)	3,289	$59,991	(b)
Richard W. Wilcox Jr	10,419	(e)	3,289	$59,991	(b)
Roberta N. Young	--		--	--

(a)
Includes 15,000 fully vested options granted on April 6, 2012 with an exercise price of $4.40 and an expiration date of April 6, 2022; 4,000 shares of restricted stock which began vesting over five years with an initial vest date of September 9, 2015; 695 shares of restricted stock which began vesting over three years with an initial vest date of March 10, 2016, 2,435 shares of restricted stock which began vesting over three years with an initial vest date of March 10, 2017 and 3,289 shares of restricted stock which will begin vesting over three years with an initial vest date of March 14, 2018.

(b)	Based on the market value of $18.24 on March 14, 2017.
(c)
Includes 2,435 shares of restricted stock which began vesting over three years with an initial vest date of March 10, 2017, 4,176 shares of restricted stock which began vesting over five years with an initial vest date of March 10, 2017 and 3,289 shares of restricted stock which will begin vesting over three years with an initial vest date of March 14, 2018.

(d)
Includes 2,435 shares of restricted stock which began vesting over three years with an initial vest date of March 10, 2017 and 3,289 shares of restricted stock which will begin vesting over three years with an initial vest date of March 14, 2018.

(e)
4,000 shares of restricted stock which began vesting over five years with an initial vest date of September 9, 2015; 695 shares of restricted stock which began vesting over three years with an initial vest date of March 10, 2016, 2,435 shares of restricted stock which began vesting over three years with an initial vest date of March 10, 2017 and 3,289 shares of restricted stock which will begin vesting over three years with an initial vest date of March 14, 2018.

Director Stock Ownership and Retention Guidelines

The Board approved stock ownership and retention guidelines applicable to our directors.  Under these guidelines, our outside, non-employee directors are each required to hold shares of the Company’s common stock with a value of at least four times the annual retainer.  The guidelines further provide that the outside directors should achieve the guideline amounts within five years of the policy’s adoption and, until the guideline amounts are achieved, our directors must retain 66-2/3% of any shares received as equity grants from the Company, net of share withheld or sold to pay taxes. The Board also prohibited hedging the Company’s common stock and prohibited pledging the Company’s common stock except in limited circumstances as approved by the Board.  All of our directors except for the Board members joining in 2015 and 2017 are in compliance with these guidelines; these three directors are still within the five-year transition period.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Family Relationships

There are no family relationships between or among our executive officers and directors.

Related Transactions

The following is a summary of transactions during 2016 and 2017 between the Company and its executive officers, directors, nominees for director, principal shareholders and other related parties involving amounts in excess of $120,000 or that the Company has chosen to voluntarily disclose.

Bruce F. Simberg, our Chairman of the Board, is a partner of the Fort Lauderdale, Florida law firm of Conroy Simberg, which specializes in insurance defense and coverage matters. The Company paid legal fees to Conroy Simberg for services rendered in the amount of $72,198 and $0 in 2016 and 2017, respectively. We believe that the fees charged for services provided by Conroy Simberg during 2016 were on terms at least as favorable as those that we could have secured from a non-affiliated law firm.  The firm has handled only a limited number of matters for the Company.  Mr. Simberg has not been personally involved in any of the legal matters handled by the firm for the Company and he received de minimis direct personal benefit from the fees paid to the firm by the Company.  The firm is no longer working any current matters for the Company and we do not, at this time, anticipate retaining the firm for future matters.

During 2016 and 2017, Michael H. Braun, the Company’s Chief Executive Officer and President, received the compensation described in "Executive Compensation" above.  Mr. Braun’s brother received salary compensation of $165,647 and $150,473 for his services in 2016 and 2017, respectively as Vice President of Accounting and Finance, respectively.  We believe that the compensation provided to this individual is comparable to that paid by other companies in our industry and market for similar positions.

We have adopted a written policy that any transactions between the Company and executive officers, directors, principal shareholders or their affiliates take place on an arm’s-length basis and require the approval of a majority of our independent directors, as defined in the Nasdaq Rules.

The Board has determined that the following continuing directors are independent pursuant to the Nasdaq Rules applicable to the Company:  Bruce F. Simberg, Richard W. Wilcox Jr., Jenifer G. Kimbrough, Thomas A. Rogers, William G. Stewart and Roberta N. Young.   In making the independence determination with respect to Mr. Simberg, the Board considered that the fees paid by the Company in connection with the legal services provided by Conroy Simberg during the past three fiscal years did not exceed the amounts set forth in Nasdaq Rule 5605(a)(2)(D) and, therefore, the Board has determined that Mr. Simberg qualifies as an independent director under Nasdaq Rule 5605(a)(2).

PROPOSAL TWO:  APPROVE A PROPOSAL TO CHANGE THE COMPANY'S NAME TO FEDNAT HOLDING COMPANY BY APPROVAL OF AN AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED ARTICLES OF INCORPORATION

The Board of Directors has recommended that the Company's shareholders approve an amendment to the Company's Articles of Incorporation to change the Company's name to "FedNat Holding Company."  A copy of the proposed Articles of Amendment to the Company’s Amended and Restated Articles of Incorporation is attached to this proxy statement as Annex A.

Reasons for Name Change

Subject to shareholder approval, we are changing our name to “FedNat Holding Company.”  In addition, subject to receipt of regulatory approval, we will be changing the name of our principal operating subsidiary, Federated National Insurance Company, to “FedNat Insurance Company.”  We believe that these name changes provide us with a unified brand that is consistent with how our policyholders and agents refer to our company.  The unified brand will allow us to streamline our marketing efforts and relay our vision to our shareholders, agents and policyholders.

These name changes enable us to use our federally registered trademark, “FEDNAT,” following the completion in February 2018 of the arbitration over our use of “FEDNAT” and the arbitrator’s determination that our registered mark did not infringe any alleged trademark rights of Federated Mutual Insurance Company (“Mutual”).  We have been a party to a Co-Existence Agreement effective as of August 30, 2013 (the “Co-Existence Agreement”) with Mutual pursuant to which we agreed to certain restrictions on its use of the word “FEDERATED” without the word “NATIONAL” when referring to the Company and Federated National Insurance Company. In response to Mutual’s allegations that our use of the word “FED” as part of our federally registered “FEDNAT” trademark infringed on Mutual’s federal and common law trademark rights, in July 2016 we filed a declaratory judgment action for non-infringement of trademark in the U.S. District Court for the Southern District of Florida seeking a declaration that our federally registered trademark “FEDNAT” does not infringe any alleged trademark rights of Mutual and that Mutual does not own any trademark rights to the name or mark “FED” in connection with insurance services outside of Owatonna, Minnesota. In response to Mutual’s demand for arbitration against us alleging a breach of the Co-Existence Agreement, on February 16, 2018 the arbitrator agreed that our “FEDNAT” trademark does not infringe on Mutual’s federal or common law trademark rights. As a result, we have begun the process of re-branding the Company to use the FEDNAT name. The arbitrator also required us to cease using the Federated National name within 90 days. Unless the Company is able to reach agreement with Mutual regarding the timing of the name change, the Company intends to challenge that portion of the arbitration award in federal court.  Nevertheless, the Company is proceeding with the name change and rebranding to use the “FEDNAT” name.

On March 14, 2018, the Board adopted a resolution approving an amendment to the Company’s Amended and Restated Articles of Incorporation to change the name of the Company to “FedNat Holding Company” and recommended that the amendment be submitted to shareholders for approval. The Board believes it is in the best interest of our Company to change its name to FedNat Holding Company and recommends the approval of the name change amendment to its shareholders.

Shareholder Action on the Name Change

Shareholders are being asked to approve the Articles of Amendment to the Company’s Amended and Restated Articles of Incorporation in substantially the form as set forth in Annex A.

Subject to and following shareholder approval of the amendment, we plan to cause the amendment to become effective by submitting Articles of Amendment to the Florida Secretary of State. The amendment will become effective upon filing with the Florida Secretary of State. The Board retains the right, without further shareholder action, to decide not to pursue the amendment at any time prior to it becoming effective.

We will continue to use the stock symbol “FNHC.” The name change to FedNat Holding Company will not affect the validity or transferability of any currently outstanding stock certificates and shareholders will not be requested to surrender for exchange any certificates held by them.

Required Vote for Approval

The amendment to the Company’s Amended and Restated Articles of Incorporation to change the name of our Company will be approved if the votes in favor of the amendment exceed the votes against the amendment.  Broker “non-votes” and abstentions will count as neither votes for or against this proposal.

The Board of Directors unanimously recommends that you vote FOR the amendment to the Company's Articles of Incorporation changing the Company's name to "FEDNAT HOLDING COMPANY."

PROPOSAL THREE:  APPROVE THE 2018 OMNIBUS INCENTIVE COMPENSATION PLAN

The Board is asking shareholders to approve The Federated National Holding Company 2018 Omnibus Incentive Compensation Plan (the “2018 Plan”). On March 30, 2018, the Board unanimously approved the 2018 Plan, subject to shareholder approval and, accordingly, the Board directed that the 2018 Plan be submitted to the Company’s shareholders for approval at the Annual Meeting.

The 2018 Plan is a new equity compensation plan for our employees, non-employee directors, consultants and advisors. The 2018 Plan replaces the Federated National Holding Company Amended and Restated 2012 Stock Incentive Plan (the “2012 Plan”), which does not have sufficient shares available for continued equity awards to our employees, non-employee directors, consultants and advisors. No further awards will be made under the 2012 Plan if the 2018 Plan is approved by the shareholders. In addition, in April 2012, the 21st Century Holding Company 2002 Stock Option Plan, as amended, which was the predecessor plan to the 2012 Plan (the “2002 Plan”) expired and no awards were granted under the 2002 Plan after its expiration.  The 2002 Plan will continue to govern the options granted thereunder.  Furthermore, any shares subject to options outstanding under the 2002 Plan will not be added back into the share authorization of the 2018 Plan.

Shareholder approval of the 2018 Plan is being sought in order to (i) meet NASDAQ listing requirements, (ii) establish a limit on annual compensation of non-employee directors, and (iii) allow for incentive stock options to meet the requirements of the Internal Revenue Code of 1986, as amended (the “Code”).

Determination of the Number of Shares Available for Awards under the 2018 Plan

If this Proposal 3 is approved by our shareholders at the Annual Meeting, subject to adjustments as described in the 2018 Plan, the maximum aggregate number of shares of our common stock that may be issued under the 2018 Plan will be 802,777, which is equal to the sum of (i) 800,000 shares of our common stock, plus (ii) 2,777 shares, which is the number of shares of our common stock reserved for issuance under the 2012 Plan that remain available as of March 31, 2018. In addition, the number of shares of common stock subject to outstanding awards under the 2012 Plan that terminate, expire, or are cancelled, forfeited, exchanged, or surrendered without having been exercised, vested, or paid in shares under the 2012 Plan after the effective date of the 2018 Plan will be available for issuance under the 2018 Plan. The number in clause (ii) above will be reduced by any awards granted under the 2012 Plan between March 31, 2018 and the effective date of the 2018 Plan.

In determining the number of shares to be authorized for issuance under the 2018 Plan, the Board considered a number of factors, including the number of shares available under the 2012 Plan, our past share usage (burn rate), the number of shares needed for future awards, a dilution analysis, competitive data from relevant peer companies, the current and future accounting expenses associated with our equity award practices, and input from our shareholders.

Dilution Analysis.  As of March 31, 2018, the Company’s capital structure consisted of 13,126,480 shares of common stock outstanding. As described above, 2,777 shares remain available for grant of awards under the 2012 Plan as of March 31, 2018.  As of March 31, 2018, 50,351 shares are subject to outstanding options under the 2002 Plan and since April 2012, no awards were permitted to be granted under the 2002 Plan.

The proposed share authorization is a request for 800,000 new shares to be available for awards under the 2018 Plan. The table below shows our potential dilution (referred to as “overhang”) levels based on our fully diluted shares of common stock and our request for 800,000 shares to be available for awards under the 2018 Plan. The 800,000 new shares represent 5.7% of fully diluted shares of our common stock, including all shares that will be authorized under the 2018 Plan, as described in the table below. The Board believes that this number of shares of common stock under the 2018 Plan represents a reasonable amount of potential equity dilution, which will allow the Company to continue awarding equity awards, and that equity awards are an important component of the Company’s equity compensation program.

Potential Overhang with 800,000 Additional Shares

Stock Options Outstanding as of March 31, 2018 (1)	50,351
Weighted Average Exercise Price of Stock Options Outstanding as of March 31, 2018	$3.72
Weighted Average Remaining Term of Stock Options Outstanding as of March 31, 2018	3.5046 years
Outstanding Restricted Stock Awards as of March 31, 2018 (1)	384,100
Total Equity Awards Outstanding as of March 31, 2018 (1)	434,451
Shares Available for Grant under the 2012 Plan as of March 31, 2018 (to be added to the 2018 Plan share reserve) (2)	2,777
New Shares Requested under the 2018 Plan	800,000
Total Shares Requested under the 2018 Plan(3)	802,777
Total Potential Overhang under the 2018 Plan (and all predecessor and other equity compensation plans or agreements)	853,128
Shares of Common Stock Outstanding as of March 31, 2018	13,126,480
Fully Diluted Shares of Common Stock	13,979,608
Potential Dilution of 800,000 shares as a Percentage of Fully Diluted Shares of Common Stock	5.7%

(1)
Represents the number of outstanding awards under the 2012 Plan and the 2002 Plan.  The number of shares subject to outstanding awards under the 2012 Plan that could again become available under the 2018 Plan is 384,100 shares. Any shares subject to options outstanding under the 2002 Plan will not be added into the share authorization of the 2018 Plan.

(2)	As of April 2012, no additional awards were granted under the 2002 Plan. No additional awards will be granted under the 2012 Plan as of the effective date of the 2018 Plan.
(3)	Total shares will be reduced by any grants made after March 31, 2018 under the 2012 Plan and prior to the effective date of the 2018 Plan.

No additional grants will be made under the 2012 Plan if the 2018 Plan is approved by the shareholders. The Total Shares Requested in the foregoing table does not include shares subject to outstanding grants under the 2002 Plan.

The Fully Diluted Shares of Common Stock in the foregoing table consist of the Shares of Common Stock Outstanding as of March 31, 2018, plus the Total Potential Overhang under the 2018 Plan (and all predecessor and other equity compensation plans or agreements), minus Outstanding Restricted Stock Awards, which are already included in the number of Shares of Common Stock Outstanding.

Based on our historic and projected future usage patterns, the Board estimates that these shares will be sufficient to provide awards under the 2018 Plan for approximately three to five years, although the number of grants awarded for any year could vary as the Compensation Committee deems appropriate. This is only an estimate, and circumstances could cause the share reserve to be used more quickly or more slowly. These circumstances include, but are not limited to, the future price of our common stock, the mix of cash, options and full value awards provided as long-term incentive compensation, grant amounts provided by our competitors, hiring activity, and promotions during the next few years.

The table below sets forth the following information regarding the awards granted under the 2012 Plan: (i) the burn rate for each of the last three calendar years and (ii) the average burn rate over the last three calendar years. The burn rate for a year has been calculated as follows:

(i)	the sum of (x) all stock options granted in the applicable year, and (y) all full value awards granted in the applicable year,

divided by

(ii)	the weighted average number of shares of common stock outstanding for the applicable year.

Burn Rate

Element	2017	2016	2015
Full Value Stock Awards Granted	106,454	128,472	116,140
Stock Options Granted	0	0	0
Total Full Value Stock Awards and Stock Options Granted	106,454	128,472	116,140
Weighted Average Shares of Common Stock Outstanding as of December 31 (1)	13,250,000	13,922,000	13,997,000
Burn Rate	0.8%	0.9%	0.8%

(1)	Reflects fully diluted common shares outstanding as reported in the Company's Annual Report on Form 10-K for the year ended December 31, 2017.

The burn rate means that the Company used an annual average of 0.9% of the weighted average shares outstanding for awards granted over the past three years under the 2012 Plan.

The Board believes that the current number of shares that may be issued under the 2012 Plan is not sufficient in light of our compensation structure and strategy. Equity incentives form an integral part of the compensation paid to many of our employees, particularly those in positions of key importance. Equity incentives also are a major part of our non-employee director annual retainer compensation. The Board has concluded that our ability to attract, retain and motivate top quality employees, non-employee directors, and consultants and advisors is critical to our success and growth, and would be enhanced by our continued ability to make grants under the 2018 Plan. In addition, the Board believes that our interests and the interests of our shareholders will be advanced if the Company can continue to offer employees, non-employee directors and consultants and advisors the opportunity to acquire or increase their proprietary interests in the Company. The Board believes that adopting the 2018 Plan will ensure that the Company continues to have a sufficient number of shares with which to achieve our compensation strategy and to allow for growth.

The material terms of the 2018 Plan are summarized below. A copy of the full text of the 2018 Plan is attached to this proxy statement as Annex B. This summary of the 2018 Plan is not intended to be a complete description of the 2018 Plan and is qualified in its entirety by the actual text of the 2018 Plan to which reference is made.

Summary of the 2018 Plan

Purpose and Types of Grants.  The purpose of the 2018 Plan is to attract and retain employees, non-employee directors and consultants, and advisors. The 2018 Plan provides for the issuance of incentive stock options, non-qualified stock options, stock awards, stock units, stock appreciation rights, other stock-based awards, and cash awards. The 2018 Plan is intended to provide an incentive to grantees to contribute to our economic success by aligning the economic interests of grantees with those of our shareholders.

Administration.  The 2018 Plan will be administered by our Compensation Committee, and our Compensation Committee will determine all of the terms and conditions applicable to grants under the 2018 Plan. Our Compensation Committee will also determine who will receive grants under the 2018 Plan and the number of shares of common stock that will be subject to grants. Our Compensation Committee may delegate authority under the 2018 Plan to one or more subcommittees as it deems appropriate. Our Compensation Committee will consist of "non-employee directors" as defined under Rule 16b-3 promulgated under the Exchange Act and "independent directors," as determined in accordance with the independence standards established by the stock exchange on which our common stock is at the time primarily traded. Subject to compliance with applicable law and the applicable stock exchange rules, our Board of Directors, in its discretion, may perform any action of our Compensation Committee under the 2018 Plan. Subject to compliance with applicable law and applicable stock exchange requirements, the Compensation Committee (or our Board of Directors or a subcommittee, as applicable) may delegate all or part of its authority to our Chief Executive Officer, as it deems appropriate, with respect to grants to employees or consultants or advisors who are not executive officers or directors under Section 16 of the Exchange Act. Our Compensation Committee, our Board of Directors, any subcommittee or the Chief Executive Officer, as applicable, that has authority with respect to a specific grant will be referred to as "the Committee" in this description of the 2018 Plan.

Shares Subject to the Plan.  Subject to adjustment, the maximum aggregate number of shares of common stock that may be issued or transferred under the 2018 Plan is 802,777 shares, which is equal to the sum of (i) 800,000 shares of our common stock, plus (ii) 2,777 shares, which is the number of shares of our common stock reserved for issuance under the 2012 Plan that remain available as of March 31, 2018. In addition, the number of shares of common stock subject to outstanding awards under the 2012 Plan that terminate, expire, or are cancelled, forfeited, exchanged, or surrendered without having been exercised, vested, or paid in shares under the 2012 Plan after the effective date of the 2018 Plan (not exceeding 384,100 shares) will be available for issuance under the 2018 Plan. The number in clause (ii) above will be reduced by any awards granted under the 2012 Plan between March 31, 2018 and the effective date of the 2018 Plan.

If any options or stock appreciation rights, including outstanding options and stock appreciation rights granted under our 2012 Plan, terminate, expire, or are canceled, forfeited, exchanged, or surrendered without having been exercised, or if any stock awards, stock units or other stock-based awards, including outstanding awards granted under our 2012 Plan, are forfeited, terminated, or otherwise not paid in full (including restricted stock awards granted under the 2012 Plan that are forfeited or terminated, or otherwise are not paid in full on or after the effective date of the 2018 Plan), the shares of our common stock subject to such grants will again be available for purposes of the 2018 Plan. Shares of our common stock that are surrendered in payment of the exercise price of an option or stock appreciation right will not be available for issuance under the 2018 Plan. Shares of our common stock that are withheld in satisfaction of the withholding taxes, or surrendered for the payment of taxes, incurred in connection with the issuance, vesting or exercise of any grant, or the issuance of our common stock will not be available for issuance under the 2018 Plan. When stock appreciation rights are granted, the full number of shares subject to the stock appreciation rights will be considered issued under the 2018 Plan regardless of the number of shares issued upon exercise of the stock appreciation rights.  If we repurchase shares of our common stock on the open market with the proceeds from the exercise price we receive from options, the repurchased shares will not be available for issuance under the 2018 Plan.  If any grants are paid in cash, and not in shares of our common stock, any shares of our common stock subject to such grants will also be available for future grants. In addition, shares of our common stock issued under grants made pursuant to assumption, substitution, or exchange of previously granted awards of a company that we acquire will not reduce the number of shares of our common stock available under the 2018 Plan. Available shares under a shareholder approved plan of an acquired company may be used for grants under the 2018 Plan and will not reduce the share reserve, subject to compliance with the applicable stock exchange and the Code.

The maximum number of shares of our common stock that may be subject to option, stock appreciation right, stock award stock unit and other stock-based grants made to employees, consultants and advisors under the 2018 Plan in any calendar year will not exceed 200,000 shares of our common stock in the aggregate. The maximum aggregate grant date value of shares of common stock subject to grants made to any non-employee member of our Board during any calendar year, including any cash fees earned for services rendered during the calendar year, will not exceed $600,000 in total value.  In determining this dollar limit, the value of grants will be calculated based on the grant date fair value of the grants for financial reporting purposes.  For grants that are made to newly hired employees on around the date of hire, the limit applicable to employees as described in this paragraph is doubled such that the maximum number of shares of our common stock that may be subject to a grant to a newly hired employee is 400,000 shares.

Adjustments. In connection with stock splits (reverse stock splits), stock dividends, recapitalizations, and certain other events affecting our common stock, the committee will make adjustments as it deems appropriate in the maximum number of shares of common stock reserved for issuance as grants or for which individuals may receive grants in any year; the number and kind of shares covered by outstanding grants; the kind of shares that may be issued or transferred under the 2018 Plan; the price per share or market value of any outstanding grants; the exercise price of options; the base amount of stock appreciation rights; and the performance goals or other terms; and conditions as the committee deems appropriate.

Eligibility.  All of our employees are eligible to receive grants under the 2018 Plan. In addition, our non-employee directors and consultants or advisors who perform services for us may receive grants under the 2018 Plan. Incentive stock options may be granted only to our employees.

As of March 31, 2018, approximately 373 employees, 6 non-employee directors and no consultants and/or advisors (other than our non-employee directors) are eligible to participate in the 2018 Plan. The Committee, in its discretion, selects the persons to whom awards may be granted, determines the type of awards, determines the times at which awards will be made, determines the number of shares subject to each such award (or the dollar value of certain performance awards), and determines the other terms and conditions relating to the awards. For this reason, it is not possible to determine the benefits or amounts that will be received by any particular person in the future.

Vesting.  The Committee determines the vesting and exercisability terms of awards granted under the 2018 Plan.  Under the 2018 Plan, no grant nor any portion of a grant will vest over a period that is less than one year from the date of grant.  However, up to 5% of the shares reserved under the 2018 Plan as of the effective date of the 2018 Plan (subject to adjustment as set forth in the 2018 Plan) may be granted without regard to this minimum vesting requirement.

At the Committee’s discretion, performance goals for stock awards, stock units or other stock-based grants may be based on the attainment of specified levels of one or more objective performance goals established by the committee. If the Committee so determines, the vesting of any such award subject to performance goals may be subject to the achievement of one or more objective performance goals established by the committee, which shall be based on the attainment of specified levels of one or any combination of the following: cash flow; free cash flow; earnings  (including gross margin, earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation, amortization and charges for stock-based compensation, earnings before interest, taxes, depreciation and amortization, adjusted earnings before interest, taxes, depreciation and amortization and net earnings); earnings per share; growth in earnings or earnings per share; book value growth; stock price; return on equity or average shareholder equity; total shareholder return or growth in total shareholder return either directly or in relation to a comparative group; return on capital; return on assets or net assets; revenue, growth in revenue or return on sales; sales; expense reduction or expense control; expense to revenue ratio; income, net income or adjusted net income; operating income, net operating income, adjusted operating income or net operating income after tax; operating profit or net operating profit; operating margin; gross profit margin; return on operating revenue or return on operating profit; regulatory filings; regulatory approvals, litigation and regulatory resolution goals; other operational, regulatory or departmental objectives; budget comparisons; growth in shareholder value relative to established indexes, or another peer group or peer group index; development and implementation of strategic plans and/or organizational restructuring goals; development and implementation of risk and crisis management programs; improvement in workforce diversity; compliance requirements and compliance relief; safety goals; productivity goals; workforce management and succession planning goals; economic value added (including typical adjustments consistently applied from generally accepted accounting principles required to determine economic value added performance measures); measures of  customer satisfaction, employee satisfaction or staff development; development or marketing collaborations, formations of joint ventures or partnerships or the completion of other similar transactions intended to enhance the Corporation’s revenue or profitability or enhance its customer base; merger and acquisitions; and other similar criteria consistent with the foregoing.  Performance goals applicable to grants under the 2018 Plan may be established on an absolute or relative basis and may be established on a corporate-wide basis or with respect to one or more business units, divisions, subsidiaries or business segments.  Relative performance may be measured against a group of peer companies, a financial market index or other objective and quantifiable indices.

Any performance goals that are financial metrics, may be determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP. Such performance goals also may be based solely by reference to our performance or the performance of a subsidiary, division, business segment or business unit of the Company, or based upon our performance relative to performance of other companies or upon comparisons of any of the indicators of our performance relative to performance of other companies. The Committee may also exclude charges related to an event or occurrence which the committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, unusual or infrequently occurring items, and other unusual or non-recurring charges, (b) an event either not directly related to our operations or not within the reasonable control of our management, or (c) the cumulative effects of tax or accounting changes in accordance with GAAP. Such performance goals (and any exclusions) shall be set by the Committee within 90 days of the beginning of the performance period or such other period, as determined by the Committee.

Options.  Under the 2018 Plan, the Committee will determine the exercise price of the options granted and may grant options to purchase shares of common stock in such amounts as it determines. The Committee may grant options that are intended to qualify as incentive stock options under Section 422 of the Code, or non-qualified stock options, which are not intended to so qualify. Incentive stock options may only be granted to our employees. Anyone eligible to participate in the 2018 Plan may receive a grant of non-qualified stock options. The exercise price of a stock option granted under the 2018 Plan cannot be less than the fair market value of a share of our common stock on the date the option is granted. If an incentive stock option is granted to a 10% shareholder, the exercise price cannot be less than 110% of the fair market value of a share of our common stock on the date the option is granted. The aggregate number of shares of common stock that may be issued or transferred under the 2018 Plan pursuant to incentive stock options under Section 422 of the Code may not exceed 802,777 shares of common stock.  The fair market value of our common stock is generally equal to the closing price for the common stock on the date the option is granted (or if there was no closing price on that date, on the last preceding date on which a closing price was reported).

The exercise price for any option is generally payable in cash. In certain circumstances as permitted by the committee, the exercise price may be paid by the surrender of shares of our common stock with an aggregate fair market value on the date the option is exercised equal to the exercise price; by payment through a broker in accordance with procedures established by the Federal Reserve Board; by withholding shares of common stock subject to the exercisable option which have a fair market value on the date of exercise equal to the aggregate exercise price; or by such other method as the committee approves.

The term of an option cannot exceed ten years from the date of grant, except that if an incentive stock option is granted to a 10% shareholder, the term cannot exceed five years from the date of grant. In the event that on the last day of the term of a non-qualified stock option, the exercise is prohibited by applicable law, including a prohibition on purchases or sales of our common stock under our insider trading policy, the term of the non-qualified option will be extended for a period of 30 days following the end of the legal prohibition, unless the Committee determines otherwise.

Except as provided in the grant instrument, an option may only be exercised while a grantee is employed by or providing service to us. The Committee will determine in the grant instrument under what circumstances and during what time periods a grantee may exercise an option after termination of employment.

Stock Appreciation Rights.  Under the 2018 Plan, the Committee may grant stock appreciation rights, which may be granted separately or in tandem with any option. Stock appreciation rights granted with a non-qualified stock option may be granted either at the time the non-qualified stock option is granted or any time thereafter while the option remains outstanding. Stock appreciation rights granted with an incentive stock option may be granted only at the time the grant of the incentive stock option is made. The Committee will establish the base amount of the stock appreciation right at the time the stock appreciation right is granted, which will be equal to or greater than the fair market value of a share of our common stock as of the date of grant.

If a stock appreciation right is granted in tandem with an option, the number of stock appreciation rights that are exercisable during a specified period will not exceed the number of shares of our common stock that the grantee may purchase upon exercising the related option during such period. Upon exercising the related option, the related stock appreciation rights will terminate, and upon the exercise of a stock appreciation right, the related option will terminate to the extent of an equal number of shares of our common stock. Generally, stock appreciation rights may only be exercised while the grantee is employed by, or providing services to, us. When a grantee exercises a stock appreciation right, the grantee will receive the excess of the fair market value of the underlying common stock over the base amount of the stock appreciation right. The appreciation of a stock appreciation right will be paid in shares of our common stock, cash or both.

The term of a stock appreciation right cannot exceed ten years from the date of grant. In the event that on the last day of the term of a stock appreciation right, the exercise is prohibited by applicable law, including a prohibition on purchases or sales of our common stock under our insider trading policy, the term of the stock appreciation right will be extended for a period of 30 days following the end of the legal prohibition, unless the Committee determines otherwise.

Stock Awards.  Under the 2018 Plan, the Committee may grant stock awards. A stock award is an award of our common stock that may be subject to restrictions as the Committee determines. The restrictions, if any, may lapse over a specified period of employment or based on the satisfaction of pre-established criteria, in installments or otherwise, as the Committee may determine. Except to the extent restricted under the grant instrument relating to the stock award, a grantee will have all of the rights of a shareholder as to those shares, including the right to vote and the right to receive dividends or distributions on the shares. Dividends with respect to stock awards that vest based on performance shall vest if and to the extent that the underlying stock award vests, as determined by the Committee. All unvested stock awards are forfeited if the grantee's employment or service is terminated for any reason, unless the Committee determines otherwise.

Stock Units.  Under the 2018 Plan, the Committee may grant restricted stock units to anyone eligible to participate in the 2018 Plan. Restricted stock units are phantom units that represent shares of our common stock. Stock units become payable on terms and conditions determined by the Committee and will be payable in cash or shares of our stock as determined by the Committee. All unvested restricted stock units are forfeited if the grantee's employment or service is terminated for any reason, unless the Committee determines otherwise.

Cash Awards.  Under the 2018 Plan, the Committee may grant cash awards to our employees who are executives or other key employees. The Committee will determine which employees will receive cash awards and the terms and conditions applicable to each cash award, including the criteria for vesting, attainment of the specified performance goals and payment.

Other Stock-Based Awards.  Under the 2018 Plan, the Committee may grant other types of awards that are based on, measured by, or payable to, anyone eligible to participate in the 2018 Plan in shares of our common stock. The Committee will determine the terms and conditions of such awards. Other stock-based awards may be payable in cash, shares of our common stock, or a combination of the two.

Dividend Equivalents.  Under the 2018 Plan, the Committee may grant dividend equivalents in connection with grants of stock units or other stock-based awards made under the 2018 Plan. Dividend equivalents entitle the grantee to receive amounts equal to ordinary dividends that are paid on the shares underlying a grant while the grant is outstanding. The Committee will determine whether dividend equivalents will be paid currently or accrued as contingent cash obligations. Dividend equivalents may be paid in cash, in shares of our common stock, or in a combination of the two. The Committee will determine the terms and conditions of the dividend equivalent grants, including whether the grants are payable upon the achievement of specific performance goals. Dividend equivalents with respect to stock units or other stock-based awards that vest based on performance shall vest and be paid only if and to the extent that the underlying stock units or other stock-based awards vest and are paid as determined by the Committee.

Change in Control.  If we experience a change in control where we are not the surviving corporation (or survive only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding grants that are not exercised or paid at the time of the change in control will be assumed by, or replaced with grants that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation). Unless a grant instrument provides otherwise, if a grantee's employment is terminated by the surviving corporation without cause (as defined in the 2018 Plan) upon or within 12 months following a change in control, the grantee's outstanding grants will fully vest as of the date of termination; provided that if the vesting of any grants is based, in whole or in part, on performance, the applicable grant instrument will specify how the portion of the grant that becomes vested upon a termination following a change in control will be calculated.

If there is a change in control and all outstanding grants are not assumed by, or replaced with grants that have comparable terms by, the surviving corporation, the Committee may take any of the following action without the consent of any grantee:

•
determine that outstanding options and stock appreciation rights will accelerate and become fully exercisable and the restrictions and conditions on outstanding stock awards, stock units, cash awards, and dividend equivalents immediately lapse;

•	pay grantees, in an amount and form determined by the Committee, in settlement of outstanding stock units, cash awards, or dividend equivalents;
•
require that grantees surrender their outstanding stock options, stock appreciation rights or any other exercisable grant, in exchange for a payment by us, in cash or shares of our common stock, equal to the difference between the exercise price and the fair market value of the underlying shares of common stock; provided, however, if the per share fair market value of the common stock does not exceed the per share stock option exercise price or stock appreciation right base amount, as applicable, we will not be required to make any payment to the grantee upon surrender of the stock option or stock appreciation right; or

•
after giving grantees an opportunity to exercise all of their outstanding stock options and stock appreciation rights, terminate any unexercised stock options and stock appreciation rights on the date determined by our Compensation Committee.

In general terms, a change in control under the 2018 Plan occurs if:

•	a person, entity or affiliated group, other than entities which the Chairman of our Board directly or indirectly controls, acquires more than 50% of our then outstanding voting securities;
•
we merge into another entity unless the holders of our voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

•
we sell or dispose of all or substantially all of our assets unless the sale is to one of our subsidiaries and does not involve a change in our equity holdings or to an entity this is directly or indirectly controlled by the Chairman of our Board;

•	our shareholders approve a plan of complete liquidation or dissolution; or
•	a majority of the members of our Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the incumbent directors.

Deferrals.  The Committee may permit or require grantees to defer receipt of the payment of cash or the delivery of shares of common stock that would otherwise be due to the grantee in connection with a grant under the 2018 Plan. The Committee will establish the rules and procedures applicable to any such deferrals, consistent with the requirements of Section 409A of the Code.

Withholding.  All grants under the 2018 Plan are subject to applicable U.S. federal (including FICA), state and local, foreign, or other tax withholding requirements. We may require grantees or other persons receiving grants or exercising grants to pay an amount sufficient to satisfy such tax withholding requirements with respect to such grants, or we may deduct from other wages and compensation paid by us the amount of any withholding taxes due with respect to such grant.

The Committee may permit or require that our tax withholding obligation with respect to grants paid in our common stock will paid by having shares withheld up to an amount that does not exceed the grantee's minimum applicable withholding tax rate for United States federal (including FICA), state and local tax liabilities, or as otherwise determined by the Committee. In addition, the Committee may, in its discretion, and subject to such rules as the Committee may adopt, allow grantees to elect to have such share withholding applied to all or a portion of the tax withholding obligation arising in connection with any particular grant.

Transferability.  Except as permitted by the Committee with respect to non-qualified stock options, only a grantee may exercise rights under a grant during the grantee's lifetime. Upon death, the personal representative or other person entitled to succeed to the rights of the grantee may exercise such rights. A grantee cannot transfer those rights except by will or by the laws of descent and distribution or, with respect to grants other than incentive stock options, pursuant to a domestic relations order. The Committee may provide in a grant instrument that a grantee may transfer non-qualified stock options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with applicable securities laws.

Amendment; Termination.  Our Board of Directors may amend or terminate the 2018 Plan at any time, except that our shareholders must approve an amendment if such approval is required in order to comply with the Code, applicable laws, or applicable stock exchange requirements. Unless terminated sooner by our Board of Directors or extended with shareholder approval, the 2018 Plan will terminate on the day immediately preceding the tenth anniversary of the effective date of the 2018 Plan.

Shareholder approval is required to amend the terms of outstanding options or stock appreciation rights or reduce the exercise price or base price of options or stock appreciation rights, respectively, cancel outstanding options or stock appreciation rights in exchange for options or stock appreciation rights with an exercise price or base price, as applicable, that is (1) less than the exercise price or base price of the original options or stock appreciation rights or (2) above the current stock price in exchange for cash or other securities. However, such shareholder approval is not required in connection with certain corporate transactions or other actions with respect to our securities, such as a stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of our common stock.

Establishment of Sub-Plans.  Our Board of Directors may, from time to time, establish one or more sub-plans under the 2018 Plan to satisfy applicable blue sky, securities, or tax laws of various jurisdictions. Our Board of Directors may establish such sub-plans by adopting supplements to the 2018 Plan setting forth limitations on the Committee's discretion and such additional terms and conditions not otherwise inconsistent with the 2018 Plan as our Board of Directors will deem necessary or desirable. All such supplements will be deemed part of the 2018 Plan, but each supplement will only apply to grantees within the affected jurisdiction.

Clawback.  Subject to applicable law, the Committee may provide in any grant instrument that if a grantee breaches any restrictive covenant agreement between the grantee and us, or otherwise engages in activities that constitute cause either while employed by, or providing services to, us or within a specified period of time thereafter, all grants held by the grantee will terminate, and we may rescind any exercise of an option or stock appreciation right and the vesting of any other grant and delivery of shares upon such exercise or vesting, as applicable on such terms as the Committee will determine, including the right to require that in the event of any rescission:

•	the grantee must return the shares received upon the exercise of any option or stock appreciation right or the vesting and payment of any other grants; or

•
if the grantee no longer owns the shares, the grantee must pay to us the amount of any gain realized or payment received as a result of any sale or other disposition of the shares (if the grantee transferred the shares by gift or without consideration, then the fair market value of the shares on the date of the breach of the restrictive covenant agreement or activity constituting cause), net of the price originally paid by the grantee for the shares.

The Committee may also provide for clawbacks pursuant to a clawback policy, which our Board of Directors has adopted and may amend from time to time. Payment by the grantee will be made in such manner and on such terms and conditions as may be required by the Committee. We will be entitled to set off against the amount of any such payment any amounts that we otherwise owe to the grantee.

Federal Income Tax Consequences

The following discussion summarizes certain federal income tax considerations of awards under the Plan. However, it does not purport to be complete and does not describe the state, local or foreign tax considerations or the consequences for any particular individual.

Stock Options. A grantee does not realize ordinary income on the grant of a stock option. Upon exercise of a non-qualified stock option, the grantee will realize ordinary income equal to the excess of the fair market value of the shares of common stock over the option exercise price. The cost basis of the shares acquired for capital gain treatment is their fair market value at the time of exercise. Upon exercise of an incentive stock option, the excess of the fair market value of the shares of common stock acquired over the option exercise price will be an item of tax preference to the grantee, which may be subject to an alternative minimum tax for the year of exercise. If no disposition of the shares is made within two years from the date of granting of the incentive stock option or within one year after the transfer of the shares to the grantee, the grantee does not realize taxable income as a result of exercising the incentive stock option; the tax basis of the shares received for capital gain treatment is the option exercise price; any gain or loss realized on the sale of the shares is long-term capital gain or loss. If the grantee disposes of the shares within the two-year or one-year periods referred to above, the grantee will realize ordinary income at that time in an amount equal to the excess of the fair market value of the shares at the time of exercise (or the net proceeds of disposition, if less) over the option exercise price. For capital gain treatment on such a disposition, the tax basis of the shares will be their fair market value at the time of exercise.

Stock Appreciation Rights. No ordinary income will be realized by a grantee in connection with the grant of a SAR. When the SAR is exercised, the grantee will realize ordinary income in an amount equal to the sum of the amount of any cash received and the fair market value of the shares of common stock or other property received upon the exercise.

Restricted Stock, Performance and Restricted Stock Unit Awards. The grantee will not realize ordinary income on the grant of a restricted stock award (or a performance award if the shares of common stock are issued on grant), but will realize ordinary income when the shares subject to the award become vested in an amount equal to the excess of (i) the fair market value of the shares on the vesting date over (ii) the purchase price, if any, paid for the shares. The grantee may, however, elect under Section 83(b) of the Code to include as ordinary income in the year the shares are granted an amount equal to the excess of (i) the fair market value of the shares on the date of issuance, over (ii) the purchase price, if any, paid for the shares. If the Section 83(b) election is made, the grantee will not realize any additional taxable income when the shares become vested.

The grantee will not realize ordinary income on the grant of a restricted stock unit award (or a performance award under which shares of common stock are not issued on grant), but will realize ordinary income when the shares subject to the award are issued to the grantee after they become vested. The amount of ordinary income will be equal to the excess of (i) the fair market value of the shares on the date they are issued over (ii) the purchase price, if any, paid for the award.

Upon disposition of shares of common stock acquired under a restricted stock award, performance award or restricted stock unit award, the grantee will realize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for the shares plus any amount realized as ordinary income upon grant (or vesting) of the shares.

Company Tax Deduction

Prior to 2018, Section 162(m) of the Internal Revenue Code imposed a $1 million limit on the amount a public company may deduct for compensation paid to a company’s chief executive officer or any of the company’s three other most highly compensated executive officers (other than the chief financial officer) who are employed as of the end of the year. This limitation did not apply to compensation that meets the tax code requirements for “qualified performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareholders, including stock options).

The performance-based compensation exemption and the exemption of the chief financial officer from Section 162(m)’s deduction limit have been repealed, among other changes, effective for taxable years beginning after December 31, 2017, such that awards paid to our covered executive officers (including our chief executive officer) in excess of $1 million will not be deductible in future years, unless it qualifies for transition relief applicable to certain arrangements that were in effect as of November 2, 2017 and are not materially modified thereafter.

As in prior years, while deductibility of executive compensation for federal income tax purposes is among the factors the Committee considers when structuring our executive compensation arrangements, it is not the sole or primary factor considered. We retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of the Company.

New Plan Benefits under the 2018 Plan

Future benefits under the 2018 Plan generally will be granted at the discretion of the Compensation Committee and are therefore not currently determinable.

The table below shows, as to each of the Company’s executive officers named in the Summary Compensation Table of this proxy statement and the various indicated individuals and groups, the awards granted between January 1, 2017 and December 31, 2017 under the 2012 Plan.  As of March 29, 2018, the closing price of the common stock as reported on NASDAQ was $15.77 per share.

Name	Title	Stock Awards (1)
Michael H. Braun	CEO & President	68,530
Ronald A. Jordan	CFO	10,000
Erick A. Fernandez	CAO	0
All current executive officers as a group (3 persons)		78,530
All current directors who are not executive officers as a group (6 persons)		16,445
All employees, including current officers who are not executive officers, as a group (40 persons)		8,190

(1)
Represents the number of shares subject to restricted stock awards granted in 2017 under the 2012 Plan. See the 2017 Grant of Plan Based Awards Table for details of the restricted stock awards granted to the Named Executive Officers.

Vote Required for Approval

The Company’s 2018 Omnibus Incentive Compensation Plan will be approved if the votes in favor of the proposal to approve the 2018 Plan exceed the votes against the proposal. Broker “non-votes” and abstentions will count as neither votes for or against this proposal.

The Board of Directors unanimously recommends a vote FOR approval of the 2018 Omnibus Incentive Compensation Plan.

PROPOSAL FOUR:  ADVISORY (NON-BINDING) VOTE
APPROVING EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) enables the Company’s shareholders to vote to approve, on an advisory, non-binding basis, the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement.

As we describe in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion contained in this proxy statement, we have designed our executive compensation programs to drive our long-term success and increase shareholder value. We use our executive compensation programs to provide compensation that will (i) attract and retain executive talent, (ii) encourage our executive officers to perform at their highest levels by directly linking a material portion of their total compensation with key Company financial and operational performance objectives, and (iii) directly align our executive compensation with shareholders’ interests through the grants of equity-based incentive awards.

Our Compensation Committee has overseen the development and implementation of our executive compensation programs using these core compensation principles as a guide. Our Compensation Committee also reviews, evaluates and updates our executive compensation programs as needed to ensure that we continue to provide competitive compensation that motivates our Named Executive Officers to perform at their highest levels while simultaneously increasing long-term shareholder value.

We believe our focus on sound, profitable growth, coupled with providing excellent service to agents and our insureds and controlling expenses, best serves the interests of our shareholders.  Please read the “Compensation Discussion and Analysis” beginning on page 21 for additional details about the Company’s executive compensation programs, including information about the fiscal year 2017 compensation of the Company’s Named Executive Officers.

This non-binding say-on-pay vote gives you, as a shareholder, the opportunity to express your approval or disapproval of the compensation of our Named Executive Officers disclosed in this proxy statement by voting for or against the following resolution (or by abstaining with respect to the resolution):

“RESOLVED, that the shareholders of Federated National Holding Company approve, on an advisory basis, the compensation of the executive officers named in this proxy statement as described under “Executive Compensation,” including the Compensation Discussion and Analysis and related tabular and narrative disclosure, contained in this proxy statement.”

Because your vote is advisory, it will not be binding on either the Board of Directors or the Company. Our Compensation Committee, however, will take into account the outcome of the shareholder vote on this proposal when considering future executive compensation decisions and arrangements.

The Board of Directors unanimously recommends that you vote FOR Proposal 4 to approve, on an advisory basis, the Company’s executive compensation.

REPORT OF THE AUDIT COMMITTEE

This report shall not be deemed incorporated by reference by a general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The preparation and completion of the Company’s consolidated financial statements and SEC reports requires efforts by three parties.  The Company’s management team is responsible for the Company’s internal controls and the financial reporting. The Company’s independent auditors are responsible for performing the independent audit of the Company’s consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and to issue its report on our financial statements. The Audit Committee of the Board, which is one of the Board’s standing committees, is responsible for monitoring and overseeing these processes.

Our Audit Committee currently consists of three non-employee directors, Jenifer G. Kimbrough, Richard W. Wilcox Jr. and Roberta N. Young, each of whom the Board has determined to be an independent director as defined in the Nasdaq Rules.  The Audit Committee operates under a written charter adopted by the Board, which is available at www.FedNat.com under the “Investors” tab and the link “Corporate Governance.”

At each of the Audit Committee’s regularly scheduled meetings during 2017, the Audit Committee met with the senior members of the Company’s financial reporting and accounting group and the independent auditors. The Audit Committee’s agenda is established by the chair in consultation with the Company’s Chief Financial Officer. The Audit Committee also met with the Company’s independent auditors in private sessions at certain of its meetings, and also separately with the Company’s head of internal audit, without other management representation, to discuss financial management, accounting and internal control issues. The Audit Committee has reviewed and discussed with management and the Company’s independent auditors the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, including a discussion of the acceptability and quality of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with GAAP. The Audit Committee discussed, with the independent auditors, matters required to be discussed by the Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, as adopted by the PCAOB in Rule 3200T.

The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Committee discussed with the independent auditors the firm’s independence and considered whether the non-audit services provided by the independent auditors are compatible with maintaining their independence.

Based on the Audit Committee’s discussions with management and the independent auditors, and the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

Respectfully Submitted
April 2, 2018

/s/ Jenifer G. Kimbrough, Chairman
/s/ Richard W. Wilcox Jr.
/s/ Roberta N. Young

PROPOSAL FIVE:  RATIFICATION OF SELECTION OF AUDITORS

The Audit Committee, which is responsible for the appointment, compensation and oversight of our independent auditors, has engaged Ernst & Young LLP (“E&Y”) as independent auditors to audit our consolidated financial statements for the year ending December 31, 2018. As a matter of good corporate governance, we are requesting that shareholders ratify the Audit Committee’s appointment of E&Y as independent auditors. If shareholders do not ratify the appointment of E&Y, the Audit Committee will reevaluate the appointment, but may retain such independent auditor.  Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. Representatives of E&Y will be present at the Annual Meeting and will have the opportunity to make a statement and be available to respond to appropriate questions by shareholders.

Audit and Non-Audit Fees

The following table shows fees that we paid (or accrued) for professional services rendered by E&Y for fiscal 2017 and 2016.

	Year Ended December 31,
	2017	2016
Audit Fees (1)	$1,129,000	$882,522
Audit-Related Fees (2)	121,553	22,055
Tax fees (3)	154,152	205,820
Total	$1,404,705	$1,110,397

(1)
Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits.

(2)
Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit fees.”

(3)
Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice, and tax planning.  These services include assistance regarding federal, state, and international tax compliance, acquisitions and international tax planning.

Our Audit Committee requires that management obtain the prior approval of the Audit Committee for all audit and permissible non-audited services to be provided by E&Y.  The Audit Committee considers and approves at each meeting, as needed, anticipated audit and permissible non-audit services to be provided by E&Y during the year and estimated fees.  The Audit Committee Chairman may approve permissible non-audit services with subsequent notification to the full Audit Committee.  All services rendered to us by E&Y in 2017 were pre-approved in accordance with these procedures.

The Company’s independent auditors for the 2017 fiscal year, E&Y, has advised the Company that neither it, nor any of its members, has any direct financial interest in the Company as a promoter, underwriter, voting trustee, director, officer or employee.  All professional services rendered by E&Y and GSK during the fiscal year ended December 31, 2017 were furnished at customary rates and were performed by full-time, permanent employees.

Vote Required and Recommendation

The selection of E&Y as our independent certified public accountants for the 2018 fiscal year will be ratified if the votes in favor of the proposal exceed the votes against the proposal. Abstentions will count as neither votes for or against this proposal.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the 2018 fiscal year.

SHAREHOLDER MATTERS

Shareholder Communications with the Board

Any shareholder may communicate by mail with the Board or individual directors by contacting the Company’s Corporate Secretary, Federated National Holding Company, 14050 N.W. 14 Street, Suite 180, Sunrise, Florida 33323 or via our website at www.FedNat.com.  The Board has instructed the Corporate Secretary to review this correspondence and determine, in his or her discretion, whether matters submitted are appropriate for Board consideration. The Corporate Secretary may also forward certain communications elsewhere in the Company for review and possible response.  In particular, communications such as customer or commercial inquiries or complaints, job inquiries, surveys and business solicitations or advertisements or patently offensive or otherwise inappropriate material will not be forwarded to the Board.

Shareholder Proposals for Inclusion in 2019 Proxy Statement

Pursuant to Rule 14a-8 of the SEC’s proxy rules, a shareholder intending to present a proposal to be included in the proxy statement for our 2019 Annual Meeting of Shareholders must deliver a proposal in writing to our principal executive offices no later than December 21, 2018 (or a reasonable time before we begin to print and mail the proxy materials for the 2019 annual meeting, if we change the date of the 2019 annual meeting more than 30 days from the date of this year’s Annual Meeting).  Proposals should be addressed to:  Corporate Secretary, Federated National Holding Company, 14050 N.W. 14 Street, Suite 180, Sunrise, Florida 33323.  Proposals of shareholders must also comply with the SEC’s rules regarding the inclusion of shareholder proposals in proxy materials, and we may omit any proposal from our proxy materials that does not comply with the SEC’s rules.

Other Shareholder Proposals for Presentation at 2019 Annual Meeting

Shareholder proposals intended to be presented at, but not included in the proxy materials for, our 2019 Annual Meeting of Shareholders, including director nominations for election to our Board, must be timely received by us in writing at our principal executive offices, addressed to the Corporate Secretary of the Company as indicated above.  Under the Company’s Bylaws, to be timely, a shareholder’s notice must be delivered to or mailed and received at the Company’s principal executive offices not less than 60 days, nor more than 90 days, prior to the meeting.  If we give less than 70 days’ notice or prior public disclosure of the meeting date, however, notice by a shareholder will be timely given if received by the Company not later than the close of business on the tenth day following either the date we publicly announce the date of our annual meeting or the date of mailing of the notice of the meeting, whichever occurs first.  A shareholder’s notice to the Corporate Secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting:

•	A brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting,

•	The name and record address of the shareholder proposing such business,

•	The class and number of shares beneficially owned by the shareholder, and

•	Any material interest of the shareholder in such business.

The SEC’s rules permit our management to vote proxies on a proposal presented by a shareholder as described above, in the discretion of the persons named as proxy, if:

•	We receive timely notice of the proposal and advise our shareholders in that year’s proxy materials of the nature of the matter and how management intends to vote on the matter; or

•	We do not receive timely notice of the proposal in compliance with our Bylaws.

OTHER BUSINESS

The Board knows of no other business to be brought before the Annual Meeting.  If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will, to the extent permitted by applicable law, vote proxies in their discretion as they may deem appropriate, unless they are directed by a proxy to do otherwise.

HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS

As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to shareholders residing at the same address and holding 1,000 shares or more, unless those shareholders have notified us of their desire to receive multiple copies of the proxy statement.

Shareholders residing at the same address who currently receive only one copy of the proxy statement and who would like to receive an additional copy of the proxy statement for this Annual Meeting or in the future may contact our Corporate Secretary by phone at (800) 293-2532 or by mail to our Corporate Secretary, 14050 N.W. 14 Street, Suite 180, Sunrise, Florida 33323.

By Order of the Board of Directors
REBECCA L. SANCHEZ, Corporate Secretary
Sunrise, Florida
April 20, 2018

ANNEX A

ARTICLES OF AMENDMENT
TO
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
FEDERATED NATIONAL HOLDING COMPANY
(Document No. S36299)

Pursuant to the provisions of Section 607.1006, Florida Statutes, FEDERATED NATIONAL HOLDING COMPANY, a Florida corporation (the “Company”), adopts the following Articles of Amendment to its Amended and Restated Articles of Incorporation:

FIRST:	Article I of the Company’s Amended and Restated Articles of Incorporation is hereby amended to read in its entirety as follows:

“ARTICLE I - NAME

The name of the Company is FEDNAT HOLDING COMPANY (hereinafter called the “Company”).”

SECOND:	Except as hereby expressly amended, the Amended and Restated Articles of Incorporation of the Company shall remain the same.

THIRD:
The foregoing amendment was approved by the shareholders of the Company on May 31, 2018.  The number of votes cast for the amendment was sufficient for approval.  There were no voting groups entitled to vote separately on the amendment.

IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be signed by a duly authorized officer of the Company on June ___, 2018.

By:
Name:
Title:

A-1

ANNEX B

FEDERATED NATIONAL HOLDING COMPANY

2018 OMNIBUS INCENTIVE COMPENSATION PLAN

Effective as of the Effective Date (as defined below), the Federated National Holding Company 2018 Omnibus Incentive Compensation Plan (the “Plan”) is hereby established as a successor to the Federated National Holding Company Amended and Restated 2012 Stock Incentive Plan (the “Prior Plan”).  No additional grants shall be made under the Prior Plan on and after the Effective Date.  Outstanding grants under the Prior Plan shall continue in effect according to their terms, and the shares with respect to outstanding grants under the Prior Plan shall be issued or transferred under the Prior Plan.

The purpose of the Plan is to provide employees of Federated National Holding Company (the “Company”) and its subsidiaries, certain consultants and advisors who perform services for the Company or its subsidiaries, and non-employee members of the Board of Directors of the Company with the opportunity to receive grants of incentive stock options, nonqualified stock options, stock appreciation rights, stock awards, stock units, other stock-based awards, and cash awards.

The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefitting the Company’s stockholders, and will align the economic interests of the participants with those of the stockholders.

   Section 1.             Definitions

The following terms shall have the meanings set forth below for purposes of the Plan:

(a)            “Board” shall mean the Board of Directors of the Company.

(b)            “Cash Award” shall mean a cash incentive payment awarded under the Plan as described under Section 11.

(c)            “Cause” shall have the meaning given to that term in any written employment agreement, offer letter or severance agreement between the Employer and the Grantee, or if no such agreement exists or if such term is not defined therein, and unless otherwise defined in the Grant Instrument, Cause shall mean a finding by the Committee of  (i) any failure by the Grantee to perform substantially the Grantee’s employment duties; (ii) any excessive unauthorized absenteeism by the Grantee; (iii) any refusal by the Grantee to obey the lawful orders of the Board or any other person or the Committee to whom the Grantee reports; (iv) any act or omission by the Grantee that is or may be injurious to the Company, monetarily or otherwise; (v) any act by the Grantee that is inconsistent with the best interests of the Company and its subsidiaries and affiliates; (vi) the Grantee’s material violation of any of the Company’s policies, including, without limitation, those policies relating to discrimination or sexual harassment; (vii) the Grantee’s unauthorized (a) removal from the premises of the Company or a subsidiary or an affiliate of any document (in any medium or form) relating to the Company or a subsidiary or an affiliate or the customers or clients of the Company or a subsidiary or an affiliate or (b) disclosure to any person or entity of any of the Company’s, or its subsidiaries or affiliates’ confidential or proprietary information; (viii) the Grantee’s commission of any felony, or any other crime involving moral turpitude; and (ix) the Grantee’s commission of any act involving dishonesty or fraud.

Any rights the Employer may have hereunder in respect of the events giving rise to cause shall be in addition to the rights the Employer may have under any other agreement with a Grantee or at law or in equity. Any determination of whether a Grantee’s employment is (or is deemed to have been) terminated for Cause shall be made by the Committee in its discretion, which determination shall be final, binding and conclusive on all parties. If, subsequent to a Grantee’s termination of employment without Cause, it is discovered that the Grantee’s employment could have been terminated for Cause, the Committee may deem such Grantee’s employment to have been terminated for Cause. A Grantee’s termination of employment for Cause shall be effective as of the date of the occurrence of the event giving rise to Cause, regardless of when the determination of Cause is made.

(d)           “CEO” shall mean the Chief Executive Officer of the Company.

(e)            Unless otherwise set forth in a Grant Instrument, a “Change in Control” shall be deemed to have occurred if:

(i)           Any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Exchange Act), other than entities which the Chairman of the Board directly or indirectly controls (as defined in Rule 12b-2 under the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors.

(ii)          The consummation of (A) a merger or consolidation of the Company with another corporation where, immediately after the merger or consolidation, the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, in substantially the same proportion as ownership immediately prior to the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors or (B) a sale or other disposition of all or substantially all of the assets of the Company to a person other than such a sale to a subsidiary of the Company which does not involve a change in the equity holdings of the Company or to an entity which the Chairman directly or indirectly controls.

(iii)         A change in the composition of the Board over a period of 12 consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections, or threatened election contests, for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) whose election by the Board or nomination for election by the Company’s stockholders was approved during such period by a vote of at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

(iv)         The approval by the stockholders of the Company of a plan of complete dissolution or liquidation of the Company.

Notwithstanding the foregoing, if a Grant constitutes deferred compensation subject to section 409A of the Code and the Grant provides for payment upon a Change in Control, then no Change in Control shall be deemed to have occurred upon an event described in items (i) – (iv) above unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under section 409A of the Code.

(f)            “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(g)           “Committee” shall mean the Compensation Committee of the Board or another committee appointed by the Board to administer the Plan.  The Committee shall also consist of directors who are “non-employee directors” as defined under Rule 16b-3 promulgated under the Exchange Act and “independent directors,” as determined in accordance with the independence standards established by the stock exchange on which the Common Stock is at the time primarily traded.

(h)           “Common Stock” shall mean common stock of the Company.

(i)            “Company” shall mean Federated National Holding Company, Inc. and shall include its successors.

(j)            “Disability” or “Disabled” shall mean, unless otherwise set forth in the Grant Instrument, a Grantee’s becoming disabled within the meaning of the Employer’s long-term disability plan applicable to the Grantee, or, if there is no such plan, a physical or mental condition that prevents the Grantee from performing the essential functions of the Grantee’s position (with or without reasonable accommodation) for a period of six consecutive months.

(k)           “Dividend Equivalent” shall mean an amount determined by multiplying the number of shares of Common Stock subject to a Stock Unit or Other Stock-Based Award by the per-share cash dividend paid by the Company on its outstanding Common Stock, or the per-share Fair Market Value of any dividend paid on its outstanding Common Stock in consideration other than cash.  If interest is credited on accumulated divided equivalents, the term “Dividend Equivalent” shall include the accrued interest.

(l)             “Effective Date” shall mean the May 31, 2018, provided stockholder approval of the Plan is received on such date.

(m)           “Employee” shall mean an employee of the Employer (including an officer or director who is also an employee), but excluding any person who is classified by the Employer as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court.  Any change of characterization of an individual by the Internal Revenue Service or any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of this Plan, unless the Committee determines otherwise.

(n)           “Employed by, or providing service to, the Employer” shall mean employment or service as an Employee, Key Advisor or member of the Board (so that, for purposes of exercising Options and SARs and satisfying conditions with respect to Stock Awards, Stock Units, Other Stock-Based Awards and Cash Awards, a Grantee shall not be considered to have terminated employment or service until the Grantee ceases to be an Employee, Key Advisor and member of the Board), unless the Committee determines otherwise.  If a Grantee’s relationship is with a subsidiary of the Company and that entity ceases to be a subsidiary of the Company, the Grantee will be deemed to cease employment or service when the entity ceases to be a subsidiary of the Company, unless the Grantee transfers employment or service to an Employer.

(o)           “Employer” shall mean the Company and its subsidiaries.

(p)           “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(q)           “Exercise Price” shall mean the per share price at which shares of Common Stock may be purchased under an Option, as designated by the Committee.

(r)            “Fair Market Value” shall mean:

(i)           If the Common Stock is publicly traded, the Fair Market Value per share shall be determined as follows: (A) if the principal trading market for the Common Stock is a national securities exchange, the closing sales price during regular trading hours on the relevant date or, if there were no trades on that date, the latest preceding date upon which a sale was reported, or (B) if the Common Stock is not principally traded on any such exchange, the last reported sale price of a share of Common Stock during regular trading hours on the relevant date, as reported by the OTC Bulletin Board.

(ii)          If the Common Stock is not publicly traded or, if publicly traded, is not subject to reported transactions as set forth above, the Fair Market Value per share shall be determined by the Committee through any reasonable valuation method authorized under the Code.

(iii)         If a Grant is made effective on the date that the registration statement for the initial public offering of the Common Stock is declared effective by the Securities and Exchange Commission and the Common Stock is priced for the initial public offering of such Common Stock, then the Fair Market Value per share shall be equal to the per share price of Common Stock offered to the public in such initial public offering.

(s)           “GAAP” shall mean United States Generally Accepted Accounting Principles.

(t)           “Grant” shall mean an Option, SAR, Stock Award, Stock Unit, Other Stock-Based Award or Cash Award granted under the Plan.

(u)           “Grantee” shall mean an Employee, Key Advisor or Non-Employee Director designated by the Committee to participate in the Plan.

(v)           “Grant Instrument” shall mean the written agreement that sets forth the terms and conditions of a Grant, including all amendments thereto.

(w)          “Incentive Stock Option” shall mean an Option that is intended to meet the requirements of an incentive stock option under section 422 of the Code.

(x)           “Key Advisor” shall mean a consultant or advisor of the Employer.

(y)           “Non-Employee Director” shall mean a member of the Board who is not an Employee.

(z)           “Nonqualified Stock Option” shall mean an Option that is not intended to be taxed as an incentive stock option under section 422 of the Code.

(aa)         “Option” shall mean an option to purchase shares of Common Stock, as described in Section 6.

(bb)         “Other Stock-Based Award” shall mean any Grant based on, measured by or payable in Common Stock (other than an Option, Stock Unit, Stock Award, or SAR), as described in Section 10.

(cc)         “Performance Goals” shall mean performance goals based on one or more of the following criteria: cash flow; free cash flow; earnings  (including gross margin, earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation, amortization and charges for stock-based compensation, earnings before interest, taxes, depreciation and amortization, adjusted earnings before interest, taxes, depreciation and amortization and net earnings); earnings per share; growth in earnings or earnings per share; book value growth; stock price; return on equity or average stockholder equity; total stockholder return or growth in total stockholder return either directly or in relation to a comparative group; return on capital; return on assets or net assets; revenue, growth in revenue or return on sales; sales; expense reduction or expense control; expense to revenue ratio; income, net income or adjusted net income; operating income, net operating income, adjusted operating income or net operating income after tax; operating profit or net operating profit; operating margin; gross profit margin; return on operating revenue or return on operating profit; regulatory filings; regulatory approvals, litigation and regulatory resolution goals; other operational, regulatory or departmental objectives; budget comparisons; growth in stockholder value relative to established indexes, or another peer group or peer group index; development and implementation of strategic plans and/or organizational restructuring goals; development and implementation of risk and crisis management programs; improvement in workforce diversity; compliance requirements and compliance relief; safety goals; productivity goals; workforce management and succession planning goals; economic value added (including typical adjustments consistently applied from generally accepted accounting principles required to determine economic value added performance measures); measures of  customer satisfaction, employee satisfaction or staff development; development or marketing collaborations, formations of joint ventures or partnerships or the completion of other similar transactions intended to enhance the Corporation’s revenue or profitability or enhance its customer base; merger and acquisitions; and other similar criteria consistent with the foregoing.  Performance goals applicable to a Grant shall be determined by the Committee, and may be established on an absolute or relative basis and may be established on a corporate-wide basis or with respect to one or more business units, divisions, subsidiaries or business segments.  Relative performance may be measured against a group of peer companies, a financial market index or other objective and quantifiable indices.

(dd)         “Plan” shall mean this Federated National Holding Company 2018 Omnibus Incentive Compensation Plan, as in effect from time to time.

(ee)         “Prior Plan” shall mean Federated National Holding Company Amended and Restated 2012 Stock Incentive Plan.

(ff)           “Restriction Period” shall have the meaning given that term in Section 7(a).

(gg)         “SAR” shall mean a stock appreciation right, as described in Section 9.

(hh)         “Stock Award” shall mean an award of Common Stock, as described in Section 7.

(ii)           “Stock Unit” shall mean an award of a phantom unit representing a share of Common Stock, as described in Section 8.

(jj)           “Substitute Awards” shall have the meaning given that term in Section 4(c).

   Section 2.            Administration

(a)           Committee.  The Plan shall be administered and interpreted by the Committee.  The Committee may delegate authority to one or more subcommittees, as it deems appropriate.  Subject to compliance with applicable law and the applicable stock exchange rules, the Board, in its discretion, may perform any action of the Committee hereunder. To the extent that the Board, the Committee, a subcommittee or the CEO, as described below, administers the Plan, references in the Plan to the “Committee” shall be deemed to refer to the Board, the Committee or such subcommittee or the CEO.

(b)           Delegation to CEO.  Subject to compliance with applicable law and applicable stock exchange requirements, the Committee may delegate all or part of its authority and power to the CEO, as it deems appropriate, with respect to Grants to Employees or Key Advisors who are not executive officers or directors under section 16 of the Exchange Act.

(c)            Committee Authority.  The Committee shall have the sole authority to (i) determine the individuals to whom Grants shall be made under the Plan, (ii) determine the type, size, terms and conditions of the Grants to be made to each such individual, (iii) determine the time when the Grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (v) amend the terms of any previously issued Grant, subject to the provisions of Section 18 below, and (vi) deal with any other matters arising under the Plan.

(d)           Committee Determinations.  The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion.  The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder.  All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

(e)           Indemnification.  No member of the Committee or the Board, and no employee of the Company shall be liable for any act or failure to act with respect to the Plan, except in circumstances involving his or her bad faith or willful misconduct, or for any act or failure to act hereunder by any other member of the Committee or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated.  The Company shall indemnify members of the Committee and the Board and any agent of the Committee or the Board who is an employee of the Company or a subsidiary against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such person’s bad faith or willful misconduct.

   Section 3.           Grants

(a)           General.  Grants under the Plan may consist of Options as described in Section 6, Stock Awards as described in Section 7, Stock Units as described in Section 8, SARs as described in Section 9, Other Stock-Based Awards as described in Section 10 and Cash Awards as described in Section 11.  All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in the Grant Instrument.  All Grants shall be made conditional upon the Grantee’s acknowledgement, in writing or by acceptance of the Grant, that all decisions and determinations of the Committee shall be final and binding on the Grantee, his or her beneficiaries and any other person having or claiming an interest under such Grant.  Grants under a particular Section of the Plan need not be uniform as among the Grantees.

(b)           Minimum Vesting.  No Grant or portion thereof shall vest over a period that is less than one year from the date of grant.  Subject to adjustments made in accordance with Section 4(e) below, up to five percent (5%) of the shares of Common Stock subject to the share reserve set forth in Section 4(a) as of the Effective Date may be granted without regard to the minimum vesting requirement.

  Section 4.            Shares Subject to the Plan

(a)           Shares Authorized.  Subject to adjustment as described below in Section 4(d), the maximum aggregate number of shares of Common Stock that may be issued or transferred under the Plan shall be 802,777 shares, which is equal to the sum of the following: (i) 800,000 shares of Common Stock, plus (ii) 2,777 shares, which is the number of shares of Common Stock reserved for issuance under the Prior Plan that remain available for grant under the Prior Plan as of the March 31, 2018.  In addition, and subject to adjustment as described below in Section 4(d), shares of Common Stock subject to outstanding grants under the Prior Plan that terminate, expire or are cancelled, forfeited, exchanged or surrendered without having been exercised, vested or paid in shares after the Effective Date shall be added to the share reserve under the Plan.  The number of shares set forth in clause (ii) above will be reduced by the number of shares subject to Grants made under the Prior Plan after March 31, 2018 and before the Effective Date.  The aggregate number of shares of Common Stock that may be issued or transferred under the Plan pursuant to Incentive Stock Options shall not exceed 802,777 shares of Common Stock.

(b)           Source of Shares; Share Counting.  Shares issued or transferred under the Plan may be authorized but unissued shares of Common Stock or reacquired shares of Common Stock, including shares purchased by the Company on the open market for purposes of the Plan.  If and to the extent Options or SARs granted under the Plan  terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised, or if any Stock Awards, Stock Units, or Other Stock-Based Awards are forfeited, terminated or otherwise not paid in full (including restricted stock  awards granted under the Prior Plan that are forfeited or terminated, or otherwise are not paid in full on or after the Effective Date), the shares subject to such Grants shall again be available for purposes of the Plan.  Shares surrendered in payment of the Exercise Price of an Option shall not be available for re-issuance under the Plan. Shares of Common Stock withheld or surrendered for payment of taxes with respect to Grants (including with respect to restricted stock grants made under the Prior Plan that are paid on or after the Effective Date) shall not be available for re-issuance under the Plan.  If SARs are granted, the full number of shares subject to the SARs shall be considered issued under the Plan, without regard to the number of shares issued upon exercise of the SARs.  To the extent any Grants are paid in cash, and not in shares of Common Stock, any shares previously subject to such Grants shall again be available for issuance or transfer under the Plan.  For the avoidance of doubt, if shares are repurchased by the Company on the open market with the proceeds of the Exercise Price of Options, such shares may not again be made available for issuance under the Plan

(c)           Substitute Awards.  Shares issued or transferred under Grants made pursuant to an assumption, substitution or exchange for previously granted awards of a company acquired by the Company in a transaction (“Substitute Awards”) shall not reduce the number of shares of Common Stock available under the Plan and available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Grants under the Plan and shall not reduce the Plan’s share reserve (subject to applicable stock exchange listing and Code requirements).

(d)           Individual Limits.  Subject to adjustment as described below in Section 4(e), the following Grant limitations shall apply:

(i)           For Options, SARs, Stock Awards, Stock Units and Other Stock-Based Awards (whether payable in Common Stock, cash or a combination of the two), the maximum number of shares of Common Stock for which such Grants may be made to any Employee or Key Advisor in any calendar year shall not exceed 200,000 shares of Common Stock in the aggregate.

(ii)          The maximum aggregate grant date value of shares of Common Stock subject to Grants granted to any Non-Employee Director during any calendar year, taken together with any cash fees earned by such Non-Employee Director for services rendered during the calendar year, shall not exceed $600,000 in total value. For purposes of this limit, the value of such Grants shall be calculated based on the grant date fair value of such Grants for financial reporting purposes.

(iii)         Notwithstanding the foregoing, the individual limits described in subsections (i) shall be increased to two times the otherwise applicable limits with respect to Grants that are made on or around the date of hire to a newly hired Employee.

(e)           Adjustments.  If there is any change in the number or kind of shares of Common Stock outstanding by reason of (i) a stock dividend, spinoff, recapitalization, stock split, reverse stock split or combination or exchange of shares, (ii) a merger, reorganization or consolidation, (iii) a reclassification or change in par value, or (iv) any other extraordinary or unusual event affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Common Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number and kind of shares of Common Stock available for issuance under the Plan, the maximum number and kind of shares of Common Stock for which any individual may receive Grants in any year, the kind and number of shares covered by outstanding Grants, the kind and number of shares issued and to be issued under the Plan, and the price per share or the applicable market value of such Grants shall be equitably adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Common Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated.  In addition, in the event of a Change in Control, the provisions of Section 13 of the Plan shall apply.  Any adjustments to outstanding Grants shall be consistent with section 409A or 424 of the Code, to the extent applicable.  Subject to Section 18(b) below, the adjustments of Grants under this Section 4(e) shall include adjustment of shares, Exercise Price of Stock Options, base amount of SARs, performance goals or other terms and conditions, as the Committee deems appropriate.  The Committee shall have the sole discretion and authority to determine what appropriate adjustments shall be made and any adjustments determined by the Committee shall be final, binding and conclusive.

   Section 5.           Eligibility for Participation

(a)           Eligible Persons.  All Employees and Non-Employee Directors shall be eligible to participate in the Plan.  Key Advisors shall be eligible to participate in the Plan if the Key Advisors render bona fide services to the Employer, the services are not in connection with the offer and sale of securities in a capital-raising transaction and the Key Advisors do not directly or indirectly promote or maintain a market for the Company’s securities.

(b)          Selection of Grantees.  The Committee shall select the Employees, Non-Employee Directors and Key Advisors to receive Grants and shall determine the number of shares of Common Stock subject to a particular Grant in such manner as the Committee determines.

   Section 6.          Options

The Committee may grant Options to an Employee, Non-Employee Director or Key Advisor upon such terms as the Committee deems appropriate.  The following provisions are applicable to Options:

(a)           Number of Shares.  The Committee shall determine the number of shares of Common Stock that will be subject to each Grant of Options to Employees, Non-Employee Directors and Key Advisors.

(b)           Type of Option and Exercise Price.

(i)           The Committee may grant Incentive Stock Options or Nonqualified Stock Options or any combination of the two, all in accordance with the terms and conditions set forth herein.  Incentive Stock Options may be granted only to employees of the Company or its parent or subsidiary corporations, as defined in section 424 of the Code.  Nonqualified Stock Options may be granted to Employees, Non‑Employee Directors and Key Advisors.

(ii)          The Exercise Price of Common Stock subject to an Option shall be determined by the Committee and shall be equal to or greater than the Fair Market Value of a share of Common Stock on the date the Option is granted.  However, an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary corporation of the Company, as defined in section 424 of the Code, unless the Exercise Price per share is not less than 110% of the Fair Market Value of a share of Common Stock on the date of grant.

(c)           Option Term.  The Committee shall determine the term of each Option.  The term of any Option shall not exceed ten years from the date of grant.  However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary corporation of the Company, as defined in section 424 of the Code, may not have a term that exceeds five years from the date of grant. Notwithstanding the foregoing, in the event that on the last business day of the term of an Option (other than an Incentive Stock Option), the exercise of the Option is prohibited by applicable law, including a prohibition on purchases or sales of Common Stock under the Company’s insider trading policy, the term of the Option shall be extended for a period of 30 days following the end of the legal prohibition, unless the Committee determines otherwise.

(d)           Exercisability of Options.  Options shall become exercisable in accordance with such terms and conditions, consistent with the Plan, as may be determined by the Committee and specified in the Grant Instrument.  The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.

(e)           Grants to Non-Exempt Employees.  Notwithstanding the foregoing, Options granted to persons who are non‑exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such Options may become exercisable, as determined by the Committee, upon the Grantee’s death, Disability or retirement, or upon a Change in Control or other circumstances permitted by applicable regulations).

(f)            Termination of Employment or Service.  Except as provided in the Grant Instrument, an Option may only be exercised while the Grantee is employed by, or providing services to, the Employer.  The Committee shall determine in the Grant Instrument under what circumstances and during what time periods a Grantee may exercise an Option after termination of employment or service.

(g)           Exercise of Options.  A Grantee may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company.  The Grantee shall pay the Exercise Price for an Option as specified by the Committee (i) in cash or by check, (ii) unless the Committee determines otherwise, by delivering shares of Common Stock owned by the Grantee and having a Fair Market Value on the date of exercise at least equal to the Exercise Price or by attestation (on a form prescribed by the Committee) to ownership of shares of Common Stock having a Fair Market Value on the date of exercise at least equal to the Exercise Price, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (iv) by such other method as the Committee may approve.  In addition, to the extent an Option is at the time exercisable for vested shares of Common Stock, all or any part of that vested portion may be surrendered to the Company for an appreciation distribution payable in shares of Common Stock with a Fair Market Value at the time of the Option surrender equal to the dollar amount by which the then Fair Market Value of the shares of Common Stock subject to the surrendered portion exceeds the aggregate Exercise Price payable for those shares (“net exercise”).  Shares of Common Stock used to exercise an Option shall have been held by the Grantee for the requisite period of time necessary to avoid adverse accounting consequences to the Company with respect to the Option.  Payment for the shares to be issued or transferred pursuant to the Option, and any required withholding taxes, must be received by the Company by the time specified by the Committee depending on the type of payment being made, but in all cases prior to the issuance or transfer of such shares.

(h)           Limits on Incentive Stock Options.  Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the Common Stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option.

   Section 7.           Stock Awards

The Committee may issue or transfer shares of Common Stock to an Employee, Non‑Employee Director or Key Advisor under a Stock Award, upon such terms as the Committee deems appropriate.  The following provisions are applicable to Stock Awards:

(a)           General Requirements.  Shares of Common Stock issued pursuant to Stock Awards may be issued for consideration or for no consideration, and subject to restrictions or no restrictions, as determined by the Committee.  The Committee may, but shall not be required to, establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including, without limitation, restrictions based upon the achievement of specific performance goals.  The period of time during which the Stock Awards will remain subject to restrictions will be designated in the Grant Instrument as the “Restriction Period.”

(b)           Number of Shares.  The Committee shall determine the number of shares of Common Stock to be issued or transferred pursuant to a Stock Award and the restrictions applicable to such shares.

(c)           Requirement of Employment or Service.  If the Grantee ceases to be employed by, or provide service to, the Employer during a period designated in the Grant Instrument as the Restriction Period, or if other specified conditions are not met, the Stock Award shall terminate as to all shares covered by the Grant as to which the restrictions have not lapsed, and those shares of Common Stock must be immediately returned to the Company.  The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d)           Restrictions on Transfer and Legend on Stock Certificate.  During the Restriction Period, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except under Section 16 below.  Unless otherwise determined by the Committee, the Company will retain possession of certificates for shares of Stock Awards until all restrictions on such shares have lapsed.  Each certificate for a Stock Award, unless held by the Company, shall contain a legend giving appropriate notice of the restrictions in the Grant.  The Grantee shall be entitled to have the legend removed from the stock certificate covering the shares subject to restrictions when all restrictions on such shares have lapsed.  The Committee may determine that the Company will not issue certificates for Stock Awards until all restrictions on such shares have lapsed.

(e)           Right to Vote and to Receive Dividends.  Unless the Committee determines otherwise, during the Restriction Period, the Grantee shall have the right to vote shares of Stock Awards and to receive any dividends or other distributions paid on such shares, subject to any restrictions deemed appropriate by the Committee, including, without limitation, the achievement of specific performance goals. Dividends with respect to Stock Awards that vest based on performance shall vest only if and to the extent that the underlying Stock Award vests, as determined by the Committee.

(f)            Lapse of Restrictions.  All restrictions imposed on Stock Awards shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions, if any, imposed by the Committee.  The Committee may determine, as to any or all Stock Awards, that the restrictions shall lapse without regard to any Restriction Period.

   Section 8.           Stock Units

The Committee may grant Stock Units, each of which shall represent one hypothetical share of Common Stock, to an Employee, Non-Employee Director or Key Advisor upon such terms and conditions as the Committee deems appropriate.  The following provisions are applicable to Stock Units:

(a)           Crediting of Units.  Each Stock Unit shall represent the right of the Grantee to receive a share of Common Stock or an amount of cash based on the value of a share of Common Stock, if and when specified conditions are met.  All Stock Units shall be credited to bookkeeping accounts established on the Company’s records for purposes of the Plan.

(b)           Terms of Stock Units.  The Committee may grant Stock Units that vest and are payable if specified performance goals or other conditions are met, or under other circumstances.  Stock Units may be paid at the end of a specified performance period or other period, or payment may be deferred to a date authorized by the Committee.  The Committee may accelerate vesting or payment, as to any or all Stock Units at any time for any reason, provided such acceleration complies with section 409A of the Code.  The Committee shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units.

(c)           Requirement of Employment or Service.  If the Grantee ceases to be employed by, or provide service to, the Employer prior to the vesting of Stock Units, or if other conditions established by the Committee are not met, the Grantee’s Stock Units shall be forfeited.  The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d)           Payment With Respect to Stock Units.  Payments with respect to Stock Units shall be made in cash, Common Stock or any combination of the foregoing, as the Committee shall determine.

   Section 9.           Stock Appreciation Rights

The Committee may grant SARs to an Employee, Non‑Employee Director or Key Advisor separately or in tandem with any Option.  The following provisions are applicable to SARs:

(a)           General Requirements.  The Committee may grant SARs to an Employee, Non‑Employee Director or Key Advisor separately or in tandem with any Option (for all or a portion of the applicable Option).  Tandem SARs may be granted either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the time of the grant of the Incentive Stock Option.  The Committee shall establish the base amount of the SAR at the time the SAR is granted.  The base amount of each SAR shall be equal to or greater than the Fair Market Value of a share of Common Stock as of the date of grant of the SAR. The term of any SAR shall not exceed ten years from the date of grant. Notwithstanding the foregoing, in the event that on the last business day of the term of a SAR, the exercise of the SAR is prohibited by applicable law, including a prohibition on purchases or sales of Common Stock under the Company’s insider trading policy, the term shall be extended for a period of 30 days following the end of the legal prohibition, unless the Committee determines otherwise.

(b)           Tandem SARs.  In the case of tandem SARs, the number of SARs granted to a Grantee that shall be exercisable during a specified period shall not exceed the number of shares of Common Stock that the Grantee may purchase upon the exercise of the related Option during such period.  Upon the exercise of an Option, the SARs relating to the Common Stock covered by such Option shall terminate.  Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of shares of Common Stock.

(c)           Exercisability.  An SAR shall be exercisable during the period specified by the Committee in the Grant Instrument and shall be subject to such vesting and other restrictions as may be specified in the Grant Instrument.  The Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason.    SARs may only be exercised while the Grantee is employed by, or providing service to, the Employer or during the applicable period after termination of employment or service as specified by the Committee.  A tandem SAR shall be exercisable only during the period when the Option to which it is related is also exercisable.

(d)           Grants to Non‑Exempt Employees.  Notwithstanding the foregoing, SARs granted to persons who are non‑exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such SARs may become exercisable, as determined by the Committee, upon the Grantee’s death, Disability or retirement, or upon a Change in Control or other circumstances permitted by applicable regulations).

(e)           Value of SARs.  When a Grantee exercises SARs, the Grantee shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised.  The stock appreciation for an SAR is the amount by which the Fair Market Value of the underlying Common Stock on the date of exercise of the SAR exceeds the base amount of the SAR as described in subsection (a).

(f)           Form of Payment.  The appreciation in an SAR shall be paid in shares of Common Stock, cash or any combination of the foregoing, as the Committee shall determine.  For purposes of calculating the number of shares of Common Stock to be received, shares of Common Stock shall be valued at their Fair Market Value on the date of exercise of the SAR.

 Section 10.           Other Stock-Based Awards

The Committee may grant Other Stock-Based Awards, which are awards (other than those described in Sections 6, 7, 8 and 9 of the Plan) that are based on or measured by Common Stock, to any Employee, Non-Employee Director or Key Advisor, on such terms and conditions as the Committee shall determine.  Other Stock-Based Awards may be awarded subject to the achievement of performance goals or other conditions and may be payable in cash, Common Stock or any combination of the foregoing, as the Committee shall determine.

 Section 11.           Cash Awards

The Committee may grant Cash Awards to Employees who are executive officers and other key employees of the Company.  The Committee shall determine the terms and conditions applicable to Cash Awards, including the criteria for the vesting and payment of Cash Awards, which criteria may be based on attainment of specified performance goals or other conditions.  Cash Awards shall be based on such measures as the Committee deems appropriate and need not relate to the value of shares of Common Stock.

 Section 12.           Dividend Equivalents

The Committee may grant Dividend Equivalents in connection with Stock Units or Other Stock-Based Awards.  Dividend Equivalents may be paid currently or accrued as contingent cash obligations and may be payable in cash or shares of Common Stock, and upon such terms and conditions as the Committee shall determine.  Dividend Equivalents with respect to Stock Units or Other Stock-Based Awards that vest based on performance shall vest and be paid only if and to the extent the underlying Stock Units or Other Stock-Based Awards vest and are paid, as determined by the Committee.

 Section 13.           Consequences of a Change in Control

(a)           Assumption of Outstanding Grants.  Upon a Change in Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Grants that are not exercised or paid at the time of the Change in Control shall be assumed by, or replaced with grants that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation).  After a Change in Control, references to the “Company” as they relate to employment matters shall include the successor employer in the transaction, subject to applicable law.

(b)           Vesting Upon Certain Terminations of Employment.  Unless the Grant Instrument provides otherwise, if a Grantee’s employment is terminated by the Employer without Cause upon or within 12 months following a Change in Control, the Grantee’s outstanding Grants shall become fully vested as of the date of such termination; provided that if the vesting of any such Grants is based, in whole or in part, on performance, the applicable Grant Instrument shall specify how the portion of the Grant that becomes vested pursuant to this Section 13(b) shall be calculated.

(c)           Other Alternatives.  In the event of a Change in Control, if any outstanding Grants are not assumed by, or replaced with grants that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation), the Committee may take any of the following actions with respect to any or all outstanding Grants, without the consent of any Grantee:(i) the Committee may determine that outstanding Stock Options and SARs shall automatically accelerate and become fully exercisable and the restrictions and conditions on outstanding Stock Awards, Stock Units, Cash Awards and Dividend Equivalents shall immediately lapse;  (ii) the Committee may determine that Grantees shall receive a payment in settlement of outstanding Stock Units, Cash Awards or Dividend Equivalents, in such amount and form as may be determined by the Committee; (ii) the Committee may require that Grantees surrender their outstanding Stock Options and SARs in exchange for a payment by the Company, in cash or Common Stock as determined by the Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the shares of Common Stock subject to the Grantee’s unexercised Stock Options and SARs exceeds the Stock Option Exercise Price or SAR base amount, and (iii) after giving Grantees an opportunity to exercise all of their outstanding Stock Options and SARs, the Committee may terminate any or all unexercised Stock Options and SARs at such time as the Committee deems appropriate.  Such surrender, termination or payment shall take place as of the date of the Change in Control or such other date as the Committee may specify.  Without limiting the foregoing, if the per share Fair Market Value of the Common Stock does not exceed the per share Stock Option Exercise Price or SAR base amount, as applicable, the Company shall not be required to make any payment to the Grantee upon surrender of the Stock Option or SAR.

 Section 14.           Deferrals

The Committee may permit or require a Grantee to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to such Grantee in connection with any Grant.  If any such deferral election is permitted or required, the Committee shall establish rules and procedures for such deferrals and may provide for interest or other earnings to be paid on such deferrals.  The rules and procedures for any such deferrals shall be consistent with applicable requirements of section 409A of the Code.

 Section 15.          Withholding of Taxes

(a)           Required Withholding.  All Grants under the Plan shall be subject to applicable United States federal (including FICA), state and local, foreign country or other tax withholding requirements.  The Employer may require that the Grantee or other person receiving Grants or exercising Grants pay to the Employer an amount sufficient to satisfy such tax withholding requirements with respect to such Grants, or the Employer may deduct from other wages and compensation paid by the Employer the amount of any withholding taxes due with respect to such Grants.

(b)           Share Withholding.  The Committee may permit or require the Employer’s tax withholding obligation with respect to Grants paid in Common Stock to be satisfied by having shares withheld up to an amount that does not exceed the Grantee’s applicable withholding tax rate for United States federal (including FICA), state and local tax liabilities.  The Committee may, in its discretion, and subject to such rules as the Committee may adopt, allow Grantees to elect to have such share withholding applied to all or a portion of the tax withholding obligation arising in connection with any particular Grant. Unless the Committee determines otherwise, share withholding for taxes shall not exceed the Grantee’s minimum applicable tax withholding amount.

 Section 16.           Transferability of Grants

(a)            Nontransferability of Grants.  Except as described in subsection (b) below, only the Grantee may exercise rights under a Grant during the Grantee’s lifetime.  A Grantee may not transfer those rights except (i) by will or by the laws of descent and distribution or (ii) with respect to Grants other than Incentive Stock Options, pursuant to a domestic relations order.  When a Grantee dies, the personal representative or other person entitled to succeed to the rights of the Grantee may exercise such rights.  Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee’s will or under the applicable laws of descent and distribution.

(b)          Transfer of Nonqualified Stock Options.  Notwithstanding the foregoing, the Committee may provide, in a Grant Instrument, that a Grantee may transfer Nonqualified Stock Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with the applicable securities laws, according to such terms as the Committee may determine; provided that the Grantee receives no consideration for the transfer of an Option and the transferred Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer.

 Section 17.           Requirements for Issuance or Transfer of Shares

No Common Stock shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance or transfer of such Common Stock have been complied with to the satisfaction of the Committee.  The Committee shall have the right to condition any Grant on the Grantee’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of the shares of Common Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions.  Certificates representing shares of Common Stock issued or transferred under the Plan may be subject to such stop-transfer orders and other restrictions as the Committee deems appropriate to comply with applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

 Section 18.           Amendment and Termination of the Plan

(a)           Amendment.  The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without stockholder approval if such approval is required in order to comply with the Code or other applicable law, or to comply with applicable stock exchange requirements.

(b)          No Repricing of Options or SARs.  Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, Common Stock, other securities or property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Common Stock or other securities, or similar transactions), the Company may not, without obtaining stockholder approval, (i) amend the terms of outstanding Stock Options or SARs to reduce the Exercise Price of such outstanding Stock Options or base price of such SARs, (ii) cancel outstanding Stock Options or SARs in exchange for Stock Options or SARs with an Exercise Price or base price, as applicable, that is less than the Exercise Price or base price of the original Stock Options or SARs or (iii) cancel outstanding Stock Options or SARs with an Exercise Price or base price, as applicable, above the current stock price in exchange for cash or other securities.

(c)           Termination of Plan.  The Plan shall terminate on the day immediately preceding the tenth anniversary of its Effective Date, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders.

(d)           Termination and Amendment of Outstanding Grants.  A termination or amendment of the Plan that occurs after a Grant is made shall not materially impair the rights of a Grantee unless the Grantee consents or unless the Committee acts under Section 19(f) below.  The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant.  Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 19(f) below or may be amended by agreement of the Company and the Grantee consistent with the Plan, provided that the Grantee’s consent is not required if any termination or amendment to the Grantee’s outstanding Grant does materially impair the rights or materially increase the obligations of the Grantee.

 Section 19.           Miscellaneous

(a)           Grants in Connection with Corporate Transactions and Otherwise.  Nothing contained in the Plan shall be construed to (i) limit the right of the Committee to make Grants under the Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees, or (ii) limit the right of the Company to grant stock options or make other awards outside of the Plan.  The Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company, in substitution for a stock option or stock awards grant made by such corporation.  Notwithstanding anything in the Plan to the contrary, the Committee may establish such terms and conditions of the new Grants as it deems appropriate, including setting the Exercise Price of Options or the base price of SARs at a price necessary to retain for the Grantee the same economic value as the prior options or rights.

(b)           Governing Document.  The Plan shall be the controlling document.  No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner.  The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

(c)           Funding of the Plan.  The Plan shall be unfunded.  The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under the Plan.

(d)           Rights of Grantees.  Nothing in the Plan shall entitle any Employee, Non‑Employee Director, Key Advisor or other person to any claim or right to receive a Grant under the Plan.  Neither the Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Employer or any other employment rights.

(e)           No Fractional Shares.  No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Grant.  Except as otherwise provided under the Plan, the Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(f)            Compliance with Law.

(i)           The Plan, the exercise of Options and SARs and the obligations of the Company to issue or transfer shares of Common Stock under Grants shall be subject to all applicable laws and regulations, and to approvals by any governmental or regulatory agency as may be required.  With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act.  In addition, it is the intent of the Company that Incentive Stock Options comply with the applicable provisions of section 422 of the Code, and that, to the extent applicable, Grants comply with the requirements of section 409A of the Code.  To the extent that any legal requirement of section 16 of the Exchange Act or section 422, or 409A of the Code as set forth in the Plan ceases to be required under section 16 of the Exchange Act or section 422 or 409A of the Code, that Plan provision shall cease to apply.  The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation.  The Committee may also adopt rules regarding the withholding of taxes on payments to Grantees.  The Committee may, in its sole discretion, agree to limit its authority under this Section.

(ii)          The Plan is intended to comply with the requirements of section 409A of the Code, to the extent applicable.  Each Grant shall be construed and administered such that the Grant either (A) qualifies for an exemption from the requirements of section 409A of the Code or (B) satisfies the requirements of section 409A of the Code.  If a Grant is subject to section 409A of the Code, (I) distributions shall only be made in a manner and upon an event permitted under section 409A of the Code, (II) payments to be made upon a termination of employment or service shall only be made upon a “separation from service” under section 409A of the Code, (III) unless the Grant specifies otherwise, each installment payment shall be treated as a separate payment for purposes of section 409A of the Code, and (IV) in no event shall a Grantee, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with section 409A of the Code.

(iii)         Any Grant that is subject to section 409A of the Code and that is to be distributed to a Key Employee (as defined below) upon separation from service shall be administered so that any distribution with respect to such Grant shall be postponed for six months following the date of the Grantee’s separation from service, if required by section 409A of the Code.  If a distribution is delayed pursuant to section 409A of the Code, the distribution shall be paid within 15 days after the end of the six-month period.  If the Grantee dies during such six-month period, any postponed amounts shall be paid within 90 days of the Grantee’s death.  The determination of Key Employees, including the number and identity of persons considered Key Employees and the identification date, shall be made by the Committee or its delegate each year in accordance with section 416(i) of the Code and the “specified employee” requirements of section 409A of the Code.

(iv)         Notwithstanding anything in the Plan or any Grant agreement to the contrary, each Grantee shall be solely responsible for the tax consequences of Grants under the Plan, and in no event shall the Company or any subsidiary or affiliate of the Company have any responsibility or liability if a Grant does not meet any applicable requirements of section 409A of the Code.  Although the Company intends to administer the Plan to prevent taxation under section 409A of the Code, the Company does not represent or warrant that the Plan or any Grant complies with any provision of federal, state, local or other tax law.

(g)           Establishment of Subplans.  The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions.  The Board shall establish such sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Committee’s discretion under the Plan as the Board deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable.  All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Grantees within the affected jurisdiction and the Employer shall not be required to provide copies of any supplement to Grantees in any jurisdiction that is not affected.

(h)           Clawback Rights.  Subject to the requirements of applicable law, the Committee may provide in any Grant Instrument that, if a Grantee breaches any restrictive covenant agreement between the Grantee and the Employer (which may be set forth in any Grant Instrument) or otherwise engages in activities that constitute Cause either while employed by, or providing service to, the Employer or within a specified period of time thereafter, all Grants held by the Grantee shall terminate, and the Company may rescind any exercise of an Option or SAR and the vesting of any other Grant and delivery of shares upon such exercise or vesting (including pursuant to dividends and Dividend Equivalents), as applicable on such terms as the Committee shall determine, including the right to require that in the event of any such rescission, (i) the Grantee shall return to the Company the shares received upon the exercise of any Option or SAR and/or the vesting and payment of any other Grant (including pursuant to dividends and Dividend Equivalents) or, (ii) if the Grantee no longer owns the shares, the Grantee shall pay to the Company the amount of any gain realized or payment received as a result of any sale or other disposition of the shares  (or, in the event the Grantee transfers the shares by gift or otherwise without consideration, the Fair Market Value of the shares on the date of the breach of the restrictive covenant agreement (including a Grantee’s Grant Instrument containing restrictive covenants) or activity constituting Cause), net of the price originally paid by the Grantee for the shares.  Payment by the Grantee shall be made in such manner and on such terms and conditions as may be required by the Committee.  The Employer shall be entitled to set off against the amount of any such payment any amounts otherwise owed to the Grantee by the Employer.  In addition, all Grants under the Plan shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Board from time to time.

(i)            Governing Law.  The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of Florida, without giving effect to the conflict of laws provisions thereof.

REVOCABLE PROXY
FEDERATED NATIONAL HOLDING COMPANY
ANNUAL MEETING OF SHAREHOLDERS – MAY 31, 2018

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael H. Braun and Bruce F. Simberg, acting individually, as Proxy(ies), each with full power to appoint a substitute, to represent and to vote, with all the powers the undersigned would have if personally present, all the shares of common stock, $.01 par value per share (the “Common Stock”), of Federated National Holding Company (the "Company") held of record by the undersigned on April 2, 2018 at the Annual Meeting of Shareholders to be held on May 31, 2018 or any adjournments or postponements thereof.

Proposal 1.	TO ELECT THREE CLASS II DIRECTORS TO SERVE UNTIL OUR ANNUAL MEETING IN 2021 AND ONE CLASS III DIRECTOR TO SERVE UNTIL OUR ANNUAL MEETING IN 2020

Bruce F. Simberg

☐ For	☐ Against	☐ Abstain

Richard W. Wilcox Jr.

☐ For	☐ Against	☐ Abstain

William G. Stewart

☐ For	☐ Against	☐ Abstain

Roberta N. Young

☐ For	☐ Against	☐ Abstain

Proposal 2.	TO CONSIDER AND VOTE UPON A PROPOSAL TO CHANGE THE COMPANY'S NAME TO FEDNAT HOLDING COMPANY BY APPROVAL OF AN AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED ARTICLES OF INCORPORATION

☐ For	☐ Against	☐ Abstain

Proposal 3.	TO CONSIDER AND VOTE UPON A PROPOSAL TO APPROVE THE 2018 OMNIBUS INCENTIVE COMPENSATION PLAN

☐ For	☐ Against	☐ Abstain

Proposal 4.	ADVISORY VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION

☐ For	☐ Against	☐ Abstain

Proposal 5.	TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2018 FISCAL YEAR

☐ For	☐ Against	☐ Abstain

Note:  To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the proxy will be voted FOR the nominees in Proposal 1 and FOR Proposals 2, 3, 4 and 5.  In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

	Dated:	, 2018

(Signature)	(Signature)

PLEASE SIGN HERE

Please date this proxy and sign your name exactly as it appears hereon.

Where there is more than one owner, each should sign. When signing as an agent, attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer who should indicate his office.

PLEASE DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED ENVELOPE.
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